UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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TAUBMAN CENTERS, INC.
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 30, 2019

To the Shareholders of Taubman Centers, Inc.:
The 2019 Annual Meeting of Shareholders of Taubman Centers, Inc. (TCO) will be held on May 30, 2019 at The Townsend Hotel, 100 Townsend Street, Birmingham, Michigan 48009, at 11:00 a.m., Eastern time, for the following purposes:

1.
To vote on the election of six director nominees to TCO's Board of Directors named in the accompanying proxy statement, each to serve until the 2020 annual meeting of shareholders and until his or her successor has been duly elected and qualified;

2.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2019;

3.	To approve (on an advisory basis) the compensation of our named executive officers; and

4.	To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.
The Board of Directors has fixed the close of business on April 30, 2019 as the record date for determining the shareholders entitled to notice of, and to vote at, the annual meeting or any adjournment or postponement of the annual meeting.
We have enclosed the annual report, proxy statement (together with the notice of annual meeting), and proxy card or voting instruction form. For specific instructions on how to vote your shares, please refer to the instructions on the proxy card or voting instruction form to vote by Internet, telephone or by mail.
By Order of the Board of Directors
Robert S. Taubman,
Chairman of the Board, President and Chief Executive Officer
Bloomfield Hills, Michigan
April 30, 2019

YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the annual meeting, we urge you to vote promptly to save us the expense of additional solicitation. If you attend the annual meeting, you may revoke your proxy in accordance with the procedures set forth in the proxy statement and vote in person.
If you have questions about the matters described in this Proxy Statement, how to submit your proxy or if you need additional copies of this Proxy Statement, the enclosed proxy card or voting instructions, you should contact Innisfree M&A Incorporated, the Company’s proxy solicitor, toll-free at (888) 750-5834 (banks and brokers may call toll-free at (888) 750-5833).

PROXY SUMMARY

This proxy summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider and therefore you should read the entire proxy statement before voting. For more complete information regarding the Company's 2018 performance, review the Company's annual report on Form 10-K for the year ended December 31, 2018.

2018 Year in Review

Over the past several years, retail and – in turn – retail real estate, have undergone rapid evolution. The impact of e-commerce on retail has been steadily increasing. There have been secular changes in shopper behavior affecting how and where consumers shop and what they shop for. Technology has intervened in the direct relationship between shoppers and brick-and-mortar retail by enabling them to research, compare, and purchase products online easily, challenging our unique position as the main shopping portal within a trade area.

As everyone knows, the retail environment was extremely challenged in 2016 and 2017. Marked by unprecedented levels of store closures and retailer bankruptcies, the retail sector faced significant headwinds. 2018 brought some stabilization to portions of retail, including comparatively strong sales in shopping centers such as ours. The narrative has certainly shifted, as digitally native retail tenants are migrating to high quality brick-and-mortar real estate and forming a new tenant pool. The recovery has not been broad based, and most of brick-and-mortar retail continues to struggle as mature mall tenants and department store anchors rationalize square footage while being very selective in opening new stores.

We are navigating the rapidly changing retail environment from a position of strength. Successful retailers understand that a combination of both physical and digital channels is necessary to meet their customer's needs. Our centers are strategically located in high-quality markets and are in the top tier of their respective trade areas. They continue to generate billions of dollars of business, and they remain critical locations for retail brands and important destinations for shoppers.

In 2018, our assets performed extremely well, setting new records for sales productivity and average rents. Mall tenant sales per square foot in our U.S. comparable centers was $875, up 8.2 percent compared to 2017. Average rent per square foot was $57.51, up 3.9 percent. As a result, we delivered strong financial results, including:

- Adjusted Funds from Operations (Adjusted FFO) of $3.83 per diluted common share, up 3.5 percent compared to 2017;
- Comparable Center net operating income (NOI) of $741 million, up 3.8 percent compared to 2017;
- Total portfolio NOI of $816 million, up 5.4 percent compared to 2017; and
- Declared dividends per common share of $2.62, up 4.8 percent compared to 2017.

Other operational highlights – during 2018, we:

- Announced Nordstrom will be opening a new store at Country Club Plaza;
- Celebrated Beverly Center's Grand Reveal, following the successful reimagination of the iconic shopping center;
- Entered into a redevelopment agreement for Taubman Prestige Outlets Chesterfield; and
- Completed over $1 billion of financings.

Westfarms, West Hartford, Connecticut

( i)

Taubman's Governance Evolution

As retail evolves, we must adapt and evolve along with it, both in terms of our strategy and our oversight. In recent years, we have implemented significant governance enhancements as part of a transformation of the Board. Through this multi-year refreshment process, the Board has aligned the skillsets reflected in the boardroom with our evolving needs.

In 2016, we created a new Lead Independent Director position with robust and expanded responsibilities to enhance the oversight of the business and board culture. We also formalized Board oversight of shareholder engagement in the charter of the Nominating and Corporate Governance Committee and memorialized our commitment to seeking a diversity of viewpoints on the Board. In 2017, we further committed to continued board refreshment and declassifying the Board to transition to annual elections for directors. Five new directors have joined the Board in 2018 and 2019 alongside strong business actions and financial initiatives, and the Board will be fully declassified by the 2020 annual meeting.

Early in 2019, the Board appointed Jan Fields and Nancy Killefer to the Board, both of whom bring significant public company board, retail, operating and consumer experience and leadership. With the election of seasoned consumer-facing technology investor Michelle J. Goldberg to the Taubman Board, a majority of the Board would consist of female independent directors, and seven of the Board's nine directors would be newly elected since 2016, reflecting expanded skillsets, experience and perspectives, as well as a significant reduction in the average age and tenure of directors. Additionally, over the past three years we have refreshed 83% of the positions on each of the Audit, Compensation and Nominating and Corporate Governance Committees of our Board, including electing a new chair of each of these committees. This refreshment ensures that our Board leverages the diverse skillsets of our independent directors across multiple leadership functions. These committees, which are composed entirely of independent directors, are a key component of the Board's robust and independent leadership structure.

The slate of directors presented by our Board of Directors on the recommendation of its Nominating and Corporate Governance reflects our comprehensive Board refreshment process, which benefited from substantial investor input and has been supported by the nationally recognized search firm of Heidrick & Struggles. We have undergone an exhaustive process to identify the best possible candidates who not only possess the desired skill-sets but who also will bring valuable insights and perspectives to the Board and contribute effectively and positively to board deliberations and decision-making.

The Board and management team remain committed to strong and effective corporate governance, as well as engaging in thoughtful, transparent and open dialogues with our shareholders.

Taubman's Strategic Evolution

Recognition of the changing retail environment has led our Board and management to make several strategic decisions over the past several years.

- With an impending divergence between A-malls and all others, in 2014 we sold seven of our lowest productivity assets, which represented nearly one-third of our portfolio.
- The maturity and over-supply of the U.S. retail real estate market, also prompted our entrance into Asia as a way to both improve our investment opportunities and extend our expertise to strong growth markets. Our first of two shopping centers in China opened in April 2016, the first in South Korea opened in September 2016, and in July 2018, we announced Taubman Asia's fourth investment and second joint venture in South Korea.
- In addition, since 2013, we have commenced significant redevelopment and/or expansion projects at ten shopping centers. Reinvesting in the physical building and the merchandising of our assets enhances the overall customer experience at our shopping centers, leading to further market share gains and solidification of the centers' dominant position within its market.

( ii)

Following a Board-level strategic portfolio review that began in Fall 2017, in February 2019, we announced a groundbreaking transaction in Asia. We announced agreements to sell 50 percent of Taubman Asia's interests in three Asia-based shopping centers to funds managed by The Blackstone Group L.P., a best-in-class real estate partner. The transactions validate our strategy and value creation in Asia and will increase liquidity and strengthen our balance sheet. In addition, the transactions reflect strong capital allocation and were applauded by the investor and analyst community. We were advised by a highly reputable investment bank, and the sales were widely marketed.

In April 2019, we announced the acquisition of an interest in The Gardens Mall in Palm Beach Gardens, Fla. The Gardens, which produces sales per square foot above our U.S. portfolio average, is the premier asset in its market and is among the top five to ten percent of all U.S. malls. The transaction is consistent with our strategy of owning high-quality, dominant assets in the best markets. Owning the best assets has always been an integral part of our strategy, but now more than ever, as retailers rationalize store counts and square footage and malls consolidate, we believe high-quality portfolios will become even more valuable, solidifying their position within their markets, and ultimately leading to greater market share over time.

These decisions are part of an overall strategy to best position us to thrive in the evolving retail landscape.

Taubman's Compensation Evolution

The retail headwinds of 2017 presented unique challenges, prompting management to proactively take actions to deliver on its earnings targets and best position us for the long term. Some of these actions included executive pay decisions. In early 2017 the Board approved a compensation structure for certain members of senior management that was largely performance based. It included the voluntary forfeiture of the remaining salary for the year and their 2017 equity grants for both our Chief Executive Officer, Mr. Robert Taubman, and Chief Operating Officer, Mr. William Taubman. In light of the Taubmans' significant equity holdings in TCO, the Board approved the forfeiture, as the Taubman's are focused, along with the Board, on the long-term health of the business and advancing long-term value creation for all shareholders.

For 2018, Messrs. R. Taubman and W. Taubman again volunteered, with the approval of the Compensation Committee, to forfeit all of their annual equity awards and to put their base salary and individual cash bonuses at risk of forfeiture. These actions were supported by the Committee and the Board again given the collective focus on the long-term health of the business and advancing long-term value creation for shareholders. With strong 2018 results that exceeded the tiered Funds from Operations per share thresholds established by the Committee, Messrs. R. Taubman and W. Taubman's bonus awards were paid above target, consistent with the treatment of other members of the executive team.

( iii)

BUSINESS HIGHLIGHTS

Although the retail environment was challenging in 2018, we set new records for sales productivity and average rent per square foot, and saw growth in nearly all of our key metrics, in large part due to positive contributions from our newest centers. Highlights from our 2018 financial performance included:

International Market Place Waikiki, Honolulu, Hawaii

ADJUSTED FUNDS FROM OPERATIONS PER SHARE

Our adjusted funds from operations per share grew to $3.83 a share in 2018, up 3.5%, behind increased rents and recoveries, greater lease cancellation income, and lower general and administrative expenses.

See Form 10-K (Management's Discussion and Analysis of Financial Condition and Results of Operations--Reconciliation of Net Income Attributable to Taubman Centers Inc.'s Common Shareholders to Funds from Operations and Adjusted Funds from Operations) regarding reconciliations to the most comparable GAAP measures and related disclosures.

2017
$3.70
2018
$3.83
+3.5%

DIVIDENDS PER COMMON SHARE

Since we went public in 1992 we have never reduced our regular common dividend and have increased our dividend 22 times since 1996. During 2018, we returned more than $159 million to our shareholders in the form of common dividends.

See Form 10-K (Selected Financial Data, Consolidated Statement of Cash Flows).

2017
$2.50
2018
$2.62
+4.8%

COMPARABLE CENTER NET OPERATING INCOME*

Favorable net recoveries and other income drove an increase in comparable center net operating income.

**Note amounts exclude lease cancellation income*

See Form 10-K (Management's Discussion and Analysis of Financial Condition and Results of Operations--Reconciliation of Net Income to Net Operating Income) regarding reconciliations to the most comparable GAAP measures and related disclosures.

2017
$713M
2018
$741M
+3.8%

AVERAGE RENT PER SQUARE FOOT

The best retail assets continue to grow as retailers are very selective in their real estate decisions. Average rent per square foot grew nearly 4% in 2018.

See Form 10-K (Selected Financial Data).

2017
$55.36
2018
$57.51
+3.9%

COMPARABLE CENTER TENANT SALES PER SQUARE FOOT

Our centers, which produced mall tenant sales per square foot of $824 in 2018, continue to be the most productive in the U.S. publicly traded regional mall industry.

See Form 10-K (Selected Financial Data).

2017
$759
2018
$824
+8.6%

( iv)

GOVERNANCE HIGHLIGHTS

The Taubman Board, together with management, are committed to responsible corporate governance to ensure that we are managed for the benefit of all our shareholders. Following direct engagement with shareholders over the last three years, the directors of the Taubman Board, led by the independent directors of the Nominating and Corporate Governance Committee, have taken significant steps to enhance the overall quality and depth of the Board and improve our governance practices.

City Creek Center
Salt Lake City, Utah

WHAT WE HEARD FROM OUR SHAREHOLDERS

- Implement annual elections for directors
- Accelerate Board refreshment
- Enhance skillsets of Board to include investor experience, technology/digital expertise as well as other relevant skillsets
- Increase independence of the Board
- Reduce Board tenure
- Improve diversity

HOW WE RESPONDED: GOVERNANCE ENHANCEMENTS SINCE 2016

- Amended our bylaws to transition to annual election for directors, such that the Board will be fully declassified by the 2020 annual meeting
- Created a new independent Lead Director position
- Added significant operating, retail, digital, deep institutional investor and public company leadership experience
- Increased independent director representation by 22 percent, and added 6 new independent directors and 1 new independent director nominee since April 2016
- Reduced average age and tenure by 10 and 11.5 years, respectively
- With the election of our slate of director nominees, a majority of the members of the Board will be female

TENURE OF INDEPENDENT DIRECTORS

Board Tenure - 2015[(1)]

Years Served on Board
10+
67%
3-10
33%
0-2
0%
0%
10%
20%
30%
40%
50%
60%
70%

14 years
Average Tenure

Board Tenure - **Current**[(2)]

Years Served on Board
10+
13%
3-10
25%
0-2
63%
0%
10%
20%
30%
40%
50%
60%
70%
80%
90%

2.5 years
Average Tenure

AGE MIX OF INDEPENDENT DIRECTORS

Board Age - 2015[(1)]

Age
71+
50%
60-70
50%
Less than 60
0%
0%
10%
20%
30%
40%
50%
60%

71
Average Age

Board Age - **Current**[(2)]

Age
71+
13%
60-70
50%
Less than 60
38%
0%
10%
20%
30%
40%
50%
60%

61
Average Age

GENDER DIVERSITY

% Female Directors - 2015[(1)]

11%
Female Directors

% Female Directors - **Current**[(2)]

55%
Female Directors

1 As reported in the 2015 Proxy Statement.
2 Reflects composition of the Board of Directors if all of the Board's recommended nominees are elected to the Board at the 2019 Annual Meeting.

( v)

EXECUTIVE COMPENSATION AND HUMAN CAPITAL HIGHLIGHTS

As part of our continued commitment to align our compensation policies and practices with our performance, we proactively took compensation related actions we believe will best position us to deliver long-term shareholder value, which are highlighted below and described further in the Compensation Discussion and Analysis (CD&A).

BEVERLY CENTER

Beverly Center, Los Angeles, California

COMPENSATION COMMITTEE DECISIONS:

2018 Omnibus Long-Term Incentive Plan Provisions	CEO Compensation	Other NEO Compensation
• No single trigger vesting for a change-in-control • Minimum one-year vesting period requirement • No repricing of stock option awards without shareholder approval • No payment of dividends on options or unvested awards • Compensation limit for non-employee directors	• Structured a tiered bonus funding approach to begin funding the CEO bonus if FFO/share was at the midpoint of our 2018 guidance range • CEO voluntarily forfeited 2018 long-term incentive awards • CEO voluntarily forfeited most of his 2018 salary • Due to solid 2018 performance (exceeding the midpoint of our initial 2018 FFO/share guidance) the CEO received a 2018 cash bonus payout above target	• Each NEO's target compensation remained at the same level for 2018 compared to 2017 • Bonus percentage payouts were consistent with the percentage of bonus pool funding for either U.S. or Taubman Asia, as applicable

CEO REALIZABLE PAY VS. INDEXED TOTAL SHAREHOLDER RETURN (TSR)

CEO Target vs. Realizable Pay 2018

$ in Millions
6
5
4
3
2
1
0
$5.0
$1.6
2018 Target
2018 Realizable
Base Salary
Cash Bonus
PSU Award
RSU Award

CEO PAY ALIGNMENT VS. EXECUTIVE COMPENSATION PEER GROUP

The Compensation Committee believes there should be strong alignment between Company performance and CEO compensation. In order to assess pay alignment, an analysis is conducted to compare realizable pay as a percent of pay opportunity versus TSR for Mr. R. Taubman and the CEOs of our executive compensation peer group. As illustrated in the chart, there is a shareholder favorable linkage between the Company's TSR and our CEO realizable pay over the most recently reported three-year period (2015 - 2017). Given Mr. R. Taubman's substantial equity holdings in TRG and TCO, the Compensation Committee believes that there is a high degree of alignment between the benefits received by shareholders and the CEO based on performance.

Three-Year CEO Realizable Pay as a % of Pay Opportunity vs. Three-Year TSR

High Pay
ALIGNMENT
High Perf.
Low Perf.
Low Pay
TCO
75th
50th
25th
25th
50th
75th
Three-Year Realizable Pay as a % of Pay Opportunity (Percentile Ranking)
Three-Year TSR (Percentile Ranking)

( vi)

Please Vote Today
YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the annual meeting, we urge you to vote promptly to save us the expense of additional solicitation. If you attend the annual meeting, you may revoke your proxy in accordance with the procedures set forth in the proxy statement and vote in person.

Voting Matters and Board Recommendations

Board Recommendation
Proposal 1	Election of Directors (page 10)	FOR each nominee recommended by our Board (Mayree C. Clark, Michael J. Embler, Janice L. Fields, Michelle J. Goldberg, Nancy Killefer, and Ronald W. Tysoe)

Proposal 2	Ratification of Independent Auditors (page 77)	FOR

Proposal 3	Advisory Vote to Approve Named Executive Officer Compensation (page 78)	FOR

Voting Methods in Advance of Annual Meeting
Even if you plan to attend the 2019 annual meeting in person, please vote today using one of the following voting methods (see pages 3-5 for additional details). Make sure to have your proxy card or voting instruction form in hand and follow the instructions.
You can vote in advance in one of three ways:

•	Use the Internet. Visit the website listed on your proxy card or voting instruction form.

•	Call by Telephone. Call the telephone number on your proxy card or voting instruction form.

•	Send by Mail. Sign, date and return your proxy card or voting instruction form in the enclosed envelope.
If you sign and return the proxy card or submit a proxy by telephone or over the Internet as noted on the proxy card and do not specify how your shares are to be voted for the three proposals noted above, your shares will be voted in accordance with the recommendations of the Board of Directors on such proposals.

Attend and Vote at Annual Meeting
Date: May 30, 2019
Time: 11:00 a.m., Eastern time
Location: The Townsend Hotel, 100 Townsend Street, Birmingham, Michigan 48009
Shareholders of record, and beneficial owners (if in possession of a proxy from your broker, bank or other nominee), as of April 30, 2019 may attend and vote at the annual meeting. As of April 30, 2019 there were 61,166,581 shares of common stock outstanding and 26,446,877 shares of Series B Non-Participating Convertible Preferred Stock (Series B Preferred Stock) outstanding and expected to be entitled to vote at the 2019 annual meeting. There are no other securities of TCO outstanding that are entitled to vote at the 2019 annual meeting.

( vii)

Director Nominee Highlights
The Board currently consists of six members serving terms expiring in 2019 and three members serving three-year terms expiring in 2020. Six directors are to be elected at the 2019 annual meeting, each to serve until the 2020 annual meeting of shareholders and until his or her successor has been duly elected and qualified, or until such director's earlier resignation, retirement or other termination of service. The Board previously decided to transition to annual elections, as a result of which directors were elected for one-year terms beginning with the 2018 class of directors, such that the Board will be fully declassified by the 2020 annual meeting. The Board has nominated Mayree C. Clark, Michael J. Embler, Janice L. Fields, Michelle J. Goldberg, Nancy Killefer, and Ronald W. Tysoe, for one-year terms and the following table provides summary information about such director nominees. Jonathan Litt's service on the Board will end as of the annual meeting.

Name	Age	Director Since	Independent	Primary Occupation	Committee Memberships	Current Public Company Boards
Mayree C. Clark	62	2018	Yes	Founding Partner of Eachwin Capital	Compensation (Chair), Nominating and Corporate Governance	Ally Financial, Inc.
						Deutsche Bank

Michael J. Embler	55	2018	Yes	Private investor and Former Chief Investment Officer of Franklin Mutual Advisers LLC	Audit, Nominating and Corporate Governance	American Airlines Group, Inc.
						NMI Holdings, Inc.

Janice L. Fields	63	2019	Yes	Former President, McDonald's USA	Compensation	Chico's FAS, Inc.
						Welbilt, Inc.

Michelle J. Goldberg	50	—	Yes	Partner at Ignition Partners and Venture Partner at SoGal Ventures	—	Legg Mason, Inc.

Nancy Killefer	65	2019	Yes	Former Senior Partner, McKinsey & Company	Audit	Avon Products, Inc.
						Cardinal Health, Inc.

Ronald W. Tysoe	66	2007	Yes	Former Vice Chairman, Finance and Real Estate, Federated Department Stores Inc. (n.k.a. Macy's, Inc.)	Audit (Chair), Compensation, Executive	Cintas Corporation
						J.C. Penney Company, Inc.

Qualifications, Attributes, Skills and Experience of Director Nominees:

Mayree C. Clark
» Brings significant investor stewardship and extensive business leadership experience as CEO of an investment management firm and as an executive of a major public financial services company

»
Possesses experience in real estate, investment banking and capital markets, asset management, strategic planning, governance, and risk management, as well as extensive global exposure through her prior professional positions and service on other boards and professional organizations

»	Appointed by the Council of Institutional Investors to serve on the 2019 Corporate Governance Advisory Council

»	Served on the board of directors of the Stanford Management Company, which is responsible for Stanford University's endowment (2007-2015) and Commonfund (1992-2004)

»
Current public company service on the board of directors of Ally Financial Inc. (since 2009) (including past service as Chair of the Risk Committee and current service as a member of the Risk Committee and Audit Committee) and Supervisory Board of Deutsche Bank (since 2018) (including service as Chair of the Risk Committee and member of the Strategy Committee)

( viii)

Michael J. Embler
» Brings investor perspective and experience in finance, asset management and restructurings, capital markets and capital management
» Possesses experience as a senior executive, perspective as an institutional investor and service as a public company director
» Significant public company service on six board of directors, including current service as a director of NMI Holdings, Inc. (since 2012) (including service as Chair of the Audit Committee and member of the Compensation Committee) and American Airlines Group, Inc. (since 2013) (including service as Chair of the Finance Committee and member of the Audit Committee)

»	Previously served on the board of directors of CIT Group Inc. (2009-2016), Abovenet, Inc. (2003-2012), Dynegy Inc. (2011-2012) and Kindred Healthcare (2001-2008)
» Serves as a director of Mohonk Preserve, a non-profit land trust in New York State, where he serves as Treasurer and Chair of the Finance Committee
» As a result of the foregoing expertise and experience, Mr. Embler qualifies as a financial expert under SEC rules

Janice L. Fields

»	Brings extensive leadership experience as a result of her over 35-year career at McDonald's USA, LLC where she most recently held the position of President

»	Seasoned retail- and consumer-oriented executive with strong operational and corporate governance experience

»
Current public company service on the board of directors of Chico's FAS, Inc. (since 2013) (including service as Chair of the Corporate Governance and Nominating Committee and member of the Executive Committee) and Welbilt, Inc. (since 2018) (including service as member of the Compensation and Corporate Governance Committees)

»	Previously served as Chair of the board of directors of Buffalo Wild Wings (2017-2018) and on the board of directors of Monsanto Company (2008-2018)

Michelle J. Goldberg

»
Brings unique eCommerce and digital media, internet analytics, mobile and enterprise software knowledge as a result of her experience at Ignition Partners (since 2000), an early stage, technology venture capital firm

»	Provides a deep understanding of enterprise technology, including cloud computing, big data, scalability and SaaS

»	Current public company service on the board of directors of Legg Mason, Inc. (since 2017) (including service as a member of the Audit and Risk Committees)

»	Previously served on the board of directors of Plum Creek Timber Company, Inc. (2015-2016)

Nancy Killefer

»
Possess a diversity of experience across a number of sectors combined with significant leadership experience, strategic depth and global experience and brings substantial experience in the areas of strategic planning and finance

»
Experienced senior executive and director, having held a variety of roles at McKinsey & Company, Inc. for 31 years in a variety of leadership roles where she served a multitude of consumer, retail, restaurant, technology and other companies and having served int he United States Department of the Treasury as the assistant secretary for management, chief financial officer and chief operating officer

»
Significant public company board and board committee experience; currently serves on the board of directors of Cardinal Health Inc. (since 2015) (including service as member of the Human Resources and Compensation Committee) and Avon Products, Inc. (since 2013) (including service as Chair of the Nominating and Corporate Governance Committee and member of the Compensation and Management Development Committee)

»
Previously served on the board of directors of CSRA Inc. (public company) (2015-2018), Computer Sciences Corporation (public company) (2013-2015), and The Advisory Board Company (private company) (2013-2017)

» As a result of the foregoing expertise and experience, Ms. Killefer qualifies as a financial expert under SEC rules

Ronald W. Tysoe
» Long-standing service as a senior executive and a director of a company in the retail industry has provided him with extensive knowledge and experience in transactional, brand marketing, strategic planning, governance and international business matters
» Such experience enables Mr. Tysoe to provide unique insight into tenant and development matters and the retail industry generally
» Possesses an in-depth knowledge of accounting and finance from his executive and director positions, which included serving as a chief financial officer

( ix)

» Extensive board and board committee experience at other public companies across many industries, including through his current service to two other public companies, which enables him to provide significant insight as to governance and compliance-related matters and in particular accounting and finance matters

»
Currently serves on the board of directors of J.C. Penney Company, Inc. (since 2013) (including service as Chairman of the Board and Chair of the Corporate Governance Committee) and Cintas Corporation (since 2007) (including service as Chair of the Audit Committee and member of the Nominating and Corporate Governance Committee)

»	Previously served on the board of directors of Canadian Imperial Bank of Commerce (2004-2019), Scripps Network Interactive, Inc. (2008-2018) and Pzena Investment Management, Inc. (2008-2013)
» As a result of the foregoing expertise and experience, Mr. Tysoe qualifies as a financial expert under SEC rules

Director Qualifications

We believe that our proposed director slate, together with the three continuing directors, have an appropriate mix of qualifications, attributes, skills and experience. Given that our Board size is fixed at nine directors by the terms of the Series B preferred stock in the charter, we believe the qualifications and skills of our newest nominee, Michelle J. Goldberg, relating to eCommerce and digital media, internet analytics, mobile and enterprise software would best position the Board to increase shareholder value and further Board oversight.

BOARD AND SKILLS MATRIX*

EXPERIENCE / KNOWLEDGE	Mayree Clark	Michael Embler	Janice Fields	Michelle Goldberg	Nancy Killefer	Cia Buckley Marakovits	Robert Taubman	Ronald Tysoe	Myron Ullman III
Senior Leadership	■	■	■		■	■	■	■	■
Financial Acumen	■	■	■	■	■	■	■	■	■
Investor Expertise	■	■		■		■			
Asia	■			■	■		■		■
Real Estate	■		■	■		■	■	■	■
Retail / Consumer/ Hospitality			■	■	■	■	■	■	■
Branding / Marketing / Digital / Technology			■	■	■		■	■	■
Business Transformation		■	■	■	■	■			■
Governance Experience	■	■	■	■	■		■	■	■

* Reflects the Board as it would be constituted if all of the director nominees are elected

See “Proposal No. 1 - Election of Directors-Specific Qualifications, Attributes, Skills and Experience to be Represented on the Board” and “Director Background and Qualifications” beginning on page 13 for further discussion of these key qualifications that we consider important for service on our Board and additional information on each of our directors.

Say-on-Pay Proposal
Our say-on-pay proposal was approved by approximately 97% of the votes cast at the 2018 annual meeting. At the 2019 annual meeting, shareholders are being asked to provide advisory approval of our named executive officer compensation for 2018.
See "Compensation Discussion and Analysis—Executive Summary" beginning on page 37 for a summary of key executive compensation matters for 2018.

( x)

Governance Overview
We are committed to strong corporate governance, which promotes the long-term interests of our Company and all shareholders, and enhances Board and management accountability. Highlights include:

✓	Annual election of directors and a fully declassified Board by the 2020 annual meeting

✓	Active Board refreshment

•	Work with a nationally recognized director search firm as part of an exhaustive process to identify world-class director-candidates who bring desirable skills and fresh perspectives to the Board

•	Six new independent directors added to the Board since April 2016 and a new independent director nominee for the 2019 Annual Meeting

•	Appointed Myron E. (Mike) Ullman, III to the Board effective in April 2016

•	Appointed Cia Buckley Marakovits to the Board effective in December 2016

•	Appointed Mayree C. Clark and Michael J. Embler to the Board effective in January 2018

•	Appointed Janice L. Fields and Nancy Killefer to the Board effective in January 2019

•	Nominated Michelle J. Goldberg for election to the Board at the 2019 Annual Meeting

•	Since 2015, the average tenure of our independent directors has been reduced from 14 years to 2.5 years, and the average age has been reduced from 71 years to 61 years

✓	Eight independent directors out of nine directors and fully independent Audit, Compensation and Nominating and Corporate Governance committees

✓	Significant refreshment of the Audit, Compensation and Nominating and Corporate Governance committees recently

•	In January 2019:

▪	Appointed Ms. Killefer and Mr. Litt to the Audit Committee

▪	Appointed Ms. Buckley Marakovits and Ms. Fields to the Compensation Committee and named Ms. Clark as Chair of such Committee

•	In October 2018:

▪	Appointed Ms. Clark and Mr. Embler to the Nominating and Corporate Governance Committee

•	Since 2016:

▪	New Chairs named to the Audit, Compensation and Nominating and Corporate Governance committees

▪	83% of committee memberships have been refreshed
✓    An independent Lead Director with substantial responsibilities

•
Following extensive shareholder engagement, the Board created a Lead Director role in December 2016 and appointed Myron Ullman, III, who also serves as Chair of the Nominating and Corporate Governance Committee, to serve in such capacity

✓	Other governance highlights

•	Regular executive sessions of independent directors

•	Average Board and committee attendance of 98% for continuing Board members in 2018

•	Robust stock ownership guidelines for executive officers and directors

•	Clawback and anti-hedging policies

•	Enhanced annual Board and committee performance evaluation process

•	Robust governance policies

( xi)

•	Majority voting policy for directors

•	Active shareholder engagement by management and independent directors

•	Formal CEO and key executive officer succession planning

Ratification of Auditors
At the 2019 annual meeting, shareholders are being asked to ratify the appointment of KPMG as our independent registered public accounting firm for 2019.
The following table sets forth the fees we were billed for audit and other services provided by KPMG in 2018 and 2017. All of such services were approved in conformity with the Audit Committee's pre-approval policies and procedures. The Audit Committee, based on its reviews and discussions with management and KPMG, determined that the provision of these services was compatible with maintaining KPMG's independence.

	2018 ($)	2017 ($)
Audit Fees	1,965,600	2,030,600
Audit-Related Fees	33,580	33,580
Total Fees	1,999,180	2,064,180

( xii)

TAUBMAN CENTERS, INC.
200 East Long Lake Road, Suite 300
Bloomfield Hills, Michigan 48304-2324
PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
MAY 30, 2019
References in this proxy statement to "we", "us", or "our" refer to Taubman Centers, Inc. (TCO), The Taubman Realty Group Limited Partnership (TRG), our majority-owned partnership subsidiary of TCO that owns direct or indirect interests in all of our real estate properties, Taubman Asia Management Limited, the management company which provides services to Taubman Properties Asia LLC and its subsidiaries and affiliates (Taubman Asia), and The Taubman Company LLC (the Manager), which is approximately 99.8% beneficially owned by TRG and provides real estate management, acquisition, development and administrative services required by us and our properties in the United States, and employs all of our U.S. employees, including our executive officers, and assists in all employee compensation matters.

TCO is a self-administered and self-managed real estate investment trust whose sole asset is an approximate 71% (as of December 31, 2018) general partnership interest in TRG. TCO is the sole managing partner of TRG. The remaining approximate 29% of the interests in TRG (or units) are owned by TRG's partners other than TCO, including Robert S. Taubman, William S. Taubman, Gayle Taubman Kalisman, and the A. Alfred Taubman Restated Revocable Trust. The TRG-TCO structure is commonly known as an umbrella partnership real estate investment trust or an “UPREIT.” In an UPREIT structure, the assets and business are held by the operating partnership, and the partnership interests are held by the public REIT and by private investors.
This proxy statement contains information regarding the annual meeting of shareholders of TCO to be held at 11:00 a.m., Eastern time, on May 30, 2019 at The Townsend Hotel, 100 Townsend Street, Birmingham, Michigan 48009 (the annual meeting). Our Board of Directors (the Board) is soliciting proxies for use at the annual meeting and at any adjournment or postponement of such meeting. We expect to mail this proxy statement on or about May 6, 2019.

ABOUT THE MEETING

What is the purpose of the 2019 annual meeting?
At the 2019 annual meeting, holders of TCO common stock (the common stock) and Series B Non-Participating Convertible Preferred Stock (the Series B Preferred Stock and, together with the common stock, the Voting Stock) will act upon the matters outlined in the accompanying notice of meeting, including:

•	the election of six directors named in this proxy statement to serve until the 2020 annual meeting of shareholders and until his or her successor has been duly elected and qualified;

•	the ratification of the appointment of KPMG LLP (KPMG) as our independent registered public accounting firm for the year ending December 31, 2019; and

•	the approval (on an advisory basis) of the compensation of our named executive officers.
We are not aware of any other matters that will be brought before the shareholders for a vote at the annual meeting. If any other matter is appropriately brought before the meeting, your properly voted proxy card gives authority to your proxies to vote on such matter in their best judgment. In such event, the proxy holders named in the proxy card will vote as the Board recommends or, if the Board gives no recommendation, in their own discretion. If you are a beneficial owner of shares, your bank, broker or other nominee may have similar authority and discretion to vote on any other matters that are appropriately brought before the meeting.
By a vote of the shares present, even if less than a quorum, the meeting may be adjourned to another place and time for a period not exceeding 30 days in any one case.

What are the Board's recommendations?
The Board recommends:

Proposal 1 -	FOR each director nominee named in this proxy statement.

Proposal 2 -	FOR the ratification of KPMG's appointment as our independent registered public accounting firm for 2019.

Proposal 3 -	FOR the advisory approval of the compensation of our named executive officers.

Who is entitled to vote?
Only record holders of Voting Stock at the close of business on April 30, 2019 (the record date) are entitled to receive notice of the annual meeting and to vote the shares of Voting Stock that they held on the record date. Each outstanding share of Voting Stock is entitled to one vote on each matter to be voted upon at the annual meeting.

What counts as Voting Stock?
Our common stock and Series B Preferred Stock constitute the voting stock of TCO. Our 6.5% Series J Cumulative Redeemable Preferred Stock and 6.25% Series K Cumulative Redeemable Preferred Stock (collectively, the Non-Voting Preferred Stock) do not entitle their holders to vote at the annual meeting. No other shares of our capital stock other than the Voting Stock and the Non-Voting Preferred Stock are outstanding. As of April 30, 2019, the record date for the annual meeting, there were 61,166,581 shares of common stock outstanding and 26,446,877 shares of Series B Preferred Stock outstanding and expected to be entitled to vote at the 2019 annual meeting. There are no other securities of TCO outstanding that are entitled to vote at the 2019 annual meeting.

What constitutes a quorum?
The presence at the annual meeting, in person or by proxy, of the holders of a majority of the shares of Voting Stock outstanding on the record date will constitute a quorum for all purposes. As of the record date, 87,613,458 shares of Voting Stock were outstanding, consisting of 61,166,581 shares of common stock and 26,446,877 shares of Series B

Preferred Stock. Proxies marked with abstentions or instructions to withhold votes, as well as broker non-votes (defined below), will be counted as present in determining whether or not there is a quorum.

What is the difference between holding shares as a shareholder of record and a beneficial owner?
Shareholders of Record.    If your shares are registered directly in your name with our transfer agent, Computershare, or, in the case of Series B Preferred Stock, directly in your name on our records, you are considered the shareholder of record with respect to those shares. As the shareholder of record, you have the right to grant your voting proxy directly to us through a proxy card, through the Internet or by telephone, or to vote in person at the annual meeting.
Beneficial Owners.    Many of our shareholders hold their shares through a broker, bank or other nominee rather than directly in their own names. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares, and the applicable proxy materials are being forwarded to you by your broker, bank or nominee who is considered the shareholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or nominee on how to vote and are also invited to attend the annual meeting. Your broker, bank or nominee has enclosed voting instructions for you to use in directing the broker, bank or nominee on how to vote your shares. Since you are not the shareholder of record, you may not vote these shares in person at the annual meeting unless you obtain a proxy from your broker, bank or nominee and bring such proxy to the annual meeting.

May I vote my shares in person at the annual meeting?
Even if you plan to be present at the meeting, we encourage you to vote your shares prior to the meeting.
Shareholders of Record.    If you are a shareholder of record and attend the annual meeting, you may deliver your completed proxy card or vote by ballot.
Beneficial Owners.    If you hold your shares through a broker, bank or other nominee and want to vote such shares in person at the annual meeting, you must obtain a proxy from your broker, bank or other nominee giving you the power to vote such shares and bring such proxy to the annual meeting.
401(k) Participants. If you hold your shares through The Taubman Company and Related Entities Employee Retirement Savings Plan, only Vanguard Fiduciary Trust Company, the trustee for the plan, may vote on your behalf. Accordingly, 401(k) participants may not vote their shares in person at the annual meeting.
To obtain directions to attend the meeting, please call our proxy solicitor, Innisfree M&A Incorporated, toll-free at (888)-750-5834.

Can I vote my shares without attending the annual meeting?
By Mail.    You may vote by completing, signing and returning the enclosed proxy card or voting instruction form.
By Telephone.    You may vote by telephone as indicated on your enclosed proxy card or voting instruction form.
Through the Internet.    You may vote through the Internet as instructed on your proxy card or voting instruction form. In order to vote through the Internet, you must enter the control number that was provided on your proxy card, or voting instruction form. If you do not have any of these materials and are a shareholder of record, you may contact Innisfree M&A Incorporated, our proxy solicitor, toll-free at (888) 750-5834 to request a proxy card (which will include your control number) to be mailed to your address on record. If you do not have any of these materials and are a beneficial owner, you must contact your broker, bank or other nominee to obtain your control number.

Can I change my vote?
Shareholders of Record.    You may change your voting instructions at any time prior to the vote at the annual meeting, subject to the timing limitations specified on the proxy card for voting other than at the annual meeting. You may enter a new vote by mailing a validly executed proxy card bearing a later date, through the Internet, by telephone, or by attending the annual meeting in person. Your attendance at the annual meeting in person will not cause your previously granted proxy to be revoked unless you vote in person. You may also revoke your proxy at any time by delivering a later-dated written revocation to the Secretary of TCO.
Beneficial Owners.    If you hold your shares through a broker, bank or other nominee, you should contact such person prior to the time such voting instructions are exercised or otherwise prior to any timing limitations specified on the voting instruction form for voting other than at the annual meeting.
Only the latest validly executed proxy that you submit will be counted.

What if I beneficially own shares through TCO's 401(k) Plan?
Your voting instruction form will serve to instruct the trustee of the 401(k) Plan how to vote your shares. If no direction is given to the trustee, the trustee will vote your shares held in the plan in the same proportion as votes received from other participants in the plan. To allow sufficient time for the trustee to vote your shares, your instructions must be received by 11:59 p.m., Eastern time, on May 24, 2019. If you would like to revoke or change your voting instructions, you must do so by such time and date.

What if I do not vote for some of the proposals?
Shareholders of Record.    Proxy cards that are properly executed without voting instructions on certain matters will be voted in accordance with the recommendations of the Board on such matters. With respect to any matter not set forth on the proxy that properly comes before the annual meeting, the proxy holders named therein will vote as the Board recommends or, if the Board gives no recommendation, in their own discretion.
Beneficial Owners.    If you hold your shares in street name through a broker, bank or other nominee and do not provide voting instructions for any or all matters, such nominee will determine if it has the discretionary authority to vote your shares. Under applicable law and New York Stock Exchange (NYSE) rules and regulations, brokers have the discretion to vote on routine matters, such as the ratification of the appointment of our independent registered public accounting firm, but do not have discretion to vote on non-routine matters. For all matters at the annual meeting, other than the ratification of the appointment of KPMG, we believe that your bank, broker or nominee will be unable to vote on your behalf if you do not provide instructions on how to vote your shares. If you do not provide voting instructions, your shares will be considered "broker non-votes" with regard to the non-routine proposals because the broker will not have discretionary authority to vote thereon. Therefore, it is very important for you to vote your shares for each proposal.

What vote is required to approve each item?

Vote Impact on Approval of Proposal
Proposal	Required Approval	For	Withhold/Against	Abstention	Broker Non-Votes

1 - Election of Directors	Plurality (most votes cast For)*	For the director nominee(s)	Against the director nominee(s)	—	Not a vote cast

2 - Ratification of Appointment of Independent Registered Public Accounting Firm	Two-thirds of the shares of Voting Stock outstanding	For the proposal	Against the proposal	Against the proposal	Against the proposal

3 - Advisory Approval of the Compensation of Our Named Executive Officers	Two-thirds of the shares of Voting Stock outstanding	For the proposal	Against the proposal	Against the proposal	Against the proposal

* Notwithstanding that directors will be elected by a plurality of votes cast at the annual meeting, in the event any director nominee receives a greater number of votes "withheld" than votes "for" his or her election, our majority voting policy requires such nominee to promptly tender his or her resignation, conditioned on Board review and acceptance. See "Board Matters - Corporate Governance - Corporate Governance Guidelines" for further information regarding our majority voting policy.
If any other matter is properly submitted to the shareholders at the annual meeting, its adoption generally will require the affirmative vote of two-thirds of the shares of Voting Stock outstanding on the record date. The Board does not propose to conduct any business at the annual meeting other than as stated above.
Although the advisory vote in Proposals 2 and 3 are not binding on TCO, the Board and/or respective committee will take your vote into consideration in determining future activities.

Is a registered list of shareholders available?
The names of shareholders of record entitled to vote at the annual meeting will be available to shareholders entitled to vote at the meeting on May 30, 2019 at The Townsend Hotel, 100 Townsend Street, Birmingham, Michigan 48009 for any purpose reasonably relevant to the meeting.

How do I find out the voting results?
We intend to announce preliminary voting results at the annual meeting and we intend to disclose the final voting results in a current report on Form 8-K within four business days of the annual meeting.

How can I access TCO's proxy materials and other reports filed with the SEC?
Our website, www.taubman.com, under the Investors - Financial Information - SEC Filings tab provides free access to our reports with the U.S. Securities and Exchange Commission (the SEC) as soon as reasonably practicable after we electronically file such reports with, or furnish such reports to, the SEC, including proxy materials, annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to these reports. Further, you can view these documents on a website maintained by the SEC at www.sec.gov.
You may access our proxy statement and 2018 Annual Report on-line at investors.taubman.com.  If you would like to receive additional paper copies without charge, please call our proxy solicitor, Innisfree M&A Incorporated, toll-free at 888-750-5834.
The references to the website addresses of TCO and the SEC in this proxy statement are not intended to function as hyperlinks and, except as specified herein, the information contained on such websites is not part of this proxy statement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Capital and Voting Structure
We are structured as an umbrella partnership real estate investment trust, referred to as an UPREIT. In our UPREIT structure, TCO, which is a publicly-traded REIT, is the sole managing general partner of TRG. TCO's sole asset is its ownership of partnership interests in TRG (TRG Units), which constitute an approximate 71% economic interest in TRG as of December 31, 2018. The remaining approximate 29% of the TRG Units are owned by TRG's partners other than TCO (Other Partners), including Robert S. Taubman, William S. Taubman, Gayle Taubman Kalisman, and the A. Alfred Taubman Revocable Trust (Taubman Family). TRG owns direct or indirect interests in our real estate properties and in the companies that provide management services to us and our real estate properties, including in our Unconsolidated Joint Ventures and the Manager. The following chart illustrates TCO's and TRG's structure:

Structure Overview

~71% Voting Interest
(Public Shareholders)
Taubman Centers, Inc.
(NYSE: TCO)
~29% Voting Interest
(Other Partners)
Other Partners
(including members of the Taubman Family)
~71% ownership interest and Sole Managing General Partner
~29% ownership interest
The Taubman Realty Group Limited Partnership (TRG)
Owns Interests In:
20 U.S. Shopping Centers
3 Asia Shopping Centers
The entities that manage properties in the U.S. and in Asia

Since TCO manages TRG as the sole managing general partner, the Other Partners have limited control rights in TRG in which they hold an economic interest. To provide the Other Partners with voting rights in TCO corresponding with their economic interests in TRG, in 1998, TCO issued, and made available for the Other Partners to purchase, Series B Non-Participating Convertible Preferred Stock (Series B Preferred Shares). The holders of the Series B Preferred Shares vote together with the holders of our common stock on all matters on which the common shareholders vote. Holders of our common stock and the Series B Preferred Shares are each entitled to one vote per share.
Shares of TCO's common stock are held by TCO's public shareholders and represent, as of December 31, 2018, an approximate 71% voting interest in TCO, which corresponds with TCO's economic ownership of TRG. The Series B Preferred Shares represent, as of December 31, 2018, an approximate 29% voting interest in TCO, which corresponds with the Series B Preferred shareholders’ economic ownership in TRG. As of December 31, 2018, based on information contained in filings made with the SEC by members of the Taubman Family, members of the Taubman Family collectively held 97% of the outstanding Series B Preferred Shares, and collectively held an approximate 30% voting interest in TCO based on their ownership of TCO common stock and Series B Preferred Shares.
We operate as a REIT under the Internal Revenue Code of 1986, as amended (the Code). In order to satisfy the provisions of the Code applicable to REITs, we must distribute to our shareholders at least 90% of our REIT taxable income prior to net capital gains and meet certain other requirements. TRG's partnership agreement provides that TRG will distribute, at a minimum, sufficient amounts to its partners such that our pro rata share will enable us to pay shareholder dividends (including capital gains dividends that may be required upon TRG's sale of an asset) that will satisfy the REIT provisions of the Code.

Ownership Table

The following table sets forth information regarding the beneficial ownership of our equity securities as of April 30, 2019 by each director, director nominee and named executive officer (NEO) and all of the directors and executive officers as a group. The following table also sets forth information regarding the beneficial ownership of our Voting Stock by beneficial owners of more than 5% of either class of our Voting Stock. Each share of common stock and Series B Preferred Stock is entitled to one vote on each matter to be voted upon at the annual meeting.
The share information set forth in the table below (both numbers of shares and percentages) reflects ownership of common stock and Series B Preferred Stock in aggregate. The notes to the table include information regarding Series B Preferred Stock holdings of Robert Taubman, Simon Leopold, William Taubman, Gayle Taubman Kalisman, the A. Alfred Taubman Restated Revocable Trust and Taubman Ventures Group LLC. The notes also include the percentage ownership of the shares of common stock and/or Series B Preferred Stock on a separate basis to the extent the holder's ownership of such class represents greater than 1% of the outstanding shares. Unless otherwise indicated and subject to applicable community property laws, each owner has sole voting and investment power with respect to the shares listed below.

Directors, Director Nominees, Executive Officers and More Than 5% Shareholders (1)	Number of Shares Owned Directly or Indirectly	Number of Shares Which Can Be Acquired Within 60 Days of Record Date Held in Deferral Plans (2)	Number of Shares Beneficially Owned		Percent of Shares
Robert S. Taubman	25,667,659	—	25,667,659	(3)(9)	29.3
Simon J. Leopold	30,130	—	30,130	(4)	*
William S. Taubman	25,297,585	—	25,297,585	(5)(9)	28.9
Peter J. Sharp	8,744	—	8,744		*
Paul A. Wright	5,436	—	5,436		*
Mayree C. Clark	3,478	—	3,478		*
Michael J. Embler	—	3,482	3,482		*
Janice L. Fields	—	1,961	1,961		*
Michelle J. Goldberg	—	—	—		*
Nancy Killefer	—	2,019	2,019		*
Jonathan Litt	1,117,947	3,829	1,121,776	(6)	1.3
Cia Buckley Marakovits	4,000	9,438	13,438		*
Ronald W. Tysoe	—	24,694	24,694		*
Myron E. Ullman, III	15,025	13,530	28,555		*
A. Alfred Taubman Restated Revocable Trust	22,503,379	—	22,503,379	(7)(9)	25.7
200 E. Long Lake Road, Suite 180 Bloomfield Hills, MI 48304
Gayle Taubman Kalisman	22,976,168	—	22,976,168	(8)(9)	26.2
200 E. Long Lake Road, Suite 180 Bloomfield Hills, MI 48304
Taubman Ventures Group LLC	22,498,279	—	22,498,279	(9)	25.7
200 E. Long Lake Road, Suite 180 Bloomfield Hills, MI 48304
The Vanguard Group, Inc.	8,841,272	—	8,841,272	(10)	10.1
100 Vanguard Blvd. Malvern, PA 19355
BlackRock, Inc.	7,195,626	—	7,195,626	(11)	8.2
55 East 52nd Street New York, NY 10055
Cohen & Steers, Inc.	5,087,216	—	5,087,216	(12)	5.8
280 Park Avenue, 10th Floor New York, NY 10017
Directors and Executive Officers as a group (13 persons)	27,124,075	58,953	27,183,028	(13)	31.0

* less than 1%

(1)
We have relied upon information supplied by certain beneficial owners and upon information contained in filings with the SEC. Share figures shown assume that outstanding TRG units are not exchanged for common stock under the Continuing Offer (to avoid duplication, as a corresponding number of shares of Series B Preferred Stock are owned by each holder of TRG units) and that outstanding shares of Series B Preferred Stock are not converted into common stock (which is permitted, under specified circumstances, at the ratio of one share of common stock for every 14,000 shares of Series B Preferred Stock, with any resulting fractional shares redeemed for cash). As of April 30, 2019, there were 87,613,458 beneficially owned shares of Voting Stock outstanding, consisting of 61,166,581 shares of common stock and 26,446,877 shares of Series B Preferred Stock.

(2)
Under the Taubman Centers, Inc. Non-Employee Directors' Deferred Compensation Plan, the restricted share units granted are fully vested at the time of grant but do not have voting rights. The deferral period continues until the earlier of the termination of director service or a change of control.

(3)
Consists of (A) 38,314 shares of Series B Preferred Stock owned by Robert Taubman, 1,338,496 shares of Series B Preferred Stock owned by R & W-TRG LLC (R&W), a company owned by Robert Taubman and his brother, William Taubman (shared voting and dispositive power), 22,311,442 shares of Series B Preferred Stock owned by Taubman Ventures Group LLC (TVG) (shared voting and dispositive power), 5,000 shares of Series B Preferred Stock owned by TG Partners (shared voting and dispositive power), and 472,650 shares of Series B Preferred Stock owned by TF Associates, LLC (TFA) (shared voting and dispositive power) (in aggregate, 91.4% of the Series B Preferred Stock) and (B) 46,275 shares of common stock that Robert Taubman owns, 265,246 shares of common stock that RSTCO, LLC owns, 264,000 shares of common stock owned by an irrevocable trust for which Robert Taubman is the sole trustee for the benefit of Robert Taubman and his children, 27,895 shares of common stock owned in UTMA accounts for the benefit of his children, 711,504 shares of common stock owned by R&W (shared voting and dispositive power) and 186,837 shares of common stock owned by TVG (shared voting and dispositive power) (in aggregate, 2.5% of the common stock).

To avoid duplication, excludes TRG units owned by Robert Taubman, R&W, TVG, TG Partners and TFA. Robert Taubman disclaims any beneficial interest in the Voting Stock and TRG units owned by R&W, TVG, TG Partners and TFA beyond his pecuniary interest in such entities. See note 9.
R&W has pledged 1,338,496 shares of Series B Preferred Stock, 1,338,496 TRG units, and 711,504 shares of common stock, to Citibank, N.A. as collateral for various loans. RSTCO, LLC has pledged 265,246 shares of common stock to Bank of America, N.A. See "Corporate Governance - Insider Trading Policy - Pledging" for additional information regarding such pledges.

(4)
Consists of 17,149 shares of common stock, 19 shares of common stock on an as-converted basis held through a stock fund of the 401(k) plan, and 12,962 shares of Series B Preferred Stock, owned by Simon Leopold.

(5)
Consists of (A) 25,036 shares of Series B Preferred Stock owned by William Taubman, 1,338,496 shares of Series B Preferred Stock owned by R&W (shared voting and dispositive power), 22,311,442 shares of Series B Preferred Stock owned by TVG (shared voting and dispositive power), 5,000 shares of Series B Preferred Stock owned by TG Partners (shared voting and dispositive power) and 472,650 shares of Series B Preferred Stock owned by TFA (shared voting and dispositive power) (in aggregate, 91.3% of the Series B Preferred Stock), and (B) 43,032 shares of common stock that William Taubman owns, 203,588 shares of common stock that WSTCO, LLC owns, 711,504 shares of common stock owned by R&W (shared voting and dispositive power) and 186,837 shares of common stock owned by TVG (shared voting and dispositive power) (in aggregate, 1.9% of the common stock).

To avoid duplication, excludes TRG units owned by William Taubman, R&W, TVG, TG Partners and TFA. William Taubman disclaims any beneficial interest in the Voting Stock and TRG units owned by R&W, TVG, TG Partners and TFA beyond his pecuniary interest in such entities. See note 9.
R&W has pledged 1,338,496 shares of Series B Preferred Stock, 1,338,496 TRG units, and 711,504 shares of common stock, to Citibank, N.A. as collateral for various loans. WSTCO, LLC has pledged 203,588 shares of common stock to Bank of America, N.A. See "Corporate Governance - Insider Trading Policy - Pledging" for additional information regarding such pledges.

(6)
Consists of 3,000 shares of common stock and 3,829 restricted share units granted under the Taubman Centers Inc. Non-Employee Directors Deferred Compensation Plan that Jonathan Litt owns, 251,400 shares of common stock that Land & Buildings Capital Growth Fund, LP owns (shared voting and dispositive power), 217,600 shares of common stock that Land & Buildings Real Estate Opportunity Fund, LP owns (shared voting and dispositive power), and 645,947 shares of common stock that managed accounts of Land & Buildings Investment Management, LLC owns (shared voting and dispositive power) (in aggregate, 1.8% of the common stock). Jonathan Litt also owns 436 shares of Series J Preferred Stock, which does not have voting rights.

(7)
Includes 100 shares of common stock owned by the A. Alfred Taubman Restated Revocable Trust and 186,837 shares of common stock owned by TVG (shared voting and dispositive power). Also includes 22,311,442 shares of Series B Preferred Stock owned by TVG (shared voting and dispositive power) and 5,000 shares of Series B Preferred Stock owned by TG Partners (shared voting and dispositive power) (in aggregate, 84.4% of the Series B Preferred Stock). To avoid duplication, excludes TRG units of the same amount as Series B Preferred Stock owned by such entities. The A. Alfred Taubman Restated Revocable Trust has sole authority to vote and dispose of the shares of Series B Preferred Stock owned by TG Partners. The A. Alfred Taubman Restated Revocable Trust disclaims beneficial ownership in the Voting Stock and TRG units owned by TVG and TG Partners beyond its pecuniary interest in those entities.

(8)
Consists of 239 shares of Series B Preferred Stock owned by Gayle Taubman Kalisman, 22,311,442 shares of Series B Preferred Stock owned by TVG (shared voting and dispositive power), 5,000 shares of Series B Preferred Stock owned by TG Partners (shared voting and dispositive power) and 472,650 shares of Series B Preferred Stock owned by TFA (shared voting and dispositive power) (in aggregate, 86.2% of the Series B Preferred Stock) and 186,837 shares of common stock owned by TVG (shared voting and dispositive power).

To avoid duplication, excludes the TRG units owned by Gayle Taubman Kalisman, TVG, TG Partners and TFA. Gayle Taubman Kalisman disclaims any beneficial interest in the Voting Stock and TRG units owned by TVG, TG Partners and TFA beyond her pecuniary interest in such entities. See note 9.

(9)
Robert Taubman, William Taubman and Gayle Taubman Kalisman are co-trustees of the A. Alfred Taubman Restated Revocable Trust, and share voting and dispositive power over shares and TRG units beneficially owned by such trust. The A. Alfred Taubman Restated Revocable Trust, Robert Taubman, William Taubman and Gayle Taubman Kalisman may be deemed to beneficially own 186,837 shares of common stock owned by TVG, 5,000 shares of Series B Preferred Stock owned by TG Partners, 22,311,442 shares of Series B Preferred Stock owned by TVG and 472,650 shares of Series B Preferred Stock owned by TFA. Such amounts are disclosed in notes 3, 5, 7 and 8. To avoid duplication, excludes the TRG units owned by TVG, TG Partners and TFA. Each person disclaims beneficial ownership in the Voting Stock and TRG units owned by TVG, TFA and TG Partners beyond such person's pecuniary interest in such entities.

(10)
Pursuant to Schedule 13G/A filed with the SEC on February 13, 2019. Represents 14.5% of the common stock. The Vanguard Group, Inc. has sole power to vote 85,416 shares, shared power to vote 68,471 shares, sole power to dispose 8,745,670 shares, and shared power to dispose 95,602 shares.

(11)
Pursuant to Schedule 13G/A filed with the SEC on February 11, 2019. Represents 11.8% of the common stock. This report includes holdings of various subsidiaries of the holding company. BlackRock, Inc. has sole power to vote 6,938,854 shares and sole power to dispose 7,195,626 shares.

(12)
Pursuant to a Schedule 13G filed with the SEC on February 14, 2019. Represents 8.3% of the common stock. This report includes holdings of various subsidiaries of the holding company. Cohen & Steers, Inc. has sole power to vote 4,448,284 shares and sole power to dispose 5,087,216 shares..

(13)
Consists of an aggregate of (A) 2,920,175 shares of common stock beneficially owned and 58,953 shares of common stock subject to issuance under the Non-Employee Directors' Deferred Compensation Plan (in aggregate, 4.9% of the common stock), and (B) 24,203,900 shares of Series B Preferred Stock beneficially owned (in aggregate, 91.5% of the Series B Preferred Stock).

See notes 3 and 5 for shares and units pledged as collateral.

Ownership Limit

Under our Articles, in general, no shareholder may own more than 8.23% (the Ownership Limit) in value of our Capital Stock. Our Board of Directors has the authority to allow a "look through entity" to own up to 9.9% in value of the Capital Stock (Look Through Entity Limit), provided that, after application of certain constructive ownership rules under the Code and rules regarding beneficial ownership under the Michigan Business Corporation Act, no individual would constructively or beneficially own more than the Ownership Limit. A look through entity is any entity other than a qualified trust under Section 401(a) of the Code, certain other tax-exempt entities described in the Articles, or an entity that actually or constructively owns 10% or more of the equity of any tenant from which we or TRG directly or indirectly receives or accrues rent from real property.

The Articles provide that if the transfer of any shares of Capital Stock or a change in our capital structure would cause any person (Purported Transferee) to own Capital Stock in excess of the Ownership Limit or the Look Through Entity Limit, then the transfer is invalid from the outset, and the shares in excess of the applicable ownership limit automatically acquire the status of Excess Stock. A Purported Transferee of Excess Stock acquires no rights to shares of Excess Stock. Rather, all rights associated with the ownership of those shares (with the exception of the right to be reimbursed for the original purchase price of those shares) immediately vest in one or more charitable organizations designated from time to time by our Board of Directors (each, a Designated Charity). An agent designated from time to time by the Board of Directors (each, a Designated Agent) will act as attorney-in-fact for the Designated Charity to vote the shares of Excess Stock. The Designated Agent will sell the Excess Stock, and any increase in value of the Excess Stock between the date it became Excess Stock and the date of sale will inure to the benefit of the Designated Charity.

These ownership limitations will not be automatically removed even if the REIT requirements are changed so as to no longer contain any ownership limitation or if an ownership limitation is increased because, in addition to preserving our status as a REIT, the effect of the ownership limitations is to prevent any person from acquiring control of us. Changes in the ownership limitations cannot be made solely by our Board of Directors and would require an amendment to our Articles. Amendments to our Articles require the approval of our Board of Directors and the affirmative vote of shareholders owning not less than two-thirds of the outstanding shares of Capital Stock entitled to vote.

Members of the Taubman Family, collectively, own approximately 30% of our Capital Stock as of April 30, 2019. The combined Taubman Family members' ownership of our Capital Stock includes 24,191,177 shares of the 26,446,877 shares of Series B Preferred Shares outstanding or 91.5% of the total outstanding and 1,748,477 shares of the 61,166,581 of common stock outstanding or 2.9% of the total outstanding as of April 30, 2019. The Series B Preferred Shares are convertible into shares of common stock at a ratio of 14,000 Series B Preferred Shares to one share of common stock, and therefore one Series B Preferred Share has a value of 1/14,000ths of the value of one share of common stock. Accordingly, the foregoing ownership of Capital Stock by members of the Taubman Family does not violate the Ownership Limit set forth in our Articles.

PROPOSAL 1 - ELECTION OF DIRECTORS
The Board currently consists of six members serving terms expiring in 2019 and three members serving three-year terms expiring in 2020. Under our Restated Articles of Incorporation, a majority of our directors must not be officers or employees of TCO or our subsidiaries. The Board previously decided to transition to annual elections in which directors will be elected for one-year terms beginning with the 2018 class of directors such that the Board will be fully declassified by the 2020 annual meeting. Six directors are to be elected at the annual meeting, each to serve until the 2020 annual meeting of shareholders and until his or her successor has been duly elected and qualified, or until such director's earlier resignation, retirement or other termination of service.
As set forth in our Corporate Governance Guidelines, the Nominating and Corporate Governance Committee will consider re-nominating incumbent directors who continue to satisfy its criteria for membership on the Board, who it believes will continue to make important contributions to the Board and who consent to continue their service on the Board. In determining whether to recommend a director for re-election, the Nominating and Corporate Governance Committee also considers the director’s past attendance at meetings, participation in and contributions to the activities of the Board and TCO, the results of Board self-evaluations, any potential or actual conflicts of interest and other qualifications and characteristics set forth in the charter of the Nominating and Corporate Governance Committee. In connection with the selection and nomination process, the Nominating and Corporate Governance Committee also reviews the desired experience, mix of skills and other individual and aggregate qualities and attributes to assure appropriate Board composition, taking into account the current Board members, the specific needs of TCO and the Board and the Board’s ongoing self-evaluations. The Board and Committee also desire to include highly qualified females and other diverse candidates in the pool of candidates considered for new directorships. The process is designed to ensure that the Board includes members with a diversity of viewpoints, backgrounds, skills and experience, including as to appropriate financial and other expertise relevant to our business.

The Board re-nominated Mayree C. Clark, Michael J. Embler and Ronald W. Tysoe, and nominated Janice L. Fields, Michelle J. Goldberg and Nancy Killefer for new one-year terms. Each nominee has consented to be named in this proxy statement and agreed to serve as a director if elected by the shareholders. If any of them should become unavailable, the Board may designate a substitute nominee. In that case, the proxy holders named as proxies in the accompanying proxy card will vote for the Board's substitute nominee and make appropriate disclosures. Alternatively, the Board may leave the position vacant or take other action. Additional information regarding our directors and director nominees is set forth below.

The holders of the Series B Preferred Stock are entitled to nominate up to four persons for election as directors of the Board. The holders of the Series B Preferred Stock have not nominated any individuals for election as a director of TCO at this year’s annual meeting.  The number of persons that the Series B holders may nominate in any given year is reduced by the Series B nominees who currently sit as directors and whose terms will not expire in that year.  One director whose term is not expiring, Robert S. Taubman, was initially nominated by the holders of the Series B Preferred Stock. The holders of Series B Preferred Stock are entitled to nominate three more individuals for election as a director of TCO, but they have chosen not to do so with respect to this annual meeting.

Withhold votes will be counted as present for purposes of this vote but are not counted as votes cast. Broker non-votes will not be counted as present and are not entitled to vote on the proposal.
The Board recommends that you vote “FOR” each of the six Board nominees for election (Ms. Clark, Mr. Embler, Ms. Fields, Ms. Goldberg, Ms. Killefer, and Mr. Tysoe).

Directors
Our directors and additional director nominee are set forth below. Jonathan Litt's service on the Board will end as of the annual meeting.

Name	Age	Title	Term Ending
Mayree C. Clark	62	Director	2019
Michael J. Embler	55	Director	2019
Janice L. Fields	63	Director	2019
Michelle J. Goldberg	50	Director Nominee	—
Nancy Killefer	65	Director	2019
Jonathan Litt	54	Director	2019
Ronald W. Tysoe	66	Director	2019
Cia Buckley Marakovits	54	Director	2020
Robert S. Taubman	65	Chairman of the Board, President and Chief Executive Officer	2020
Myron E. Ullman, III	72	Lead Director	2020

Specific Qualifications, Attributes, Skills and Experience to be Represented on the Board
Board Refreshment. The Board recognizes the benefit of seeking new directors with exceptional talent and varied experience that can contribute to performance and value creation. Since April 2016, six new independent directors have been appointed to the Board, including Mr. Ullman and Ms. Buckley Marakovits in 2016, Ms. Clark and Mr. Embler in January 2018, and Ms. Fields and Ms. Killefer in January 2019. In addition, a seventh new independent director, Ms. Goldberg, has been nominated for election at this year's annual meeting. The Board has also determined not to establish term limits for directors because it believes that having one or more longer-tenured directors provides the Board with key institutional knowledge and offers deep insight into our operations across a variety of economic and competitive environments. Director continuity is of increased importance in real estate, and specifically for developers of regional malls due to the longer-term nature of the projects and relationships.
Change in Occupation. The Corporate Governance Guidelines provide that when a director's principal occupation or business changes substantially, the director must notify the Nominating and Corporate Governance Committee and should submit a letter of resignation to the Board to be effective upon acceptance by the Board. It is the Board's view that any such director should not necessarily leave the Board; in determining whether to accept such resignation, it will review whether the new occupation, retirement or other change is consistent with the rationale for the director's appointment or nomination and the guidelines for Board membership.
Other Qualifications, Attributes, Skills and Experience. As set forth in our Corporate Governance Guidelines, in connection with the selection and nomination process, the Nominating and Corporate Governance Committee reviews the desired experience, mix of skills and other individual and aggregate qualities and attributes to assure appropriate Board composition, taking into account the current Board members, our specific needs and the specific needs of the Board, and the Board’s ongoing self-evaluations. The Board also requires directors and nominees to have displayed high ethical standards, integrity, and sound business judgment. The Board and Committee also desire to include highly qualified females and other diverse candidates in the pool of candidates considered for new directorships, and recently codified this commitment in amendments to our governance documents. The process is designed to ensure that the Board includes members with a diversity of viewpoints, backgrounds, skills and experience, including as to appropriate financial and other expertise relevant to our business. The Nominating and Corporate Governance Committee believes that directors and nominees with the following qualities and experiences can assist in meeting this goal:

•	Senior Leadership Experience.

Directors with experience in significant leadership positions provide us with experience and perspective in analyzing, shaping and overseeing key strategic decisions and the execution of operational, organizational and policy issues at a senior level. Further, they have a practical understanding of balancing operational needs and risk management. Through their service as top leaders at other organizations, they also have access to important sources of market intelligence, analysis and relationships that benefit us.

•	Financial Acumen and Investor Expertise.

An understanding of the financial markets, corporate finance, accounting requirements and regulations, and accounting and financial reporting processes allows directors to understand, oversee and advise management with respect to our operating and strategic performance, capital structure, financing and investing activities, capital allocation decisions and processes, financial reporting, and internal control of such activities. We also value investor stewardship experience and seek to have a number of directors who qualify as financial experts under SEC rules. We expect all of our directors to be financially knowledgeable. Having an appropriate number of directors with investment-related backgrounds and experience with the financial and investment community can also bring further insights into the boardroom.

•	Asia Expertise.
We have expanded our platform into China and South Korea, and therefore directors with global expertise, including in Asian markets, can provide a useful business, regulatory, strategic and cultural perspective regarding aspects of our business, including as to how we should structure our activities globally, allocate capital and partner effectively with third parties.

•	Real Estate Experience.

An understanding of real estate issues, particularly with respect to regional mall shopping centers, outlet centers and mixed-use centers, department stores and other key tenants, real estate development and real estate investment companies generally, allows directors to bring critical industry-specific knowledge and experience to our Board. Education and experience in the real estate industry is useful in understanding our development, leasing and management of shopping centers, acquisition and disposition of centers, our strategic vision and the competitive landscape of the industry.

•	Retail, Consumer and Hospitality Expertise.

Directors with expertise in the retail industry, in consumer expectations, trends and service and in hospitality help us achieve our mission to create extraordinary retail environments for our shoppers, retailers, communities and investors. We are laser-focused on keeping our portfolio of malls highly productive while providing world-class, highly differentiated experiences to our tenants and consumers. With a large, diverse selection of retail stores designed to appeal to evolving consumer trends as well as a thoughtful approach to having the right mix of tenants, we benefit from having a board of directors that includes sophisticated experience in retail, consumer and hospitality.

•	Brand Marketing, Social Media and Digital and Technology Expertise.

We utilize a retailing approach to the management and leasing of our centers, with a key focus on having a large, diverse selection of retail stores in each center and a constantly changing mix of tenants to address retail trends and new retail concepts. We also provide innovative initiatives to heighten the shopping experience and build customer loyalty, including through social media and technology programs. Directors who have brand marketing, social media and technology expertise can provide expertise and guidance as we seek to maintain and expand brand and product awareness and a positive reputation.

•	Business Transformation and Transactional Experience.

Directors who have deep experience in navigating businesses and industries in transition, leading or supporting the evolution and transformation of business models and understanding how organizations with varied constituencies can anticipate, manage and adjust to change, help protect and enhance shareholder value. Directors who have backgrounds in entrepreneurial businesses and growth transactions can provide insight into developing and implementing strategies for entering into new business segments, partnering in joint ventures, growing via mergers and acquisitions and technology innovation. Further, they have a practical understanding of the importance of “fit” with our culture and strategy, the valuation of transactions and business opportunities, and management's plans for integration with existing operations. Our continuing efforts to operate in Asia with strategic partners and to utilize technology have benefited from the Board's entrepreneurial and transactional experience.

•	Governance Experience.

Strong corporate governance approaches, policies and protocols are assets to publicly traded companies. In addition to experience with navigating governance matters, directors who serve or have served on other public company boards can offer advice and insights with regard to the dynamics and operation of a board of directors, the relations of a board to the CEO and other management personnel, the importance of particular agenda and oversight matters, corporate governance, and oversight of a changing mix of strategic, operational, and compliance-related matters.

Director Background and Qualifications
The following biographies set forth the business experience during at least the past five years of each director nominee and each director whose term of office will continue after the annual meeting. In addition, the following includes, for each director, a brief discussion of the specific experiences, qualifications, attributes and skills that led to the conclusion that each director should serve on the Board at this time in light of the goals set forth above.
2019 Director Nominees:

Mayree C. Clark Director since: 2018 Age: 62
Qualifications, Attributes, Skills and Experience:
» Brings significant investor stewardship and extensive business leadership experience as CEO of an investment management firm and as an executive of a major public financial services company

» Possesses experience in real estate, investment banking and capital markets, asset management, strategic planning, governance, and risk management, as well as extensive global exposure through her prior professional positions and service on other boards and professional organizations

» Appointed by the Council of Institutional Investors to serve on the 2019 Corporate Governance Advisory Council

» Served on the board of directors of the Stanford Management Company, which is responsible for Stanford University's endowment (2007-2015) and Commonfund (1992-2004)

Current Occupation(s):
» Founding partner of Eachwin Capital, an investment management organization, which she led from 2011 to late 2016 for the benefit of third party investors and now oversees her family's investments

» Independent director of Regulatory Data Corp. (RDC), owned by Vista Equity Partners

Prior Occupation(s):
» Partner and member of the executive committee of AEA Holdings, and a Senior Advisor to its real estate affiliate, Aetos Capital Asia from 2006 to 2010

» Held a variety of executive positions at Morgan Stanley over a span of 24 years from 1981 to 2005, serving as Head of Real Estate Capital Markets, Global Research Director, Director of Global Private Wealth Management, deputy to the Chairman, President and Chief Executive Officer, and non-executive Chairman of MSCI

Other Public Company Board(s):
» Director of Ally Financial Inc. (since 2009) (including service on the Audit and Risk Committees) (past Chair of the Risk Committee)

» Member of the Supervisory Board of Deutsche Bank (since 2018) (including service as Chair of the Risk Committee and a member of the Strategy Committee)

Michael J. Embler Director since: 2018 Age: 55
Qualifications, Attributes, Skills and Experience:
» Brings investor perspective and experience in finance, asset management and restructurings, capital markets and capital management

» Possesses experience as a senior executive, perspective as an institutional investor and service as a public company director

» Serves as a director of Mohonk Preserve, a non-profit land trust in New York State, where he serves as Treasurer and Chair of the Finance Committee

» As a result of the foregoing expertise and experience, Mr. Embler qualifies as a financial expert under SEC rules

» Possesses a Certificate in Cybersecurity Oversight from the Software Engineering Institute

Current Occupation(s): » Private investor

Prior Occupation(s):
» Chief Investment Officer of Franklin Mutual Advisers LLC, an asset management subsidiary of Franklin Resources, Inc. from 2005 to 2009. Head of its Distressed Investment Group from 2001 to 2005

» From 1992 until 2001, he worked at Nomura Holdings America in positions of increasing responsibility culminating in the position of Managing Director co-heading Nomura's Proprietary Distressed Debt/Special Situations Group

Other Public Company Board(s):
» Director of NMI Holdings, Inc. (since 2012) (including service as Chair of the Audit Committee and a member of the Compensation Committee)

» Director of American Airlines Group, Inc. (since 2013) (including service as Chair of the Finance Committee and a member of the Audit Committee)
» Previously served as director of CIT Group Inc. from 2009 to 2016 (most recently served as a member of the Audit Committee and Nominating and Governance Committee), Abovenet, Inc. from 2003 to 2012 (most recently served as a member of the Audit Committee and Governance and Nominating Committee), Dynegy Inc. from 2011 to 2012 (most recently served as Chair of the Compensation and Human Resources Committee) and Kindred Healthcare from 2001 to 2008 (most recently served as a member of the Quality and Compliance Committee)

Janice L. Fields Director since: 2019 Age: 63
Qualifications, Attributes, Skills and Experience:
» Seasoned retail- and consumer-oriented executive with strong operational and corporate governance experience

» Possesses a diversity of experience, including brand marketing, finance, supply chain, human relations, real estate, sustainability, communications, investor relations, risk management, strategic planning and global experience

» Extensive public company board and board committee experience

» Has served on the Global Board of Trustees for the Ronald McDonald House Charities since 2012

Current Occupation(s):
» Professional Director of Public Company Boards as set forth below:

   » Welbilt, Inc. since 2018 (member of the Compensation Committee and Corporate Governance Committee)

   » Chico’s FAS, Inc. since 2013 (Chair of the Corporate Governance and Nominating Committee and a member of the Executive Committee)

Prior Occupation(s):
» President, McDonald’s USA, LLC, a subsidiary of McDonald’s Corporation, from 2010 to 2012; U.S. Division President for the Central Division from 2003 to 2006; Executive Vice President and Chief Operating Officer from 2006 to 2010; served in numerous other roles in her 35 years at McDonald’s

Other Public Company Board(s):
» Previously served on the boards of the following:

  » Monsanto Company from 2008 to 2018 (most recently served as Chair of the Sustainability and Corporate Responsibility Committee)

  » Buffalo Wild Wings, Inc. from 2017 to 2018 (most recently served as Chair of the Board)

Michelle J. Goldberg Age: 50
Qualifications, Attributes, Skills and Experience:
» As a venture capital investor and advisor to firms, Ms. Goldberg specializes in eCommerce and digital media, internet analytics, mobile and enterprise software

» Provides a deep understanding of enterprise technology, including cloud computing, big data, scalability and SaaS

» Possesses substantial public company board and corporate governance experience

» Conversant in Mandarin

» Possesses a B.A. in Asian Studies from Columbia College, where she is now a member of the Board of Visitors, and an M.A. in East Asian Studies from Harvard University

Current Occupation(s):
» Partner at Ignition Partners, an early stage, technology venture capital firm, since 2000

» Venture Partner at SoGal Ventures, investing in how the next generation lives, works and stays healthy, since 2017

Prior Occupation(s):
» Consultant in Microsoft's Developer Division, from 1999 to 2000

» Investment Banker working in middle market mergers and acquisitions at Olympic Capital Partners, from 1997 to 2000

» Associate, Management Consulting in the financial institutions group at A.T. Kearney, Inc., from 1994 to 1997

» Project Coordinator for the China External Trade Development Council in Taiwan, from 1991 to 1992

Other Public Company Board(s):
» Director of Legg Mason, Inc. (since 2017) (including service as a member of the Audit and Risk Committees)

» Previously served on the board of Plum Creek Timber Company, Inc. from 2015 to 2016 (including service as a member of the Compensation Committe)

Nancy Killefer Director since: 2019 Age: 65
Qualifications, Attributes, Skills and Experience:
» Experienced senior executive and director. Ms. Killefer worked for McKinsey & Company, Inc. for 31 years in a variety of leadership roles, where she served a multitude of consumer, retail, restaurant, technology and other companies

» Possesses a diversity of experience across a number of sectors combined with significant leadership experience, strategic depth and global experience

» Provides significant governance, compensation and human resources expertise resulting from her board experience

» Brings substantial experience in the areas of strategic planning and finance

» As a result of the foregoing expertise and experience, Ms. Killefer qualifies as a financial expert under SEC rules

» Extensive experience serving on U.S. government and other boards. From 2000 to 2005, she served on the IRS Oversight Board (Chair of the Board from 2002 to 2005). From 2014 to 2018, she served on the Defense Business Board, an advisory board to the U.S. Secretary of Defense (Vice Chair)

» Served as a director of The Advisory Board Company from 2013 to 2017 (including service as a member of the Audit Committee)

Current Occupation(s):
» Professional Director of Public Company Boards as set forth below:

» Cardinal Health Inc. since 2015 (member of the Human Resources and Compensation Committee)

» Avon Products, Inc. since 2013 (Chair of the Nominating and Corporate Governance Committee and a member of the Compensation and Management Development Committee)

Prior Occupation(s):
» Senior Partner, McKinsey & Company, Inc.’s Public Sector practice (which she founded), from 2007 to 2013; Managing Partner of McKinsey’s Washington D.C. office, from 2000 to 2007; served in various other leadership positions at McKinsey, including director, from 1979 to 1997

» Served in various roles at the U.S. Department of the Treasury, including as Assistant Secretary for Management, Chief Financial Officer and Chief Operating Officer, from 1997 to 2000

Other Public Company Board(s):
» Previously served on the boards of the following:

» CSRA Inc. from 2015 to 2018 (most recently served as Chair of the Board and chaired the Executive Committee)

» Computer Sciences Corporation from 2013 to 2015 (most recently served as Chair of the Compensation Committee)

Ronald W. Tysoe Director since: 2007 Age: 66
Qualifications, Attributes, Skills and Experience:
» Long-standing service as a senior executive and a director of a company in the retail industry has provided him with extensive knowledge and experience in transactional, brand marketing, strategic planning, governance and international business matters

» Such experience enables Mr. Tysoe to provide unique insight into tenant and development matters and the retail industry generally

» Possesses an in-depth knowledge of accounting and finance from his executive and director positions, which included serving as a chief financial officer

» Extensive board and board committee experience at other public companies across many industries, including through his current service to three other public companies, which enables him to provide significant insight as to governance and compliance-related matters and in particular accounting and finance matters

» As a result of the foregoing expertise and experience, Mr. Tysoe qualifies as a financial expert under SEC rules

Current Occupation(s):
» Director of Hauser Private Equity since 2008

» Professional Director of Public Company Boards as set forth below:
» Cintas Corporation, since December 2007 (Chair of the Audit Committee and a member of the Nominating and Corporate Governance Committee)
» J. C. Penney Company, Inc., since August 2013 (Chairman of the Board and Chair of the Corporate Governance Committee)

Prior Occupation(s):
» Senior Advisor at Perella Weinberg Partners LP, a boutique investment banking firm in New York from October 2006 through September 2007

» Vice Chairman, Finance and Real Estate, of Federated Department Stores, Inc. (now Macy's, Inc.), from April 1990 to 2006, including as Chief Financial Officer of Federated from 1990 to 1997. Served on the Federated board of directors from 1988 until 2005

Other Public Company Board(s):
» In addition to current boards noted herein, also served as a director of Canadian Imperial Bank of Commerce from February 2004 to April 2019 (including service as a member of the Risk Management Committee) and Scripps Networks Interactive, Inc. (spun off from E.W. Scripps Company), a media and broadcasting enterprise, from July 2008 to March 2018 (most recently served as Chair of the Audit Committee and a member of the Compensation Committee and Pricing Committee)

Directors With Terms Expiring in 2020:

Robert S. Taubman Director since: 1992 Age: 65
Qualifications, Attributes, Skills and Experience:
» Has led TCO as a principal executive officer for over 35 years, as a director for 27 years and as Chairman of the Board for 18 years. He is a recognized leader in the REIT and regional mall industries

» Under his leadership, our TSR over the last 21 years has been 823%

» Unique perspective and understanding of our business, culture and history, having led us through many economic cycles, internal and external growth and curtailment, global expansion and other key operational and strategic initiatives. His day-to-day leadership of TCO gives him critical insights into our operations, strategy and competition, and allows him to facilitate the Board's ability to perform its critical oversight function

» Through his work at TCO and his leadership roles in numerous real estate and shopping center industry associations in Michigan and nationally, he possesses an in-depth knowledge of the REIT industry and regional malls, outlet centers and mixed-use centers on a global basis, and has significant relationships with key developers, potential and current joint venture partners, and tenants

» Extensive board and board committee experience at other public companies, including through his current and long-standing service as a director of Comerica Bank and prior long-term service as a director of Sotheby's Holdings, also provides him significant insight as to governance and compliance-related matters of public companies

Current Occupation(s):
» Chairman of the Board, and President and Chief Executive Officer of TCO and the Manager, which is a subsidiary of TRG. He has been Chairman since December 2001 and President and CEO since 1990

Other:
» Past Chairman of the board and a director of the Real Estate Roundtable

» Member and former Trustee of the Urban Land Institute

» Advisory Board of Governors, National Association of Real Estate Investment Trusts

» Member and past trustee of the International Council of Shopping Centers

» Member of the University of Michigan Investment Advisory Committee for its endowment and is involved in a number of other community and philanthropic organizations

» Brother of William Taubman

Other Public Company Board(s):
» Comerica Bank and related predecessor boards since 1987 (currently, a member of the Enterprise Risk Committee)

» Sotheby's Holdings, Inc., the international art auction house, from 2000 through his retirement from the board in May 2016 (most recently served as Chair of the Finance Committee)

Myron E. Ullman, III Director since: 2016 (appointed Lead Director in 2016); and served 2003-04 Age: 72
Qualifications, Attributes, Skills and Experience:
» Through his senior leadership and public company board experience with U.S. and international retailers, he brings to the Board extensive knowledge in critical areas, including leadership of global businesses, finance, executive compensation, governance, risk assessment and compliance

» Possesses brand marketing experience and international distribution and operations experience from his roles at major U.S. and international retailers, as well as constructive insights and perspectives from positions he has held in the technology and real estate industries and the public sector

» Experiences as chairman and chief executive officer of various entities during his career provide the Board with insight into the challenges inherent in managing a complex organization

Prior Occupation(s):
» Served as Executive Chairman of J.C. Penney Company, Inc., from August 2015 to August 2016, and previously from November 2011 to January 2012. From April 2013 to August 2015, served as Chief Executive Officer and a member of the board of directors of J.C. Penney Company, Inc. Previously served as the Chairman of the board of directors and Chief Executive Officer from December 2004 to November 2011

» Served as Directeur General, Group Managing Director of LVMH Möet Hennessy Louis Vuitton, a luxury goods manufacturer and retailer, from July 1999 to January 2002
» From January 1995 to June 1999, he served as Chairman and Chief Executive Officer of DFS Group Limited, a retailer of luxury branded merchandise

» From 1992 to 1995, he served as Chairman and Chief Executive Officer of R.H. Macy & Co., Inc.

» Served as the Chairman of the National Retail Federation from 2006 to 2008

» Served as the Chairman of the Federal Reserve Bank of Dallas from 2008 to 2015

Other Public Company Board(s):
» Serves as Lead Independent Director and Chairman of the board of directors of Starbucks Corporation (including service as Chair of the Compensation and Management Development Committee and Chair of the Audit and Compliance Committee)

» Has served on the board of directors for 11 U.S. and international public companies, including Starbucks, J.C. Penney Company, Inc., Ralph Lauren Corporation (most recently served as a member of the Audit Committee and Nominating and Corporate Governance Committee), Taubman Centers, Inc., Saks, Inc., R.H. Macy Corporation (most recently served as Chairman of the board of directors), LVMH Möet Hennessy Louis Vuitton, and Federated Department Stores, Inc. (most recently served as Deputy Chairman of the board of directors)

Cia Buckley Marakovits Director since: 2016 Age: 54
Qualifications, Attributes, Skills and Experience:
» In-depth expertise and knowledge of real estate (domestic and globally), private investing, fiduciary responsibility with institutional investors, capital markets, finance, risk assessment, compliance and executive management throughout her professional experiences and service with real estate industry associations and in academia

» Extensive experience with real estate investing in diverse asset classes on behalf of numerous, varied institutional investors, which provides her with significant and valuable insight into our strategic planning and valuation analysis and, especially, our investors’ views regarding those items

» Possesses an in-depth knowledge of accounting and finance from her executive and private director positions, which included serving as President and Chief Financial Officer

» As a result of the foregoing expertise and experience, Ms. Buckley Marakovits qualifies as a financial expert under SEC rules

Current Occupation(s):
» Chief Investment Officer (since 2012), Partner, Managing Director and Member of the Investment Committee (since 2007) of Dune Real Estate Partners LP (which evolved from Dune Capital Management LP)
                                                                                            Prior Occupation(s):
» From 1997 to 2007, held a variety of positions at JER Partners (an affiliate of the J.E. Robert Companies), including Chief Financial Officer, Head of Asset Management, Head of Acquisitions and, most recently, President of the U.S. Fund Business; also served on various investment committees of JER Partners

» Spent nine years in the Real Estate Investment Banking Group of Bankers Trust managing investments in a variety of asset classes

Other:
» Full Member of the Urban Land Institute
» Chair of the Investment Committee for ULI and ULIF
» Member of the Audit Committee of ULIF
» Trustee of ULI as well as a member of the board and treasurer of ULI Foundation, active in the Women’s Leadership Initiative
» Member of the Pension Real Estate Association
» Member of Columbia Business School’s MBA Real Estate Program Advisory Board
» Member of the Executive Committee of the Samuel Zell and Robert Lurie Real Estate Center at the Wharton School of Business
» Member of WX, Women Executives in Real Estate
» Member of the Board of Trustees and a member of the Finance Committee, Collegiate School
Other Public Company Board(s): » None

Director Independence
The NYSE listing standards set forth objective requirements for a director to satisfy, at a minimum, in order to be determined to be independent by the Board. In addition, in order to conclude a director is independent in accordance with the NYSE listing standards, the Board must also consider all relevant facts and circumstances, including the director's commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, and such other criteria as the Board may determine from time to time. The Board has adopted additional categorical standards regarding relationships that the Board does not consider material for purposes of determining a director's independence. Our Corporate Governance Guidelines set forth the NYSE objective requirements and our additional categorical standards for Board independence, as well as additional independence standards for members of the Audit Committee and the Compensation Committee established by the SEC and the NYSE. The Corporate Governance Guidelines are available on our website, www.taubman.com, under the Investors - Corporate Governance tab.
The Board has determined, after considering all of the relevant facts and circumstances, including written information provided by each director or the Board's additional director nominee, that all of the non-employee directors and the Board's director nominees are or were (during their service as a director) independent from management in accordance with the NYSE listing standards and our Corporation Governance Guidelines, including Messrs. Chazen and Hatkoff who served in 2018, Messrs. Embler, Litt, Tysoe and Ullman, and Mses. Buckley Marakovits and Clark who served in 2018 and continue to serve as directors, Mses. Fields and Killefer who began serving in 2019, and Michelle J. Goldberg, the Board's additional director nominee.
The Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee are composed entirely of independent directors. In addition, after considering all of the relevant facts and circumstances, the Board has determined that each member of the Audit Committee and the Compensation Committee qualifies as independent in accordance with the additional independence rules established by the SEC and the NYSE.

BOARD MATTERS

The Board of Directors
General
The Board has general oversight responsibility for our affairs and the directors, in exercising their fiduciary duties, represent and act on behalf of the shareholders. Although the Board does not have responsibility for our day-to-day management, it stays regularly informed about our business and provides guidance to management through periodic meetings and other informal communications. The Board provides critical oversight in, among other things, our strategic and financial planning process, leadership development and succession planning, risk management, as well as other functions carried out through the Board committees as described below. The Board also performs an annual performance review of the Board and the Board committees and, as deemed necessary, individual directors.
Board Leadership
Our Board is led by Robert Taubman, our Chairman, President and Chief Executive Officer and Mike Ullman, our independent Lead Director. Our Board believes the combining the Chair and CEO roles with an independent Lead Director facilitates a unified strategic vision under the Board's oversight and input and provides clear business leadership for us, helping us maintain a focused, long-term perspective in creating value, which is critical in the REIT industry, in general, and to us and our long-term development strategy, in particular. At the same time, the combination of our independent, refreshed Board, our independent Board committees and our effective Lead Director provide interlocking mechanisms to exercise strong, independent oversight of strategy and management, helping to orient us towards long-term value creation.

Lead Director

Following extensive shareholder engagement in recent years, the Board determined to create the role of Lead Director in December 2016 and appointed Myron Ullman, III to such position for a term of at least one year and he currently continues in such capacity. The Board believes this revised leadership structure ensures appropriate alignment between the Board and management and provides strong leadership for us.

The Board has long believed that independent leadership is important. Under our Corporate Governance Guidelines, an independent director must serve as a Lead Director while the position of Chair of the Board is held by a management director. The Lead Director must have a term of at least one year and is elected by and from the independent directors.

Under our Corporate Governance Guidelines, the Lead Director is empowered to:

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support a strong Board culture and encourage director participation by fostering an environment of open dialogue and constructive feedback among the directors and facilitating communication across Board committees and among the Chairman, the Board as a whole and Board committees;

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serve as a liaison between the Chairman and the independent directors, with the understanding (and expectation) that all directors will engage with the Chairman and vice versa as they deem appropriate;

•	act as a sounding board and advisor to the President and Chief Executive Officer along with other directors;

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preside at executive sessions of the independent directors, invite directors to raise items for discussion at such sessions and coordinate feedback and follow-up with the Chairman, the chairpersons of relevant Board committees and other directors as appropriate, including with respect to the executive sessions for formally evaluating the performance of the President and Chief Executive Officer and senior management each year;

•	call meetings of the independent directors, establish the agenda of such meetings with the input of other directors and preside over such meetings;

•	be available to meet with major shareholders of TCO as appropriate;

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advise the Chairman as to the Board's information needs and work with the Chairman as needed to coordinate and provide feedback and input regarding Board meeting agendas, schedules and materials in order to support Board deliberations and enable sufficient time for discussion of all agenda items;

•	facilitate as appropriate the responsibilities of the Board, the committees of the Board and senior management; and

•	perform such other responsibilities as may be designated by the Board from time to time.
In addition, the Board believes that its independent directors are deeply engaged and provide robust independent leadership and direction given their executive and Board experience noted above. See “Proposal 1 - Election of Directors - Director Background and Qualifications.” The independent directors are the sole members of the Audit, Nominating and Corporate Governance, and Compensation Committees, which collectively oversee our critical matters such as the integrity of our financial statements, the compensation of executive management, the appointment, nomination and evaluation of directors, and the development and implementation of our corporate governance policies and structures. The independent directors also meet regularly in executive session at Board and committee meetings and have access to independent advisors as they deem appropriate. The Lead Director presides over the Board executive sessions. Management supports this oversight role through its tone-at-the-top and open communication.
Board Oversight of Risk Management
The Board and each of our Board committees oversees the management of risks that fall within the Board's or that committee's areas of responsibility. To assist in the management of risks, the Board and committees meet in executive sessions consisting of the independent directors, as well as with management, the internal and outside auditor, compensation consultant and other third party advisors, as deemed necessary.

Governing Body	Role in Oversight of Risk Management
Board
w Reviews and approves management's annual business plan, including projected opportunities and challenges facing the business, and review of management's long-term liquidity and strategic plans

w Periodic review of business developments, strategic plans and implementation, liquidity, and financial results

w Implementation of an enterprise risk management framework, including review of specific material risks and risk mitigants and participation in presentations by key employees that manage key operations, internal leadership teams and strategic initiatives

w Review of succession plans for senior management

w Review of capital spending and financings, as well as acquisitions, joint ventures and divestitures of full and partial interests in centers

Audit Committee
w Reviews risk exposure related to credit, liquidity and legal, regulatory and other contingencies

w Reviews financial risk exposure related to accounting and financial reporting, disclosure controls, and procedures and internal control over financial reporting

w Oversees performance of internal audit function, the independent auditor, and the legal, regulatory and ethical compliance functions (including key policies such as the Code of Business Conduct and Ethics, Conflict of Interest, and Related Person Transactions)

w Oversees the whistle blower and confidential hotline reporting processes in relation to accounting and accounting matters

Nominating and Corporate Governance Committee	w Oversees Board structure, governance policies, shareholder engagement and the self-evaluation assessments conducted by the Board and its committees
Compensation Committee
w Reviews and approves executive officer compensation and severance opportunities and their alignment with our business and strategic plans, and the review of compensation plans generally and the related incentives, risk and risk mitigants

Meetings
The Board and its committees meet throughout the year at regularly scheduled meetings, and also hold special meetings and act by written consent as appropriate. In 2018, the Board held 7 meetings. During 2018, each of our current directors attended at least 75%, in aggregate, of the meetings of the Board and all committees of the Board on which he or she served.
Directors are expected to attend all meetings, including the annual meeting of shareholders, and we historically have scheduled a Board meeting on the date of the annual meeting of shareholders. All directors serving in 2018 attended the 2018 annual meeting in person.
Non-management directors hold regularly scheduled executive sessions at which they meet without the presence of management. These executive sessions occur at regularly scheduled meetings of the Board, as well as at special meetings of the Board from time to time at the request of non-management directors. In 2018, the Lead Director presided over these executive sessions.
For more information regarding the Board and other corporate governance policies and procedures, see “Corporate Governance.” For information on how you can communicate with our non-management directors, including the Lead Director, see “Shareholder Communication with the Board.”

Committees of the Board
The Board has delegated various responsibilities and authority to Board committees and each committee regularly reports on its activities to the Board. Each committee, except the Executive Committee, has regularly scheduled meetings and nearly always has executive sessions each meeting at which committee members meet without the presence of management (as well as with certain members of management). Each committee, other than the Executive Committee, operates under a written charter approved by the Board, which is reviewed annually by the respective committees and the Board and is available on our website, www.taubman.com, under the Investors - Corporate Governance - Committee Composition and Charters tab. The table below sets forth the current membership of the four standing committees of the Board and the number of meetings in 2018 of such committees:

Name	Audit	Compensation	Nominating and Corporate Governance	Executive
Mayree C. Clark (1)	—	Chair	X	—
Michael J. Embler (1)	X	—	X	—
Janice L. Fields (2)	—	X	—	—
Nancy Killefer (2)	X	—	—	—
Jonathan Litt (3)	X	—	—	—
Cia Buckley Marakovits (4)	—	X	X	—
Robert S. Taubman	—	—	—	Chair
Ronald W. Tysoe	Chair	X	—	X
Myron E. Ullman, III	—	—	Chair	X
Meetings	8	3	4	1

(1)	Ms. Clark and Mr. Embler were appointed to the Nominating and Corporate Governance Committee in late 2018.

(2)
Ms. Fields and Ms. Killefer were appointed to the Board effective January 16, 2019, to fill the vacant Board seats following the resignation of Mr. Chazen, who served on the Audit Committee and Compensation Committee, and Mr. Hatkoff, who served on the Compensation Committee and Nominating and Corporate Governance Committee. Ms. Fields was appointed to the Compensation Committee, and Ms. Killefer was appointed to the Audit Committee, effective January 2019.

(3)	Mr. Litt was elected to the Board at the 2018 annual meeting and was appointed to the Audit Committee effective January 2019.

(4)	Ms. Buckley Marakovits resigned from the Audit Committee and was appointed to the Compensation Committee effective January 2019.

Audit Committee
The Audit Committee is responsible for providing independent, objective oversight and review of our auditing, accounting and financial reporting processes, including by: reviewing the audit results and monitoring the effectiveness of our internal control over financial reporting, disclosure controls and internal audit function; reviewing our reports filed with or furnished to the SEC that include financial statements or results; and providing oversight of legal, ethical and regulatory compliance functions (including key compliance policies, such as the Code of Business Conduct and Ethics, Conflict of Interest and Related Person Transactions policies). In addition, the Audit Committee engages the independent registered public accounting firm and approves its work plan and fees. The Audit Committee may form and delegate authority to subcommittees as appropriate. See “Audit Committee Matters,” “Report of the Audit Committee” and the Audit Committee's charter for additional information on the responsibilities and activities of the Audit Committee.
The Board has determined that each Audit Committee member has sufficient knowledge in reading and understanding financial statements to serve thereon and is otherwise financially literate. The Board has further determined that four Audit Committee members, Mr. Embler, Ms. Killefer, Mr. Litt and Mr. Tysoe, qualify as “audit committee financial experts” within the meaning of SEC regulations and that each of them has the accounting and related financial management expertise required by the NYSE listing standards. The designation of an “audit committee financial expert” does not impose upon such person any duties, obligations or liabilities that are greater than those generally imposed on such person as a member of the Audit Committee and the Board, and such designation does not affect the duties, obligations or liabilities of any other member of the Audit Committee or the Board.
In accordance with NYSE rules, an Audit Committee member may not simultaneously serve on more than two other audit committees of public companies unless the Board determines that such simultaneous service would not impair the ability of such person to effectively serve on the Audit Committee and discloses such determination. No Audit Committee member currently serves on more than two other audit committees of public companies.
Compensation Committee
The Compensation Committee is responsible for: reviewing and approving annually all compensation decisions related to our senior management; overseeing compensation, severance and benefit plans and policies generally; reviewing and approving equity grants and otherwise administering share-based plans; reviewing and making recommendations to the Board regarding director compensation; monitoring compliance with stock ownership guidelines; reviewing the clawback policy; and reviewing certain compensation disclosures and proposals in our proxy statement and other reports filed with or furnished to the SEC. The Compensation Committee also reviews and discusses, at least annually, the relationship between risk management policies and practices, corporate strategy and our compensation programs. The Compensation Committee may form and delegate authority to subcommittees as appropriate. See “Compensation Discussion and Analysis,” “Compensation Committee Report” and the Compensation Committee's charter for additional information on the responsibilities and activities of the Compensation Committee.
Role of Management.    Similar to prior years, in 2018, certain executives of the Manager, including Mr. Robert Taubman, provided the Committee with recommendations regarding the design and implementation of the compensation programs for senior management. See “Compensation Discussion and Analysis - Compensation Review Process” for further information.
Role of Compensation Consultant. The Compensation Committee determined to re-engage Willis Towers Watson as its compensation consultant for 2018 with respect to our senior management and non-employee director compensation programs and approved the terms of such engagement. Representatives of Willis Towers Watson often are invited to attend Compensation Committee meetings.
The Compensation Committee works with management to determine the consultant's responsibilities and direct its work product, although the Compensation Committee is responsible for the formal approval of the annual work plan. Willis Towers Watson's responsibilities in 2018 with respect to executive compensation are set forth in “Compensation Discussion and Analysis - Compensation Review Process."
The Compensation Committee generally reviews our non-employee director compensation program every other year and makes recommendations to the Board as appropriate. In 2016, the Compensation Committee engaged Willis Towers Watson to assess our competitive position regarding its non-employee director compensation program. In 2018, the Board deferred the review of our non-employee director compensation program until 2019. See “-Director Compensation” below for further information.

Independence of Compensation Consultant and Potential Conflicts of Interest.  The Compensation Committee has the sole authority to engage outside advisors and establish the terms of such engagement, including fees. In connection with any such engagement, the Compensation Committee reviews the independence of such advisor, based on the factors specified by the NYSE as well as any other factors it deems appropriate, and any conflicts of interest raised by the work of such outside advisor.
During 2018, we retained Willis Towers Watson to provide de minimis services other than the executive and non-employee director compensation services provided to the Compensation Committee. Although we have retained Willis Towers Watson for limited services in prior years which services neither the Compensation Committee nor the Board approve, the Compensation Committee believes that the advice it receives from the individual compensation consultants is objective and not influenced by Willis Towers Watson's or any of its affiliates' other relationships with us because of the policies and procedures Willis Towers Watson and the Compensation Committee have in place. These policies and procedures include:

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the Compensation Committee's individual consultants receive no incentive or other compensation based on the fees charged to us for other services provided by Willis Towers Watson or any of its affiliates, if any;

•	the Compensation Committee's individual consultants are not responsible for selling other Willis Towers Watson or affiliate services to us;

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Willis Towers Watson's professional standards prohibit the Compensation Committee's individual consultants from considering any other relationships that Willis Towers Watson or any of its affiliates may have with us in rendering their advice and recommendations;

•	the Compensation Committee has the sole authority to retain and terminate its compensation consultants;

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the Compensation Committee's individual consultants have direct access to the Compensation Committee without management intervention and may participate in executive sessions with the Compensation Committee; and

•	the Compensation Committee evaluates the quality and objectivity of the services provided by the consultants each year and determines whether to continue to retain the consultants.
Except as set forth above, the Compensation Committee noted that there were no potential conflicts of interest raised by the work of the individual consultants.
Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee is responsible for: identifying individuals qualified to become directors and providing recommendations as to director nominees and appointments to the Board; reviewing the composition, organization, function and performance of the Board and its committees; coordinating and leading efforts of engagement between independent directors and shareholders; and exercising general oversight over our corporate governance policy matters, including developing, recommending and monitoring the Corporate Governance Guidelines. The Nominating and Corporate Governance Committee may form and delegate authority to subcommittees as appropriate. See the Nominating and Corporate Governance Committee's charter for additional information on its responsibilities and activities.
See "Proposal 1 - Election of Directors" for a description of the experience, mix of skills and other criteria that the Nominating and Corporate Governance Committee considers in the director nomination process. If a vacancy on the Board occurs, the Nominating and Corporate Governance Committee will seek individuals who satisfy similar criteria for appointment to the Board.

Board Vacancies - General and 2018-2019 Process. In connection with our previously announced board refreshment efforts and the planned resignations of Mr. Chazen and Mr. Hatkoff, the Nominating and Corporate Governance Committee conducted a search process in 2018 to identify and evaluate potential director appointees to fill such vacancies in accordance with the criteria set forth in the Corporate Governance Guidelines, including an emphasis to consider highly qualified diverse candidates. The Nominating and Corporate Governance Committee may rely on multiple sources for identifying and evaluating non-incumbent nominees, and in connection with this search process, engaged a leading third-party search firm, Heidrick & Struggles. Additionally, the Nominating and Corporate Governance Committee used investor feedback from numerous engagements over the past several year to inform the search. Following a process that included consideration of more than a hundred candidates and multiple potential nominees, and an evaluation of the Board's composition and desired skill set linked to the current and future needs of TCO and our shareholders, the Nominating and Corporate Governance Committee (and the Board) determined that Ms. Fields and Ms. Killefer, both initially recommended by Heidrick & Struggles, were the best candidates for new appointments to the Board to replace Mr. Chazen and Mr. Hatkoff. The Nominating and Corporate Governance Committee and the Board considered Ms. Fields' experience as a seasoned retail- and consumer-oriented executive with strong operational expertise and specific experience in the areas of marketing, finance, supply chain, human relations, real estate, sustainability, communications, investor relations, and strategic planning. They also considered Ms. Killefer's background as an executive and board director, as well as her experience providing strategic counsel to a multitude of consumer, retail, healthcare and other companies in the areas of strategic planning, sales, marketing and brand building. The Nominating and Corporate Governance Committee and the Board believe that Ms. Fields' and Ms. Killefer's attributes and skills will enhance the Board's current mix of skills and experience and the quality of the Board discussions and Board oversight.

Advanced Notice Procedures for Director Nominations. Under the By-Laws, shareholders must follow an advance notice procedure to nominate candidates for election as directors or to bring other business before an annual meeting. The advanced notice procedures set forth in the By-Laws do not affect the right of shareholders to request the inclusion of proposals in our proxy statement and form of proxy pursuant to SEC rules. See “Additional Information-Presentation of Shareholder Proposals and Nominations at 2020 Annual Meeting” for information regarding providing timely notice of shareholder proposals and nominations. For nominations and shareholder proposals, the notice provided by shareholders to us must include, among other things:

•	for director nominations:

•	the name and address of the person or persons being nominated;

•	the consent of each nominee to serve as a director if elected and to be named in the proxy statement;

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a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among the shareholder and beneficial owner, if any, and their respective affiliates and associates and others acting in concert therewith, on the one hand, and each proposed nominee, and his or her respective affiliates and associates or others acting in concert therewith, on the other hand;

•	a description of certain voting or compensatory arrangements;

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information regarding the nominee to enable us to determine whether the proposed nominee qualifies as an independent director and otherwise is in compliance with our policies and guidelines applicable to directors; and

•	such other information regarding each nominated person that would be required in a proxy statement filed pursuant to the SEC's proxy rules in the event of an election contest.

•	for other business, a brief description of such business, the reasons for conducting such business and any material interest in such business; and

•	for a shareholder and beneficial owner(s), if any, on whose behalf the nomination or proposal is being made:

•	the name and address of the shareholder (and beneficial owner, if any);

•	the class and number of shares of our stock that the shareholder (and beneficial owner, if any) owns;

•	information regarding such persons' interest (and the interest of related persons) in the matters being proposed;

•	arrangements between the persons proposing such action;

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the interests of such persons and related persons in our stock, including disclosure of agreements that involve hedging, short positions and similar arrangements and agreements that involve acquiring, voting, holding or disposing of our stock; and

•	whether such persons intend to solicit proxies in support of the nominee or proposed business.
In addition, such information provided to us must be updated and supplemented so that all applicable information is true and correct as of the record date and within 15 days prior to the applicable meeting or any adjournment or postponement thereof. See the By-Laws for complete information required to be included in such notice to us.
Executive Committee
The Executive Committee has the authority to exercise many of the functions of the full Board between meetings of the Board, although historically it has generally only been used for administrative purposes between regularly scheduled Board meetings.

Corporate Governance
The Board and management are committed to responsible corporate governance to ensure that we are managed for the benefit of our shareholders. To that end, the Board and management periodically review and update, as appropriate, our corporate governance policies and practices. We also update policies and practices as mandated by the Sarbanes-Oxley Act of 2002, Dodd-Frank and other SEC or NYSE rules and regulations.
A copy of our committee charters, Corporate Governance Guidelines, Code of Business Conduct and Ethics, and Executive Compensation Clawback Policy will be sent to any shareholder, without charge, upon written request to our executive offices: Taubman Centers Investor Services, 200 East Long Lake Road, Suite 300, Bloomfield Hills, Michigan 48304-2324. These documents are also available on our website, www.taubman.com, under the Investors - Corporate Governance tab.
Committee Charters
See "Committees of the Board" for a description of the Board's delegation of authority and responsibilities to the four standing committees.
Corporate Governance Guidelines
The Board has adopted Corporate Governance Guidelines, which address, among other things, director responsibilities, qualifications (including independence), Lead Director responsibilities, compensation and access to management and advisors. The Nominating and Corporate Governance Committee is responsible for overseeing and reviewing these guidelines and recommending any changes to the Board.
Majority Voting Policy. Included in the Corporate Governance Guidelines is a policy approved by the Board in December 2015 to be followed if any nominee for director receives a greater number of votes “withheld” from his or her election than votes “for” such election. In such event, the applicable director must promptly tender his or her resignation, conditioned on Board acceptance, following certification of the shareholder vote; provided, however, that this does not apply when the number of individuals nominated for election exceeds the number of directors to be elected, including as a result of a proxy contest. The Nominating and Corporate Governance Committee will consider the resignation offer and, within 60 days following certification of the shareholder vote, recommend to the Board whether to accept such resignation. The Board will act on the Committee’s recommendation within 90 days following certification of the shareholder vote. The Board will promptly disclose in reasonable detail its decision and rationale regarding the acceptance or rejection of the resignation, as applicable, in a widely disseminated press release, in a filing with the SEC or by other widely disseminated public announcement. If a director’s resignation is accepted by the Board, the Board would fill the resulting vacancy pursuant to our Restated Articles of Incorporation and in accordance with our By-laws.

Overboarding Restrictions. Prior to accepting an appointment or election to serve as a director of another public company board, the Corporate Governance Guidelines require such director to notify the Chairman and the Chair of the Nominating and Corporate Governance Committee. The Corporate Governance Guidelines also provide that, subject to an exception approved by the Board, a director cannot serve on the board of directors of more than five public companies, including TCO, and a director who is an executive officer of a public company cannot serve on the board of directors of more than three public companies, including TCO. In 2018, the Board did not approve any exceptions to this policy and there are no such exceptions in effect.
Annual Performance Evaluations. The Board and its committees conduct self-evaluations at least annually to determine whether the Board and its committees are functioning effectively and fulfilling the obligations required by our Corporate Governance Guidelines and committee charters and to evaluate opportunities for additional improvements. These reviews focus on the Board and its committees as a whole, but present opportunities to evaluate individual directors when circumstances warrant such discussion. Topics of such evaluation include structure, responsibilities and governance of the Board and its committees. Results of all self-evaluations are reported to the Board by the Lead Director. The Board also reviews the Nominating and Corporate Governance Committee’s periodic recommendations concerning the performance and effectiveness of the Board and its committees. The Nominating and Corporate Governance Committee oversees the annual performance evaluation process. In 2019, Board and Committee self-evaluations were done in writing, with Committee and Board follow-up discussions, to enhance the process.
Code of Conduct
The Board also has adopted a Code of Business Conduct and Ethics (the Code), which sets out basic principles to guide the actions and decisions of all of our employees, officers and directors. The Code covers numerous topics including honesty, integrity, raising concerns, conflicts of interest, compliance with laws and internal policies, corporate opportunities and confidentiality. Waivers of the Code are discouraged, but any waiver or material amendment that relates to our executive officers or directors may only be made by the Board or a Board committee and will be publicly disclosed on our website, www.taubman.com, under the Investors - Corporate Governance tab within four business days of such waiver or amendment. See “Related Person Transactions” for additional information on the Board's policies and procedures regarding related person transactions.
Insider Trading Policy
The Insider Trading Policy is designed to insulate us and our directors, officers, employees and specified other persons from sanctions for insider trading, as well as to prevent any appearance of improper conduct by any such persons.
Anti-Hedging. The Insider Trading Policy prohibits directors, executive officers and other employees from engaging in hedging or monetization transactions (such as zero-cost collars and forward sale contracts), short sales, trading in puts, calls, options or other derivative securities for speculative purposes or to separate the financial interest in such securities from the related voting rights with respect to our stock.
Pledging. The Insider Trading Policy also prohibits pledging of our securities or holding our securities in a margin account, except in situations and on conditions pre-approved by the General Counsel. At a minimum, such person must have the financial capacity to repay the applicable loan without resort to the margin or pledged securities.
Based upon this criterion, such an exception has been granted with respect to the shares of our common stock and partnership units that are disclosed in this proxy statement as having been pledged as security by affiliated entities of Robert Taubman, our Chairman of the Board, President and Chief Executive Officer, and William S. Taubman, our Chief Operating Officer. In this 2019 proxy statement, Messrs. Robert Taubman and William Taubman reported an aggregate of 2,518,834 shares of common stock and partnership units pledged, unchanged from the amount disclosed in last year's proxy statement. See "Security Ownership of Certain Beneficial Owners and Management - Ownership Table." The Board believes that the current pledged securities are reasonable due to the following factors:

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Since our reorganization in 1998, TCO has been the largest owner of TRG, TCO's operating partnership, followed by members of the Taubman family, collectively. Since the reorganization, the members of the Taubman family, collectively, have owned approximately 30% of TRG's partnership units and approximately 30% of TCO's Voting Stock, and they have rarely sold any equity, except very occasionally in de minimis amounts and generally in connection with compensation related grants, ensuring the alignment of its interests with those of all other Taubman shareholders.

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The pledged shares are not used to shift or hedge any economic risk in owning interests in TCO or TRG. These shares collateralize loans used to fund outside personal business ventures. If affiliated entities of Robert Taubman and William Taubman had been unable to pledge these securities, they may have been forced to sell a portion of them in order to obtain the necessary funds.

•	The pledged securities represent 2.9% of our outstanding voting shares as of April 30, 2019, and therefore, do not present any appreciable risk for investors or us.

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The pledges represent only 10% of our voting stock beneficially owned by affiliated entities of Robert Taubman and William Taubman. Excluding the pledged shares, each person still substantially exceeds our stock ownership guidelines.

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In accordance with the Insider Trading Policy, such persons have the financial capacity to repay their outstanding loans without resorting to the pledged securities. In the unlikely event such a sale were necessary, (i) the use of the cash tender agreement would seem to be the best way for the lenders to realize the maximum value of their collateral, which most likely would occur through an underwritten public offering of common stock by us, and (ii) if open market sales were necessary, based on the 30-day average trading volume for shares of our common stock as of April 26, 2019, it would take 9 days for the pledged securities to be sold in the open market. Furthermore, their unpledged ownership is very substantial and would likely be able to prevent any margin call.

•	We have an active shareowner engagement program in which we meet regularly with our largest shareowners and, if raised, discussed any pledging concerns.
Executive Compensation Clawback Policy
In the event that the Board determines that any fraud, negligence or intentional misconduct by a current or former executive officer of TCO was a significant contributing factor to us having to restate all or a portion of our financial statements, the clawback policy empowers the Board or committee to recover compensation (bonus, retention or incentive compensation, including any equity awards, whether exercised or unexercised, or vested or unvested) granted or paid to an executive officer of TCO, remedy the misconduct and prevent its recurrence to the fullest extent permitted by governing law.
Succession Planning
The succession planning process for executive officers is designed to assist the Board in overseeing and understanding our readiness and the related transition risks for a crisis as well as a planned transition, and to oversee the development of strong leadership quality and executive bench strength. Annually, the Board meets with the Chief Executive Officer and in executive session without management to discuss succession planning and strategies to strengthen and supplement the skills and qualifications of internal succession candidates. Key executives have ongoing exposure to the Board to assist in the Board's oversight. Further, the Chief Executive Officer, other executive officers and Human Resources periodically provide the Board with an assessment of key executives for potential succession and discuss potential sources of external candidates.
Shareholder Engagement and Responsiveness

Our Board and management prioritize maintaining an active dialogue with our actively managed and passive shareholders. We engage regularly with our shareholders at industry conferences, company events, and both one-on-one and group meetings and calls to discuss business, performance, strategy, the evolving industry environment, our portfolio, capital allocation, Board composition, governance practices, our voting and capital structure, compensation programs, and other key matters. Our Board also amended the Charter of the Nominating and Corporate Governance Committee, which is fully independent, to formally delegate oversight of engagement with shareholders and proxy advisory firms on corporate governance matters and thus support the Board on key shareholder matters. Investor input is regularly shared and discussed with the Board, and management regularly updates independent members of our Board on investor feedback received during engagements of which independent directors were not themselves in attendance.

Our directors and management team are committed to listening to investor views and spending time with our shareholders to increase transparency, better understand their perspectives and benefit from external input. In total, during 2018 we had nearly 1,500 interactions with the investment community. This effort included 144 in-person meetings with 348 analysts or investors representing 175 firms. These engagements are in addition to the extensive shareholder outreach we conducted in prior years, and we have continued to have meaningful engagement with our shareholders in 2019.

Our independent directors are also active, direct participants in shareholder engagement matters. Mr. Ullman, our independent Lead Director, together with the members of the Nominating and Corporate Governance Committee and other independent directors, often engage directly with shareholders to discuss various matters, including sessions in which management does not participate. Over the past three years, our independent directors have met multiple times with many of our major shareholders, and they have directly reached out to these investors in order to solicit candid feedback and discuss the Company. Our management team typically interacts directly with the sell-side analyst community, and analyst reports and perspectives are regularly shared and discussed with the Board to enhance directors’ understanding of third-party views on the Company.

Our shareholder engagement program has involved outreach to, and engagement with, unaffiliated shareholders representing over 75% of our outstanding common shares. In addition, our Board has taken into account the vote at our 2017 and 2018 annual meetings on director elections and on the proposals that were submitted, as well as the rationales provided by shareholders for their votes. As part of the oversight role provided in the Charter of the Nominating and Corporate Governance Committee, the Committee considers this input and the vote results, and, as appropriate, it makes recommendations to the Board, conducts follow-up outreach to shareholders, and leads appropriate self-assessments.

The feedback and guidance received from our shareholders has addressed many topics, including the areas of feedback referred to in “Proxy Summary-Our Governance Evaluation”; “Proxy Summary-Taubman’s Strategic Evolution”; “Proxy Summary-Our Compensation Evolution”; “Proxy Summary-Governance Highlights-What We Heard from Our Shareholders”; and “Executive Compensation and Human Capital Highlights.” Shareholder feedback has also included a clear recognition of the quality of the assets that the Company has developed and invested in, the strength of the Company’s position in navigating the rapidly evolving retail environment, and the importance and extent of the Company’s business initiatives. Shareholders have also noted to us that, at the time of the 2018 annual meeting, the litigation against the Company attacking our capital and voting structure and the Series B Preferred shares remained pending. It was not until after the 2018 annual meeting that the judgment of a United States district court dismissing the litigation was conclusively affirmed on appeal (in August 2018, the United States Court of Appeals for the Sixth Circuit issued an opinion unanimously affirming the district court judgment in favor of the Company and the dismissal with prejudice of the lawsuit).

After considering shareholder input received during engagements, the shareholder votes at the 2017 and 2018 annual meetings on director elections and management and shareholder proposals and the explanations provided by shareholders regarding their votes, the Company and the Board have taken many significant actions in recent years, which the Nominating and Corporate Governance Committee believes to be responsive to shareholder input and voting feedback:

•	Continued to deliver attractive financial performance, despite a challenging retail environment, and enhanced the value of our existing portfolio of assets;

•
Continued Board-level review and discussion of near- and long-term corporate strategy, business initiatives, capital allocation, financial and operating performance, our properties and opportunities to create shareholder value and strengthen the business;

•
Initiated a strategic portfolio review, resulting in decisive actions, including earlier this year agreeing to sell 50 percent of Taubman Asia’s interests in three Asia-based shopping centers to funds managed by The Blackstone Group, a best-in-class real estate partner;

•	Transitioned to annual elections of the Company’s directors, with all members of the Board standing for election to one-year terms beginning with next year’s annual meeting;

•	Transformed the Board, with seven new independent directors, more than two-thirds of the Board, being new since 2016, and seven longer-tenured directors leaving the Board;

•
Used Board evaluations and a refreshed skills matrix developed by the Nominating and Corporate Governance Committee working with Heidrick & Struggles, a nationally recognized executive search firm, to identify and bring additional skillsets, experience and expertise to the Board that are relevant to the current and future needs of the Company;

•	Reduced average independent director tenure to 2.5 years, down from over 14 years as of the beginning of 2016;

•
Increased the gender diversity of the Board with five female independent directors and nominees for our nine-person Board, resulting in a majority female Board as well as female directors holding important Board and committee roles;

•
Enhanced our Board and committees’ self-evaluation process, including through the implementation of written evaluations beginning in 2019, to ensure effective functioning and identifying potential improvements;

•
Memorialized in the Board’s Corporate Governance Guidelines and Charter of the Nominating and Corporate Governance Committee that the re-nomination of incumbent directors to stand for additional terms is not automatic but rather is to be assessed on an individual basis according to specified factors;

•
Amended the Corporate Governance Guidelines and Charter of the Nominating and Corporate Governance Committee to affirm our directors’ commitment to enhance diversity on the Board, including through the inclusion of diverse candidates in the pool of individuals considered for nomination to the Board;

•
Reviewed the Company’s Board leadership structure and created an independent Lead Director position to support our independent committees and committee chairs, with the lead director position empowered with robust responsibilities, including market-leading duties supporting a strong Board culture, encouraging participation by all independent directors, fostering open dialogue, stimulating constructive feedback and communication, and mandating that the Board’s regular self-evaluation should specifically include an evaluation of the Lead Director position and its functioning;

•
Expanded our investor engagement and proxy advisory firm engagement involving members of the Nominating and Corporate Governance Committee and other members of the Board and, as appropriate, the Company’s management team, in addition to formalizing that Committee’s role in overseeing this engagement and considering shareholder and proxy advisory firm perspectives;

•
Reconstituted the Nominating and Corporate Governance Committee to include four of our newest independent directors, specifically Ms. Clark (joined in 2018), Mr. Embler (2018); Ms. Marakovits (2016); and Mr. Ullman (2016);

•	Appointed a new Chair of the Compensation Committee, placing one of the newest directors (Ms. Clark) into that position;

•	Included expanded disclosures in this year’s proxy statement to address items of interest to investors;

•
Enhanced Company disclosures, including in the Annual Report on Form 10-K and in this proxy statement, to provide greater clarity on the Company’s historical and current capital and voting structures, including the Series B Preferred shares, show how these structures promote alignment (and do not represent an unequal, dual-class share structure with disproportionate or misaligned economic and voting interests) and outline the rights of shareholders; and

•	Otherwise expanded and enhanced its disclosures to investors through various mediums.

We believe that interactions with our shareholders provide us with useful feedback and allow us to better understand shareholders’ perspectives, and we continually assess our practices and make changes to reflect our conversations with shareholders. Members of the Board historically have participated in this engagement as part of our proactive shareholder outreach initiatives. See “Proxy Summary - Taubman’s Governance Evolution” for additional information on shareholder engagement by the Board. The “Investor Events & Presentations,” “Corporate Governance” and “Investor Resources” tabs on the Investors section of our website, www.taubman.com, are also intended to provide in-depth information to our shareholders and other stakeholders with current information about our significant corporate governance and business initiatives.

Director Compensation
Non-employee director compensation consists of a mix of cash and equity, with such directors retaining the option to defer such compensation under the Non-Employee Directors' Deferred Compensation Plan. The combination of cash and equity compensation is intended to provide incentives for non-employee directors to continue to serve on the Board, to further align the interests of the Board and shareholders and to attract new non-employee directors with outstanding qualifications. Directors who are employees or officers of TCO or any of our subsidiaries do not receive any compensation for serving on the Board and therefore are excluded from the director compensation table below. We reimburse all directors for expenses incurred in attending meetings or performing their duties as directors.
The Compensation Committee reviews the non-employee director compensation program approximately every other year and makes recommendations to the Board as appropriate.
The Compensation Committee did not review the non-employee director compensation program in 2018 and no changes were made from the 2017 program. The program was last reviewed in 2016 for potential changes to be implemented in 2017, with the assistance of Willis Towers Watson. The market data reviewed (based on 2015 compensation data) included the data of the then-peer group of 14 REITs also utilized for our executive compensation market study and a general industry group of 215 non-financial public companies with 2015 year-end market capitalizations similar to us. Consistent with historical practice, the Compensation Committee determined to target non-employee director compensation between the median of the REIT peer group and the 75th percentile of the general industry peer group. The Compensation Committee determined that it was not desirable to increase compensation generally at such time, although it provided an additional $25,000 annual cash retainer, effective January 1, 2017, to the newly created position of Lead Director given the increased responsibilities and time required of such role.
2018 Compensation Program
The following table sets forth the compensation program for non-employee directors in 2018:

2018 ($)
Annual cash retainer:
Board	70,000
Additional annual cash retainer for Lead Director	25,000
Additional annual cash retainer for Committees:
Audit Committee chair	20,000
Audit Committee member	12,000
Compensation Committee chair	15,000
Compensation Committee member	6,000
Nominating and Corporate Governance Committee chair	12,500
Nominating and Corporate Governance Committee member	4,500
Annual equity retainer (fair market value)	125,000
Annual Cash Retainer.    The annual cash retainer was paid in installments each quarter (in advance).
Annual Equity Retainer.    In 2018, each non-employee director received shares of common stock each quarter (in advance) having a fair market value of $31,250. The number of shares received is determined by dividing such amount by the closing price of the common stock as of the last business day of the preceding quarter. The 2018 awards were made pursuant to the 2008 Omnibus Long-Term Incentive Plan (the 2008 Omnibus Plan) and, following approval at the 2018 annual meeting, the 2018 Omnibus Long-Term Incentive Plan (the 2018 Omnibus Plan). We do not coordinate the timing of share grants with the release of material non-public information, as the grant date is always the first business day of each quarter.

Non-Employee Directors' Deferred Compensation Plan.    Non-employee directors may defer the receipt of all or a portion of their cash retainer and equity retainer fee until the earlier of the termination of Board service or a change of control. The deferred amount is denominated in restricted share units, and the number of restricted share units received equals the amount of the deferred retainer fee divided by the fair market value of our common stock on the business day immediately before the date the director would have been otherwise entitled to receive the retainer fee. During the deferral period, the non-employee directors' notional deferral accounts are credited with dividend equivalents on their deferred restricted share units (corresponding to cash dividends paid on our common stock), payable in additional restricted share units based on the fair market value of our common stock on the business day immediately before the record date of the applicable dividend payment. Each non-employee director's notional deferral account is 100% vested. The restricted share units are converted into our common stock at the end of the deferral period for distribution. See "Security Ownership of Certain Beneficial Owners and Management - Ownership Table" beginning on page 8 for the amount of deferred shares held by non-employee directors.
Perquisites.    We do not provide any perquisites to directors.
2018 Compensation Table
The table below sets forth the compensation of each non-employee director in 2018. Messrs. Chazen and Hatkoff, resigned from the Board effective January 15, 2019. Mr. Litt was elected to the Board in June 2018.

Name	Fees Earned or Paid in Cash ($) (1)(4)	Stock Awards ($) (2)(4)		Total ($)
Jerome A. Chazen	88,000	125,000		213,000
Mayree C. Clark	74,574	124,926	(3)	199,500
Michael J. Embler	79,000	125,000		204,000
Craig M. Hatkoff	95,613	124,887	(3)	220,500
Jonathan Litt	35,000	62,500		97,500
Cia Buckley Marakovits	86,500	125,000		211,500
Ronald W. Tysoe	108,000	125,000		233,000
Myron E. Ullman, III	115,000	125,000		240,000
Total	681,687	937,313		1,619,000

(1)	Represents amounts earned in cash in 2018 with respect to the annual cash retainers and fractional shares awarded under the 2008 Omnibus Plan and 2018 Omnibus Plan that were paid in cash.
(2)
Reflects shares of common stock granted under the 2008 Omnibus Plan and 2018 Omnibus Plan in 2018. The amounts reported reflect the grant-date fair value of each award, which equals the corresponding cash value of the award.

(3)	The value of fractional shares related to the equity retainer was paid in cash.
(4)
In 2018, the following directors elected to defer the receipt of all or a portion of their cash retainers and/or equity retainers under the Non-Employee Directors' Deferred Compensation Plan. The restricted share units were fully vested on the grant date.

Name	2018 Cash Deferrals ($)	2018 Stock Deferrals ($)	Restricted Share Units Credited (excl. dividend equivalents) (#)
Jerome A. Chazen	88,000	125,000	3,546
Michael J. Embler (1)	—	125,000	2,103
Jonathan Litt	35,000	125,000	1,644
Cia Buckley Marakovits	86,500	125,000	3,521
Ronald W. Tysoe (1)	—	125,000	2,081
Myron E. Ullman, III	115,000	125,000	3,991
(1) Mr. Embler and Mr. Tysoe elected to defer 0% of their cash compensation in 2018.

Director Stock Ownership Guidelines
The Board has adopted stock ownership guidelines for the non-employee directors of TCO to further align the interests of shareholders and directors. The current guidelines are available on our website, www.taubman.com, under the Investors - Corporate Governance tab.
The Compensation Committee last revised the stock ownership guidelines for non-employee directors effective March 2, 2016. Under the current guidelines, non-employee directors are required to maintain shares having a value of $350,000 (five times the annual cash retainer and excluding the additional cash retainer for Lead Director, committee chairs and members). Until the requirement is satisfied, a non-employee director must retain at least 50% of the net shares that vest. However, once the requirement is satisfied initially, a non-employee director will not be subject to such retention requirement if the total value of the shares falls below the requirement solely due to a decline in the price of our common stock. As of February 1, 2019, all non-employee directors in service, including Ms. Fields and Ms. Killefer, both of whom were appointed effective January 2019, were in compliance with the accumulation, or ownership, requirements under such guidelines.

Shareholder Communication with the Board

Any shareholder or interested party who desires to communicate with the Board or any specific director, including non-management directors in their capacity as members of the Board or a committee, may write to: Taubman Centers, Inc., Attn: Board of Directors, 200 East Long Lake Road, Suite 300, Bloomfield Hills, Michigan 48304-2324.

Depending on the subject matter of the communication, management will:

•
forward the communication to the director or directors to whom it is addressed; in particular, matters addressed to the Chairman of the Audit Committee will be forwarded unopened directly to such Chairman;

•
attempt to handle the inquiry directly where the communication does not appear to require direct attention by the Board or an individual member, e.g. the communication is a request for information about us or is a stock-related matter; or

•	not forward the communication if it is primarily commercial in nature or if it relates to an improper or irrelevant topic.
To submit concerns regarding accounting and auditing matters, employees, shareholders and other interested persons may also call our toll-free, confidential hotline number, contact the Audit Committee Chairman or our General Counsel, or utilize the confidential website, each as set forth in the Code of Business Conduct and Ethics available on our website, www.taubman.com, under the Investors - Corporate Governance tab. All reports are confidential and anonymous, unless users choose to identify themselves.
Communications made through the confidential hotline and website, or to the Audit Committee Chairman or our General Counsel, are reviewed by the Audit Committee at each regularly scheduled meeting; other communications will be made available to directors at any time upon their request.

EXECUTIVE OFFICERS
The executive officers of TCO serve at the pleasure of the Board. As of April 10, 2019, the executive officers of TCO are as follows:

Name	Age	Title
Robert S. Taubman	65	Chairman of the Board, President and Chief Executive Officer
William S. Taubman	60	Chief Operating Officer
Simon J. Leopold	51	Executive Vice President, Chief Financial Officer and Treasurer
Peter J. Sharp	52	President, Taubman Asia Management Limited
Paul A. Wright	48	Executive Vice President, Global Head of Leasing
See “Proposal 1 - Election of Directors-Director Background and Qualifications” for biographical and other information regarding Robert S. Taubman.
William S. Taubman is Chief Operating Officer of TCO, a position he has held since 2005. Mr. Taubman is also the Executive Vice President of the Manager, a position he has held since 1994. Mr. Taubman served as Executive Vice President of TCO from 1994 to 2005 and held various other positions with the Manager prior to 1994. Mr. Taubman served as a director of TCO from 2000 to 2018. He joined TCO in 1986 from Oppenheimer & Co., Inc. in New York, where he was a financial analyst specializing in mergers and acquisitions. His responsibilities include the overall management of the development, leasing and center operations functions.
Mr. Taubman also is a member of the International Council of Shopping Centers, where he previously served as Chairman of the Board. He is a member of the Urban Land Institute and the National Association of Real Estate Investment Trusts and is involved in a number of other community and philanthropic organizations. He is also the brother of Robert S. Taubman.
Simon J. Leopold is Executive Vice President, Chief Financial Officer and Treasurer of TCO and the Manager. Mr. Leopold has been Executive Vice President and Chief Financial Officer since January 2016 and Treasurer since September 2012. Mr. Leopold joined us in September 2012 as Senior Vice President, Capital Markets and Treasurer, and he became Executive Vice President, Capital Markets and Treasurer in March 2015. Previously, Mr. Leopold spent approximately 13 years as an investment banker, where he served as the managing director in the real estate banking groups at Deutsche Bank (1999 to 2011), KBW (2011 to 2012) and UBS in 2012. Earlier in his career, Mr. Leopold worked in New York City government in a variety of urban planning and economic development positions in the Office of the Mayor, Department of City Planning and the city’s Economic Development Corporation. He is a member of the National Association of Real Estate Investment Trusts, the International Council of Shopping Centers and the Urban Land Institute.
Peter J. Sharp is the President, Taubman Asia Management Limited, a consolidated subsidiary of TCO, a position he has held since January 2017. Mr. Sharp joined TCO in January 2017 from his position as president of Walmart Asia Realty where he oversaw the company’s owned Asia real estate portfolio and mall developments, Sam’s Club as well as aspects of business planning, real estate and realty partnerships since 2011. In addition to leading real estate for the region since joining in 1997, he also led mergers and acquisitions integration for South Korea in 1999 and Japan from 2002 to 2008. A 20-year veteran of Walmart International, Mr. Sharp led the retailer’s expansion in China and entry into India, Japan and South Korea.
Paul A. Wright is Executive Vice President, Global Head of Leasing of the Company and the Manager, a position he has held since April 2017. Mr. Wright previously served in various senior leasing roles for Taubman Asia Management Limited from mid-2006 to March 2017, most recently as Group Vice President of Leasing. Prior to TCO, Mr. Wright held senior-level positions with Citta Management Limited and Lendlease.

COMPENSATION DISCUSSION AND ANALYSIS (CD&A)
The Compensation Discussion and Analysis (CD&A) describes and analyzes our executive compensation philosophy and program in the context of the compensation paid during the last fiscal year to our Named Executive Officers (NEOs). Our NEOs in 2018 are:

Name	Title
Robert S. Taubman	Chairman of the Board, President and Chief Executive Officer
Simon J. Leopold	EVP, Chief Financial Officer and Treasurer
William S. Taubman	Chief Operating Officer
Paul A. Wright	EVP, Global Head of Leasing
Peter J. Sharp	President, Taubman Asia Management Limited
The following chart highlights the key considerations behind the development, review and approval of our NEOs' compensation in 2018:

Objectives
Our NEO compensation program is designed to:
• Align executives' long-term interests with those of our shareholders
• Reward superior individual and Company performance
• Attract, retain and motivate key executives who are critical to our operations

Philosophy
Our NEO compensation philosophy is built on the following principles:
• Provide total compensation that is fair and competitively positioned in the marketplace
• Reward results linked to short-term and long-term performance (pay for performance)
• Drive a focus on increasing long-term shareholder value
• Ensure incentives do not encourage inappropriate risk-taking

Executive Summary
The following summary shows our continued commitment to align our compensation policies and practices with our performance while maintaining appropriate compensation governance. Also included below is a summary of the 2018 compensation related actions we believe will best position us to deliver long-term shareholder value.

What We Do:
•	Pay for Performance
•	Balance long-term and short-term incentives through a mix of metrics and performance periods
•	Benchmark compensation against an appropriate peer group
•	Limit non-employee director annual compensation
•	Independent committee administrates our equity plans
•	Use an industry specific index peer group as a long-term performance metric
•	Maintain a Clawback Policy
•	Maintain robust stock ownership requirements and monitor potential risks in our incentive plans
•	Engage an independent compensation consultant
What We Don't Do:
•	Permit excise tax gross ups
•	Allow for equity vesting of less than one year or “single trigger” Change in Control vesting under the 2018 Omnibus Plan
•	Provide tenure-based benefits for executives, such as pension plans and retiree medical benefits
•	Pay dividends or dividend equivalent rights prior to vesting of equity award
•	Reprice, discount or reload stock options
•	Provide guaranteed bonuses

2018 Company Performance Highlights
We delivered strong financial results in 2018, including:

•	Net income attributable to common shareholders of $0.95 per diluted common share, compared to $0.91 per diluted common share in 2017

•	Adjusted FFO (AFFO) per diluted common share of $3.83(1) compared to AFFO per diluted share of $3.70 in 2017(2)

•	Comparable Center Net Operating Income (NOI) in 2018 compared to 2017:

•	Increased by 4.4% - including lease cancellation income

•	Increased by 3.8% - excluding lease cancellation income

The Committee believe that AFFO and Comparable Center NOI are important supplemental measures of operating performance for REITs. Consequently, these measures are used as performance metrics in our incentive programs, creating an important link between pay and operating performance.
________________________________
(1) AFFO in 2018 excludes costs associated with shareholder activism, the fluctuation in the fair value of equity securities, a restructuring charge, and a charge recognized in connection with the write-off of deferred financing costs related to the early payoff of our $475 million unsecured term loan
(2) AFFO in 2017 excludes a restructuring charge, costs associated with shareholder activism, a gain recognized upon the conversion of our remaining investment in Simon Property Group LP Units to common shares of Simon Property Group, and a charge recognized in connection with the partial write-off of deferred financing costs related to our primary unsecured revolving line of credit in February 2017

Aligning Pay with Performance
To ensure that we are adhering to our pay for performance principles, a significant portion of the NEO's compensation is at-risk based on the extent to which the following target performance measures are achieved:

•	AFFO,

•	Growth in Comparable Center NOI, excluding lease cancellation income,

•	Asia goals related to combined center NOI and operating performance, and

•	Absolute and relative total shareholder return (TSR).
Our incentive compensation programs for NEOs are designed to link compensation performance with our business goals, some of which are short-term, while others take several years to achieve. To the extent target performance measures are not achieved, or they are exceeded, the NEOs generally will earn compensation below or above the target total direct compensation, respectively, supporting our pay-for-performance objectives. Achievement of the short and long-term performance goals at target are reasonably possible but challenging based on historical comparisons and internal budgets which are reviewed by the Committee when establishing performance goals.
For 2018, our pay for performance philosophy was demonstrated through both our short and long-term programs with our annual bonus plan being funded above target due to AFFO performance of $3.83, which exceeded the mid-point of our initial 2018 FFO/share guidance of $3.79, as discussed further on page 42 and 48. In contrast, the performance-based long-term incentive awards made in 2016, which vested in early 2019, did not meet the thresholds required for a target payout resulting in 0.66x payout against the relative TSR performance metric and a 0.9x payout against the Comparable Center NOI performance metric as described further on page 47.

The charts below illustrate the mix of target total direct compensation (consists of target base salary, target annual cash incentive, and target long-term equity incentive) in support of our pay for performance philosophy for the NEOs (reflects the full target direct compensation for the CEO and COO without any forfeitures as discussed further below):

Voluntary Forfeiture of Compensation by CEO

•
For the second consecutive year, Mr. R. Taubman volunteered, with the approval of the Compensation Committee (the Committee), to forfeit all of his annual equity awards and to put his base salary and individual cash bonus at risk of forfeiture as detailed further on pages 40 and 46.

•
Similarly to 2017, the Committee adopted a tiered bonus funding approach that would begin funding the individual target cash bonus for Mr. R. Taubman only in the event our FFO/share was at the mid-point of our 2018 guidance range. Based on our performance results (which exceeded the midpoint of the guidance range), Mr. R. Taubman received 2018 total direct pay of $1.6 million compared to his total direct target compensation of approximately $5 million.

•
These forfeiture actions were initiated by Mr. R. Taubman and supported by the Committee and the Board, given the collective focus on the long-term health of the business and advancing long-term value creation for shareholders.

Shareholder "Say-on-Pay" Votes
In evaluating the design of our executive compensation programs and the specific compensation decisions for each of our NEOs, the Committee considers shareholder input, including the advisory "say-on-pay" vote at our annual meeting. At the 2018 annual meeting, we received significant shareholder support for compensation programs for NEOs with 97% of the outstanding votes cast approving the proposal (compared to 97% in 2017 and 92% in 2016).

Elements of the Executive Compensation Program
The following table describes how elements of compensation are intended to satisfy the Committee's compensation objectives.

	Link to Program Objectives	Type of Compensation	Important Features
Base Salary	• Fixed level of cash compensation to attract and retain key executives in a competitive marketplace	Cash	• Determined based on evaluation of individual’s experience, current performance, and internal pay equity and a comparison to the executive compensation peer group
Annual Cash Bonus
• Target cash incentive opportunity (set as a percentage of base salary) that encourages executives to achieve annual Company financial goals, and for Taubman Asia, certain operating goals
• Assists in retaining, attracting and motivating employees in the near term
Cash
• U.S. funding based on the performance measures of FFO per diluted common share, as adjusted for extraordinary and/or unusual items, and growth in Comparable Center NOI
• Payouts generally are based on individual performance

Long-Term Incentives Program: RSUs*
• Focuses executives on achievement of long-term Company financial and strategic goals especially with respect to PSUs in creating long-term shareholder value (pay-for-performance) by using total shareholder return (relative and absolute) and Comparable Center NOI performance metrics
• Assists in maintaining a stable, continuous management team in a competitive market
• Maintains shareholder-management alignment
• Easy to understand and track performance
• Limits dilution to existing shareholders relative to utilizing stock options
Long-Term Equity
• Funding based on the performance measures of FFO per diluted common share, as adjusted for extraordinary and/or unusual items, and growth in Comparable Center NOI
• Payouts are based on individual performance

Long-Term Incentives Program: PSUs*		Long-Term Equity
• 50-60% of annual long-term incentive award in 2018 (half based on Relative TSR and half based on Comparable Center NOI & Absolute TSR) with a three-year performance period
• Three-year cliff-vest with actual payout of units at 0% to 300% of the target grant amount
• Provides some upside in up- or down-market based on relative performance
• Senior management can elect to receive their award as Profits Units as described on pages 42-44

Retirement Benefits	• Helps attract and retain executive talent	Benefit	• NEOs receive retirement benefits through the 401(k) Plan
Perquisites	• Assists in attracting and retaining employees in competitive marketplace	Benefit	• Limited in amount and the Committee maintains a strict policy regarding eligibility and use • Messrs. Wright and Sharp's employment agreements permit various expatriate benefits
Change of Control Agreements
• Attracts and retains employees in a competitive market
• Ensures continued dedication of employees in case of personal uncertainties or risk of job loss
• Attracts highly skilled employees in a competitive environment
• Provides confidentiality and non-compete protections
Benefit
• Double trigger (change of control and actual or constructive termination of employment) are required for all benefits, except accelerated vesting of equity awards under the 2008 Omnibus Plan. The 2018 Omnibus Plan and Severance Plan requires double trigger for any change of control benefit.
• In certain instances individual agreements may supersede Severance Plan benefits as described on page 65
• Messrs. R. and W. Taubman are not party to either the Severance Plan or a change in control agreement

Severance Plan Benefits		Benefit
Employment Agreements		Benefit	• Specific for the individual - only applies to Messrs. P. Sharp and P. Wright
* The long-term incentive program permits U.S. based senior management an annual election to receive Profits Units of TRG (Profits Units) in place of annual performance-based share units (PSUs) or time-based restricted share units (RSUs) of TCO. Since these Profits Units are subject to the same performance and vesting conditions as the PSUs and RSUs, we will generically refer to them as PSUs and/or RSUs throughout this Compensation Discussion and Analysis. For additional information regarding Profits Units see pages 42-44.

Description of Base Salary
The base salaries of NEOs are reviewed on an annual basis, as well as at the time of a promotion or other material change in responsibilities. Base salary adjustments are based on an evaluation of the individual’s experience, current performance, internal pay equity and a comparison to the executive compensation peer group.
When establishing base salaries for NEOs, the Committee considers a target at the 50th percentile of the executive compensation peer group data for comparable roles depending on experience and performance.

Description of Incentive Compensation Programs
Our incentive compensation programs for NEOs are designed to link compensation to performance of our business goals, some of which are short-term, while others take several years to achieve. To the extent target performance measures are not achieved, or they are exceeded, the NEOs generally will earn compensation below or above the target total direct compensation, respectively, supporting our pay-for-performance objectives.
When establishing short-term and long-term incentive targets for NEOs, the Committee considers a target at the 75th percentile of the executive compensation peer group data for comparable roles depending on experience and performance.

	Short-Term (Cash) Annual Bonus Program	Long-Term (Equity) PSUs	Long-Term (Equity) PSUs	Long-Term (Equity) RSUs
Objective	Short-term operational business priorities	Long-term shareholder value creation
Time Horizon	1 Year	3 Years with Cliff Vest
Metrics	FFO with a Comparable Center NOI growth modifier *	Relative TSR with 0-3x payout **	Comparable Center NOI growth and Absolute TSR modifier with 0-3x payout	Time Vested
* Mr. P. Sharp's annual bonus also included specific metrics relating to Asia developments NOI and operating performance
** Relative performance is measured against a comparator group of companies in the FTSE NAREIT All REITs Index (Property Sector: Retail) as discussed further on page 43.

Description of 2018 Annual Cash Bonus Program

At the beginning of each year, target performance measures are established based upon our operating budget and competitive pressures, the anticipated economic climate (including interest rates) and other budgetary risks and opportunities.
The Committee continues to believe that FFO is a useful measure of operating performance for REITs when combined with a Comparable Center NOI growth qualifier as an additional measure to evaluate the operating performance of centers and to ensure the quality of earnings. The Committee retains the authority to adjust reported financial measures for unusual or nonrecurring items that impact the results in a given year and/or that were not contemplated when the original targets were set. These adjustments, if any, do not necessarily correspond to adjustments made for financial reporting purposes; the Committee customarily utilizes this discretion as appropriate.
In 2018, the Committee approved the following performance metrics for the U.S. and Asia (the U.S. metrics apply to all NEOs except Mr. Sharp who is also assessed against Asia specific metrics):

U.S.		Asia
Performance Metric	Weighting	Performance Metric	Weighting
FFO/share and Comparable Center NOI	100%	FFO/share and Comparable Center NOI	40%

		Asia Operating Performance	30%
		Asia Combined Center NOI	30%

If predetermined Comparable Center NOI growth levels were not achieved, the bonus pool funding could have been reduced. The performance goal and qualifier at target were reasonably possible but challenging based on historical comparisons (including prior development periods, adjusted for the current challenges of mall development) and our budget.
The Committee retained discretion to establish the earned cash bonus pool as it deemed appropriate so long as performance was above the threshold goal, although it established a guideline for the earned cash bonus pool if performance was between 50% to 150% of the target.
Following the approach outlined above, the Committee established a target objective of $3.75 FFO/share within a range of $3.69 (50% minimum payout) and $3.86 (150% maximum payout) for the entire U.S. bonus pool and 40% for the Asia bonus pool.

In addition, a tiered bonus funding approach was adopted by the Committee whereby the achievement of certain FFO/share thresholds would result in target cash bonus payouts for the CEO and COO. The tiered funding approach would fund above the CEO and COO's target bonus, along with the other participants (including the other NEOs), if FFO performance exceeded the mid-point of our initial 2018 FFO guidance ($3.79 FFO). We reported AFFO per diluted common share of $3.83, exceeding the mid-point of our initial 2018 FFO guidance range, resulting in all NEOs (including the CEO and COO) receiving bonus payouts above target.
The Asia Operating Performance metric (30% of the Asia bonus pool funding) and Combined Center NOI metric (30% of the Asia bonus pool funding) use a payout formula for performance between 50% to 150% of the total Asia target bonuses. For 2018, both of the target metrics were exceeded resulting in payments at the high-end of the payout performance range.

Description of Annual Long-Term Incentive Program

The Committee administers the long-term incentive program. 2018 awards under the long-term incentive program were made in accordance with the 2008 Omnibus Plan. The 2008 Omnibus Plan was replaced by the 2018 Omnibus Plan following shareholder approval in June 2018. All awards made in 2019 and future awards will be made pursuant to the 2018 Omnibus Plan. All awards under both Plans are made in the following forms:

- Restricted Share Units (RSUs)
- Performance Share Units (PSUs)
- Profits Units of The Taubman Realty Group Limited Partnership (Profits Units)

Driving Shareholder Return
Long-term incentive grants are intended to balance our short-term operating focus and align the long-term financial interests of senior management with those of our shareholders.

RSUs and PSUs:
Annual long-term equity award value has generally been allocated as follows:

•	40% RSUs and 60% PSUs (30% Relative TSR and 30% Comparable Center NOI with Absolute TSR Modifier) (1)(2)

(1)	With the exception of Mr. Wright due to the nature of his two-year assignment as described on pages 67 and 68

(2)	The Committee expanded the performance metrics in 2016 to include Comparable Center NOI with an absolute TSR modifier to strengthen the alignment with shareholder interests

Dividend Equivalent Rights (DERS) are included for both RSUs and PSUs. DERS are subject to the same time and performance vesting conditions as the underlying RSUs and PSUs.

The annual RSUs are a time-based award with a three-year cliff vesting period.
The annual PSUs represent a contingent number of units of stock granted at the beginning of a specified performance cycle, with the actual payout of units at 0 to 3x of the target grant amount. The PSU award value is divided equally into two awards with the following performance conditions:

Relative TSR:

Our relative performance with respect to shareholder return over a three-year period is measured against a comparison group consisting of companies in the FTSE NAREIT All REITs Index (Property Sector: Retail) as of the grant date (NAREIT Index). The Company has utilized the full NAREIT Index for the past 10 years to ensure the perception of objectivity in setting such performance measures.

The actual payout multiples are shown in the chart below, with interpolation between such performance levels.

Relative Total Shareholder Return
	Less than 25th percentile	25th percentile	50th percentile	75th percentile	100th percentile
Multiple of Target Award upon Vesting	0x	0.5x	1x	2x	3x

Companies Comprising the FTSE NAREIT All REITs Index (Property Sector:Retail) - PSU Peer Group
Acadia Realty Trust	Kite Realty Group Trust	Simon Property Group Inc.
Agree Realty Corporation	Macerich Company	Spirit Realty Capital, Inc.
Brixmor Property Group, Inc.	National Retail Properties, Inc.	STORE Capital Corporation
CBL & Associates Properties, Inc.	Pennsylvania Real Estate Investment Trust	Tanger Factory Outlet Centers Inc.
Cedar Realty Trust	Realty Income Corporation	Urban Edge Properties
DDR Corp	Regency Centers Corp.	Urstadt Biddle Properties Inc. Class A
Four Corners Property Trust, Inc.	Retail Opportunity Investments Corp.	Urstadt Biddle Properties Inc.
Federal Realty Investment Trust	Retail Properties of America, Inc. Class A	Washington Prime Group Inc.
GGP, Inc.	RPT Realty	Weingarten Realty Investors
Getty Realty Corp.	Saul Centers, Inc.	Wheeler Real Estate Investment Trust, Inc.
Kimco Realty Corp.	Seritage Growth Properties Class A

NOI Growth with Absolute TSR Modifier:

The Committee uses the three-year simple average for Comparable Center NOI growth with additional growth targets (set by the Committee at the time of grant). These targets are believed to be reasonably possible to achieve but challenging based on historical comparisons and our budget. Payout multiples above target require Comparable Center NOI performance in excess of our guidance. These PSUs have a zero to 3x payout with an absolute TSR modifier which limits the payout to 1x (target) if absolute TSR is not positive for the three-year period.
The actual payout multiples are shown in the chart below, with interpolation between such performance levels.

Average Comparable Center NOI Growth
	Less than 67% of Target	67% of Target	Target	117% of Target	133% of Target
Multiple of Target Award upon Vesting	0x	0.5x	1x	2x	3x

Profits Units:

Under the LTIP program, U.S. based senior management may elect each year to be awarded "Profits Units", intended to constitute "profits interests" within the meaning of Treasury authority under the Internal Revenue Code of 1986, as amended (and are referred to as Taubman Realty Group Units (TRG Units) under the Revised LTIP program). Under the Revised LTIP Program, the following types of Profits Units awards may be granted to such U.S. based senior management individuals:

(i)	Time-based award with a three-year cliff vesting period (Restricted TRG Profits Units);

(ii)	Performance-based award that is based on the achievement of relative TSR thresholds over a three-year period (Relative TSR Performance-based TRG Profits Units); and

(iii)
Performance-based award that is based on the achievement of Comparable Center NOI thresholds with an absolute TSR modifier which limits the payout at target if absolute TSR is not positive over a three-year period (NOI Performance-based TRG Profits Units).

Relative TSR Performance-based TRG Profits Units and NOI Performance-based TRG Profits Units have the same performance-based metrics as the respective PSUs awards described above.
The maximum number of Relative TSR Performance-based TRG Profits Units and NOI Performance-based TRG Profits Units are issued at grant, and eventually subject to a recovery and cancellation of previously granted amounts depending on actual performance against target TSR and NOI measures over a three-year performance measurement period.
At grant, Profits Units are not economically equivalent in value to a share of TCO common stock, but over time may increase in value upon the occurrence of certain events to achieve a one-for-one parity with common stock. Until vested, a Profits Unit entitles the holder to only one-tenth of the distributions otherwise payable by TRG on a partnership unit. There will then be an adjustment in the actual number of Profits Units realized under each award to reflect TRG's actual cash distributions during the vesting period. Assuming certain conditions are met, Profits Units are converted into an equivalent number of partnership units which may be exchanged (under the continuing offer) by the participant on an equivalent basis for our common stock.

Compensation Review Process
In determining compensation changes for NEOs from year to year, the Committee generally focuses on target total direct compensation, which consists of base salary, a target annual cash bonus and target long-term incentive awards. The Committee also reviews and proposes changes to post-termination benefits, perquisites and other compensation matters as it deems appropriate.

Factors Guiding Decisions
•	Compensation program objectives and philosophy (greater emphasis on variable pay - primarily long-term incentives)
•	Company financial performance
•	Individual executive performance
•	Recommendations of the CEO for other NEOs
•	Market pay practices
•	Assessment of risk management, including avoidance of unnecessary or excessive risk taking to ensure long-term shareholder value
•	Shareholder input including “say-on-pay” vote
•	Advice of independent outside compensation consultant

Inputs to Compensation Decisions
Role of the Compensation Committee
Pursuant to its charter, the Committee, as a committee or together with the Board, has the overall responsibility to review, approve and evaluate our compensation plans, policies and programs. The Committee reviews and approves the compensation for senior management and determines all pay aspects for the Chief Executive Officer.
Role of Management in Compensation Decisions
Mr. R. Taubman, the CEO, provides the Committee with recommendations regarding the compensation for senior management, including each of the other NEOs, as well as the design and implementation of the compensation programs for senior management.
The CEO develops recommendations using assessments of executives' personal performance and achievement of their goals and objectives, and input from our human resources department on various factors (e.g., compensation history, tenure, responsibilities, market data, and executive compensation peer group proxy data). The Committee considers this input together with the input of our independent compensation consultant.
Role of the Compensation Consultant
The Committee engaged Willis Towers Watson as its compensation consultant for 2018 with respect to our senior management compensation program.
The Committee works with management to determine the consultant's responsibilities and direct its work product. The Committee is responsible for the formal approval of the annual work plan. Willis Towers Watson's responsibilities in 2018 with respect to executive compensation included, among other things: (A) presentation and discussion of 'best practices' and market trends in compensation; (B) advise management and the Committee, as requested, on executive compensation matters and participation in all Committee meetings; and (C) review of the CD&A in the 2018 Proxy Statement.
The Committee has the sole authority to approve the independent compensation consultant’s fees and terms of the engagement. Thus, the Committee annually reviews its relationship with Willis Towers Watson to ensure executive compensation consulting independence.
2018 Peer Group
The Committee approved an industry peer group initially in 2014, and has ratified it on an annual basis, to use as an input to consider when assessing and determining pay levels for senior management. The details of this peer group, as modified to reflect extraordinary transactions, such as mergers and acquisitions since the group was approved, are included in the table below. The peer group is based on industry sector and market capitalization. The data from this executive compensation peer group was considered generally when making target pay decisions in addition to country-specific market trends and internal considerations.

Executive Compensation Peer Group - 2018
CBL & Associates Properties, Inc.	Howard Hughes Corp.	Simon Property Group, Inc.
DDR Corporation	Kimco Realty Corporation	Tanger Factory Outlet Centers, Inc.
Federal Realty Investment Trust	The Macerich Company	Vornado Realty Trust
Forest City Enterprises, Inc.	Pennsylvania Real Estate Investment Trust	Washington Prime Group
GGP, Inc.		Westfield Group, LLC.

2018 Compensation Decisions
At the beginning of 2018, the Committee performed its annual NEO target pay review against the peer group data, however, the Committee's decision to not increase any NEOs target pay for 2018 was driven by the emphasis on expense management in a challenging retail environment and not the specific findings of the peer group benchmarking.

Base Salary
The Committee made no annual salary changes for the NEOs for 2018. As described above, Messrs. R. Taubman and W. Taubman's forfeited 87% of their 2018 target base salary (the 13% paid represents the compensation needed to cover benefit contributions). The following table sets forth the base salaries approved for the NEOs for 2018.

	2018 Target ($)	2018 Paid ($)	2018 Paid vs 2018 Target (%)
Robert S. Taubman	928,818	119,786	13%
Simon J. Leopold	525,000	525,000	100%
William S. Taubman	750,000	98,978	13%
Paul A. Wright	835,000	835,000	100%
Peter J. Sharp	500,000	500,000	100%

Annual Bonus Payouts
The target bonus of each NEO is reviewed on an annual basis, as well as at the time of a promotion or other material change in responsibilities. Target bonus adjustments are based on an evaluation of the individual’s experience, current performance, internal pay equity and a comparison to the executive compensation peer group (targeting the 75th percentile). The Committee uses the sum of these targets to establish the target cash bonus pool based on the achievement of the performance metrics as described above.
Overall, the 2018 bonus expense for senior management was approximately $4.6 million, compared to a target bonus pool of $3.6 million. This compares to a $1.4 million bonus expense against a target bonus pool of $3.6 million in 2017 when the CEO and COO did not receive a bonus payout. Based on the tiered FFO/share thresholds established by the Committee, Messrs. R. Taubman and W. Taubman's target cash bonuses were fully funded and, along with the other NEOs, bonus awards were paid above target. The Committee used the publicly reported AFFO to determine the U.S. bonus pool funding, and a portion of the Asia bonus pool funding, and did not make any further adjustments for bonus funding purposes. The payouts approved by the Committee for the CEO, and for the U.S. based senior management (except Mr. Wright), were made at the same payout percentage of their individual target bonus to recognize the collaborative efforts and achievements of this group.
Mr. Wright's payout consists of $250,000 paid in equal installments on a biweekly basis and a payout against his more variable annual bonus target consistent with his U.S. counterparts. Mr. Sharp, who is based in Asia, received a higher payout percentage of his individual target bonus to recognize the strong Asia performance against their regional funding metrics.
The following table sets forth the NEO's base salary, target cash bonus percentage of base salary and the approved annual cash bonus earned for 2018.

	2018 Target Salary * ($)	2018 Target Bonus Percentage of Base Salary	2018 Actual Bonus ($)
Robert S. Taubman	928,818	125%	1,498,000
Simon J. Leopold	525,000	100%	678,000
William S. Taubman	750,000	100%	968,000
Paul A. Wright	835,000	55%	525,000
Peter J. Sharp	500,000	50%	350,000
* The base salary amounts listed for Messrs. R. Taubman and W. Taubman represent their target base salary prior to forfeiting a portion of their 2018 base salary. Mr. Wright's target base salary consists of $425,000 base salary and an additional salary supplement of $410,000. Mr. Wright's

2018 Target bonus as a percentage of salary represents the full year bonus target opportunity ($212,500) plus his additional full year bonus opportunity ($250,000) payable on a biweekly basis with a clawback provision.

2019 Bonus Funding

For 2019, the Committee continued the traditional bonus funding approach using FFO/share thresholds with a Comparable Center NOI growth qualifier, although, similar to 2018, Messrs. R. Taubman's and W. Taubman's bonuses will only begin to be funded once the mid-point of our initial 2019 FFO guidance range has been achieved.

Long-Term Incentive Awards
For 2018, the number of RSUs and PSUs were determined by dividing the dollar award by the closing price of the common stock on the grant date.
The annual long-term incentive (LTIP) grants for the 2018 compensation program were as follows (Messrs. R. Taubman and W. Taubman forfeited their 2018 LTIP awards prior to them being granted):

	2018 LTIP Award ($) (2)		Number of Time-based Units	Number of Target PSUs
				TSR	NOI
Robert S. Taubman	$—	è	—	—	—
Simon J. Leopold	$1,050,000	è	6,121	4,590	4,590
William S. Taubman	$—	è	—	—	—
Paul A. Wright	$675,000	è	5,111	2,492	2,492
Peter J. Sharp	$300,000	è	1,749	1,312	1,312

(1)
The amounts reflect each NEO's LTIP target. These amounts differ from the grant-date fair value amounts reflected in the Summary Compensation table-Stock Awards column, which is based on various valuation assumptions described in note 13 of our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2018.

For 2018, Mr. Leopold elected to receive his long-term equity awards as Profits Units. Mr. Wright elected to receive his equity awards in the form of PSUs and RSUs. These Profits Units were allocated as if they were RSUs and PSUs with the same performance and vesting criteria.

Pay for Performance in Practice
The table below details the actual payout of the 2016 annual PSU Awards resulting in a 0.66x payout against target for the Relative TSR award and a 0.9x payout for the Comparable Center NOI award. The estimated payouts for the remaining unvested PSU grants are also shown in the tables below as of December 31, 2018.

	Performance Period	Relative TSR Percentile Ranking During Performance Period (Estimates as of December 31, 2018)	Estimated/Actual Payout of Target PSUs (Estimates as of December 31, 2018)
2018 Award	March 7, 2018 - March 1, 2021	19%	Estimated 0x payout
2017 Award	February 20, 2017 - March 1, 2020	38%	Estimated 0.76x payout
2016 Award	June 1, 2016 - March 1, 2019	33%	Actual 0.66x payout

	Performance Period	Comparable Center NOI During Performance Period with Absolute TSR Modifier (as of December 31, 2018)	Estimated/Actual Payout of Target PSUs (as of December 31, 2018)

2018 Award	Jan 1, 2018 - Dec 31, 2020	2.9%	Estimated 1.0x payout 1
2017 Award	Jan 1, 2017 - Dec 31, 2019	2.2%	Estimated 0.6x payout 1
2016 Award	Jan 1, 2016 - Dec 31, 2018	2.8%	Actual 0.9x payout

1. Estimates use the actual Comparable Center NOI for 2018 and 2017 (if applicable) and the 2019 NOI guidance of 2%

CEO Pay Overview

CEO Target Pay vs. Realizable Pay vs. Indexed TSR

At the start of 2018, the Committee determined that the appropriate target total direct compensation for Mr. R. Taubman was approximately $5 million. The Committee considered shareholder-value creation, current and historical performance as well as a market range in relation to the target compensation established for the position.
However, in response to the challenging retail environment, Mr. R. Taubman proposed to the Committee that he voluntarily forgo his 2018 equity grants and limit his 2018 salary to an amount that would cover his benefit contributions. In light of Mr. R. Taubman's alignment with shareholders through his significant equity holdings in TRG and TCO, the Committee approved Mr. R. Taubman's request with the condition that through a tiered bonus structure, Mr. R. Taubman's forfeited salary would begin to be recouped through the bonus program for FFO performance above the mid-point of the Company's initial 2018 FFO guidance of $3.79.
As a result of our 2018 financial performance (AFFO of $3.83 per diluted common share), Mr. R. Taubman's 2018 target cash bonus was fully funded and he received additional bonus funding that, when combined with the reduced salary he received through the course of the year (13% of his target base salary), equaled $1.6 million.
Included in the table below is our Indexed TSR (using the FTSE NAREIT All REITs Index), which represents the cumulative return on a $100 investment in our common shares made at the beginning of the measurement period (Indexed TSR). As reflected in the table below, realizable pay for Mr. R. Taubman in 2016 was below our Indexed TSR and as a result of the voluntary reduction to Mr. R. Taubman's 2017 and 2018 compensation, his realizable pay for those years was significantly lower when compared to the change in our Indexed TSR.

The chart below shows the components of total target compensation and realizable pay awarded to our CEO and the corresponding Indexed TSR.

* The 2017 PSU and RSU awards reflect no value as they were voluntarily cancelled/forfeited in December 2017 after the awards had already been made in March 2017.

Target Compensation	Actual Realizable Pay
Base Salary: Annual target amount of cash compensation paid throughout the year
Bonus: Annual target cash award
RSU Awards: Annual target award as a percentage of long-term incentive target
PSU Awards: Annual target award as a percentage of long-term incentive target

Base Salary: Annual amount of cash compensation actually paid throughout the year
Bonus: Annual cash award payout amounts with respect to 2016, 2017, and 2018 performance
RSU Awards: Represents the value of the unvested target units granted during that year using the stock price on December 31, 2018
PSU Awards: Represents the value of unvested target units granted during the year, adjusted to reflect the estimated or actual vesting multiple, and valued using the stock price on December 31, 2018

The relationship between target and realizable compensation is attributable to several factors:

•	Annual bonus target vs actual bonus paid

•	The difference between target PSU value at grant and the realizable value on December 31, 2018 using our share price on December 31, 2018

•
Realizable value - For the 2016 Relative TSR PSU award, reflects actual vesting multiple as of March 1, 2019 (end of vesting period); for the 2016 Comparable Center NOI PSU award, reflects actual vesting multiple as of December 31, 2018 (end of vesting period)

The primary difference between the total amounts shown in this chart and in the 2018 Summary Compensation Table is that this table reflects the actual realizable value of equity as of March 1, 2019 for the 2016 equity awards, as opposed to the fair value of stock awards at the time of grant, the voluntary forfeiture of the 2017 equity award which was cancelled after the grant was made (i.e., the grant date fair value still appears in the Summary Compensation Table even though the award was cancelled) and certain other compensation amounts that are shown in the 2018 Summary Compensation Table.

CEO Pay Alignment as Compared to Executive Compensation Peer Group

The Committee believes that there should be strong alignment between our performance and CEO compensation. We utilize multiple performance metrics in our incentive plans to accomplish this including, but not limited to, AFFO, Comparable Center NOI Growth, absolute TSR and relative TSR. Relative TSR and Absolute TSR have been chosen as key metrics to align the long-term interests of all shareholders and the CEO.

In order to assess pay alignment, the Committee conducted an analysis that compared realizable compensation as a percentage of pay opportunity vs. TSR performance for Mr. R. Taubman and the reported CEO's pay at companies in our executive compensation peer group*. The analysis reflected the most recent three-year period where comparable publicly-reported compensation and TSR data were available (2015-2017) and is summarized in the chart at the right.

As illustrated in the chart, there is a shareholder favorable linkage between the Company’s TSR and our CEO’s realizable compensation over the three-year period analyzed (higher relative TSR to Realizable Pay ranking). Given Mr. R. Taubman's substantial holdings in TCO shares and TRG Partnership Units, the Committee believes that there is a high degree of alignment between the benefits received by shareholders and the CEO based on performance. While the alignment could change in future years due to various factors, the Committee will continue to conduct similar analysis to help inform its decisions on CEO pay going forward.

* Due to M&A activity during the performance period, this analysis excluded two peer companies as there was insufficient performance data for the 3-yr period).

Other Benefits
Our executive officers, including all of the NEOs, are eligible to participate in a number of broad-based benefit programs, including health, disability, life insurance and retirement programs.

Perquisites
The Committee historically has approved perquisites that provide an indirect benefit to us and do not provide excessive value to employees. The available perquisites in 2018 were primarily additional benefits related to health programs and plans and expatriate assignments as well as financial planning assistance. Mr. Wright’s and Mr. Sharp's perquisites are in-line with customary expatriate benefits and are noted on pages 67-68.
We own a corporate plane for business use which is available to executives and certain other individuals affiliated with TRG. Such persons are required to reimburse the company for any personal use of the aircraft, as was the case for Messrs. R. Taubman and W. Taubman. The reimbursement includes total pilot and crew expenses (lodging, meals and transportation), fuel costs and landing fees. In 2018, reimbursements for personal use of the aircraft were well in excess of the IRS Standard Industry Fare Level formula.

Deferred Compensation Arrangements
The Committee believes non-qualified deferred compensation arrangements are a useful tool to assist in tax planning and ensure retirement income for its NEOs. Existing deferred compensation arrangements do not provide for above-market or preferential earnings as defined under SEC regulations. In October 2016, pursuant to The Taubman Realty Group Limited Partnership and The Taubman Company LLC Election and Option Deferral Agreement, Mr. R. Taubman

elected, effective December 1, 2017, to defer an option gain from December 2017 to December 2022. See “Non-qualified Deferred Compensation for 2018” for information regarding deferred compensation arrangements, as well as contributions, earnings, and withdrawals in 2018 and aggregate balances as of December 31, 2018.

Change of Control and Employment Agreements
See “Potential Payments Upon Termination or Change-in-Control” for a description of potential payments and benefits to the NEOs under our compensation plans and arrangements upon termination of employment or a change of control of TCO as December 31, 2018.
The Committee believes that its severance plan, change-in-control agreements and, in certain cases, employment agreements, are in the best interests of us and our shareholders to ensure the continued dedication of employees, notwithstanding the possibility, threat or occurrence of a change of control. Further, it is imperative to diminish the inevitable distraction of such employees by virtue of the personal uncertainties and risks created by a pending or threatened change of control, and to provide such employees with compensation and benefits arrangements upon a change of control that ensure that such employees' compensation and benefits expectations will be satisfied and such compensation and benefits are competitive with those of other companies.

Severance Plan for Senior Level Management

To support retention objectives, attract talented executives, and ensure that executives review potential corporate transactions with objectivity and independence, the Committee adopted the Severance Plan for Senior Level Management (Severance Plan), which includes coverage of Messrs. Leopold, Sharp and Wright. Messrs. R. Taubman and W. Taubman are not covered under the Severance Plan. Any benefits payable under either a change-in-control agreement or employment agreement will be offset by any benefit provided under the Severance Plan.

Consistent with existing Change in Control agreements discussed below, the Severance Plan includes coverage for an Involuntary Termination within one year after a Change in Control (a "Double Trigger" termination). In the event of a Double Trigger Termination, a Participant will be entitled to the following under the Severance Plan:

(i)	payment of annual salary, unused paid time off or unused vacation earned and accrued prior to such termination (paid no more than 30 days after termination);

(ii)
a cash lump sum payment (payable within 65 days after termination) equal to the sum of (A) 250% of the sum of (I) 12 times the highest monthly base salary in the twelve-month period preceding the month in which termination occurs (Annual Base Salary) and (II) the greater of the Participant’s target bonus in the year of termination or the highest bonus earned in the last three full fiscal years (or for such lesser number of full fiscal years prior to termination), including annualization for a bonus earned in a partial fiscal year (Annual Bonus) (collectively, CIC Cash Severance) and (B) 18 times the applicable monthly COBRA premium, with the CIC Cash Severance to be reduced by any Annual Base Salary or Annual Bonus payable for a termination event under any employment agreement (including a change of control employment agreement) the Participant otherwise has with us;

(iii)	full and immediate vesting of the Participant’s unvested equity awards (other than performance equity awards) under the 2008 or 2018 Omnibus Long-Term Incentive Plan; and

(iv)
the vesting of the Participant’s unvested performance equity awards under the 2008 or 2018 Omnibus Long-Term Incentive Plan, with the determination of performance and other factors as provided under the terms of the applicable plan and related award agreement.

Change of Control Agreements

The Company and TRG are party to change of control agreements with certain members of senior management, including Mr. Leopold. Messrs. Robert and William Taubman do not have change of control agreements.

A fundamental feature of these agreements is that most of the benefits have a “double trigger,” which requires a change of control and the actual or constructive termination of employment, in this case within three years from such trigger event. The only exceptions relate to vesting of share-based awards which were granted under the 2008 Omnibus Plan. In 2018, shareholders approved the 2018 Omnibus Plan which superseded the 2008 Omnibus Plan and does not permit "single trigger" vesting.

In early 2014, all change of control agreements were amended to remove the full tax gross up feature that had existed since 2003, and instead provide for a “best net” alternative. If the payments and benefits received under the agreement subject the participant to an excise tax, then the payments will be reduced to the extent necessary so that no amount will be subject to the excise tax if the net amount of these payments is greater than or equal to the payments after all applicable taxes, including the excise tax.

Employment Agreements

Mr. Wright - Executive Vice President, Global Head of Leasing

Employment Agreement - In March 2017, we entered into an employment agreement with Mr. Wright commencing on April 1, 2017 with the initial term ending March 30, 2019 which was then extended through March 31, 2020 on the same terms.

The employment agreement provides for an annual base salary of $425,000, with consideration of upward adjustments to be reviewed annually, and an annual target bonus of 50% of his base salary. The agreement also provides for an additional base salary supplement of $410,000, and an additional bonus payment of $250,000 which can be increased or clawed-back based on a subjective assessment of Mr. Wrights performance at year-end. Both the additional base salary supplement and the additional bonus payment are paid in equal installments on a biweekly basis. Mr. Wright has an annual long-term incentive opportunity equivalent to 80% of his $340,000 annual base salary in the form of RSUs and a $335,000 annual PSU award opportunity (half based on Comparable Center NOI Growth with an Absolute TSR Modifier and the other half based on Relative TSR against the FTSE NAREIT ALL REIT Index Retail Sector). In addition, Mr. Wright received our international relocation package and tax preparation assistance and tax equalization protection.

Mr. Sharp - President, Taubman Asia Management Limited

Employment Agreement - In September 2016, we entered into an employment agreement with Mr. Sharp with the initial term ending December 31, 2021. Mr. Sharp also agreed to serve on the board of directors of Taubman Asia's management company for the term of his employment.

The employment agreement provides for an annual base salary of $500,000, with consideration of upward adjustments to be reviewed annually. The agreement also provides Mr. Sharp with an annual target bonus of 50% of his base salary and an annual long-term incentive opportunity equivalent to 60% of his base salary (40% to be granted as RSUs and 60% as PSUs - half based on Comparable Center NOI Growth with an Absolute TSR Modifier and the other half based on Relative TSR against the FTSE NAREIT ALL REIT Index Retail Sector). Mr. Sharp also received a sign-on bonus of $300,000 and a grant of RSU’s of $600,000 - one third of which vested in March 2018 and the remaining two thirds vested in March 2019. In addition, Mr. Sharp received the following perquisites in 2018: housing costs, personal expenses to cover expenses related to travel, automobile and other personal expenses, life insurance premium, long-term disability benefits, and supplemental medical benefits.

Operating Agreement - In connection with his hire, Mr. Sharp obtained a 3% ownership interest in Taubman Properties Asia III LLC, a consolidated subsidiary of the Company. The operating agreement for such entity specifies, among other things, his rights and obligations related to dividends, capital contributions, puts and calls.The ownership interest was a historical compensation element for the previous President of Taubman Asia and was therefore negotiated as part of the competitive hiring process of Mr. Sharp.
For a description of severance benefits and other terms, see “Named Executive Officer Compensation Tables-Potential Payments Upon Termination or Change-in-Control.”

Governance Policies Related to Compensation

Stock Ownership Guidelines

Stock ownership guidelines are in place for all U.S. based senior executives and are intended to align the interests of executive management with those of our shareholders by requiring executives to be subject to the same long-term stock price volatility our shareholders experience.

Linking Compensation to Stock Performance
Guidelines tie the compensation of the U.S. NEOs to our stock performance, since the increase or decrease in our stock price impacts their personal holdings. As of February 1, 2019, all NEOs complied with the accumulation, or target ownership, requirement as per the Stock Ownership Guidelines.

The guidelines require covered employees to hold the value of our common stock equal to:

Required Number of Shares Equivalent to*:
CEO	6x base salary
CFO	6x base salary
COO	6x base salary
All Other U.S. Executive Officers	3x base salary
* Based on the average closing stock price of the 30 days prior to measurement period conducted February 1 of each year.
Until the requirement is satisfied, each senior management employee must retain at least 50% of the net shares that vest. However, once the requirement is satisfied initially, a senior management employee will not be subject to such retention requirement if the total value of the shares falls below the requirement solely due to a decline in the price of our common stock.

Timing and Pricing of Share-Based Grants
We and the Committee do not coordinate the timing of share-based grants with the release of material non-public information. The Committee generally establishes dates for regularly scheduled meetings at least a year in advance, and share-based grants for senior management and other employees related to the annual equity program generally are granted at the regular Committee meetings in the first and/or second quarter each year.

Policy Regarding Retroactive Adjustments
Section 304 of the Sarbanes-Oxley Act of 2002 requires a company to claw back certain incentive-based compensation and stock profits of the Chief Executive Officer and Chief Financial Officer if the company is required to prepare an accounting restatement due to the material noncompliance of the company, as a result of misconduct, with any financial reporting requirement under the securities laws. Effective December 2014, a Clawback Policy was also approved. If the Board, or an appropriate committee, determines that any fraud, negligence or intentional misconduct by a current or former executive officer of TCO was a significant contributing factor to us having to restate all or a portion of our financial statements, the clawback policy empowers the Board or committee to recover compensation (bonus, retention or incentive compensation including any equity awards whether exercised or unexercised, or vested or unvested) paid to an executive officer of TCO, remedy the misconduct and prevent its recurrence to the fullest extent permitted by governing law.

Trading Limitations

In addition to the restrictions set forth in SEC regulations, we have an insider trading policy, which among other things, prohibits directors, executive officers and certain other covered employees from engaging in hedging or monetization transactions (such as zero-cost collars and forward sale contracts), short sales, trading in puts, calls, options or other derivative securities for speculative purposes or to separate the financial interest in such securities from the related voting rights with respect to our stock. In addition, the policy restricts pledging of our securities or holding our securities in a margin account. At a minimum, such person must have the financial capacity to repay the applicable loan without resort to the margin or pledged securities, and it must be in situations and on conditions pre-approved by the General Counsel. See "Corporate Governance - Insider Trading Policy - Pledging" for additional information regarding such pledges.

Accounting and Tax Considerations

Deductibility of Executive Officer Compensation
For taxable years beginning on or after January 1, 2018, Section 162(m) of the Internal Revenue Code of 1986, as amended (the IRC), provides that a publicly-held corporation may not deduct compensation exceeding $1 million in any one year paid to its chief executive officer, chief financial officer and its three other most highly compensated executive officers. However, our chief executive officer and all of our other executive officers are employed by the Manager, and Section 162(m) does not apply to the Manager because it is a partnership for federal income tax purposes. The executive officers perform limited services for us pursuant to a services agreement between us and the Manager. The Committee does not anticipate that any portion of the Manager's compensation expense that may be allocable to us will be limited by Section 162(m). Even if our compensation expense deduction was limited by Section 162(m), as long as we continue to qualify as a real estate investment trust under the IRC, we believe the payment of non-deductible compensation should not have a material adverse impact on us or our shareholders. For these reasons, the Committee's compensation policies and practices are not materially guided by considerations relating to Section 162(m).

Non-qualified Deferred Compensation
Section 409A of the IRC provides that amounts deferred under non-qualified deferred compensation arrangements will be included in an employee's income when vested unless certain conditions are met. If the conditions are not satisfied, amounts subject to such arrangements will be taxable upon vesting (even if the amounts are not paid) and employees will be subject to income tax on the compensation subject to the arrangement, an additional tax of 20%, and additional interest-based penalties. We believe that all of our employment, severance and other compensation arrangements are either (i) exempt from Section 409A’s requirements, or (ii) to the extent such arrangements constitute non-qualified deferred compensation arrangements, they satisfy the requirements of Section 409A.

Change of Control Payments

If a Company makes “parachute payments” to certain employees, Section 280G of the IRC prohibits us from deducting the portion of the parachute payments constituting “excess parachute payments,” and Section 4999 of the IRC imposes on the employee a 20% excise tax on the excess parachute payments. Parachute payments are generally defined as compensatory payments or benefits that are contingent upon a change in control of TCO and that equal or exceed three times the employee’s base amount (the five-year average of Form W-2 compensation). Excess parachute payments are the portion of the parachute payments that exceed one times the employee’s base amount. Our share-based plans entitle participants to payments in connection with a change in control that may result in excess parachute payments. As noted earlier, the change in control agreements provide for a “best-net” determination.

Use of Non-GAAP Measures
NAREIT defines FFO as net income (loss) computed in accordance with generally accepted accounting principles (GAAP), excluding gains (or losses) from extraordinary items and sales of properties and impairment write-downs of depreciable real estate, plus real estate related depreciation and after adjustments for unconsolidated partnerships and joint ventures. We believe adjusted versions of FFO are useful to evaluate operating performance when certain significant items have impacted results that affect comparability with prior and future periods.
Comparable centers are generally defined as centers that were owned and open for the entire current and preceding period, excluding centers impacted by significant redevelopment activity. In addition, The Mall of San Juan has been excluded from comparable center statistics as a result of Hurricane Maria and the expectation that the center's performance will be impacted for the foreseeable future. We define NOI as property-level operating revenues (includes rental income excluding straight-line adjustments) less maintenance, taxes, utilities, promotion, ground rent (including straight-line adjustments), and other property-level operating expenses. Since NOI excludes general and administrative expenses, pre-development charges, interest income and expense, depreciation and amortization, impairment charges, restructuring charges, and gains from peripheral land and property dispositions, it provides a performance measure that, when compared period over period, reflects the revenues and expenses most directly associated with owning and operating rental properties, as well as the impact on their operations from trends in tenant sales, occupancy and rental rates, and operating costs. We also use NOI excluding lease cancellation income as an alternative measure because this income may vary significantly from period to period, which can affect comparability and trend analysis.
AFFO and Comparable Center NOI are non-GAAP supplemental measures of operating performance and they should not be considered an alternative to net income as an indicator of our operating performance, and they do not represent cash flows from operating, investing or financing activities as defined by GAAP. These non-GAAP measures as presented by us are not necessarily comparable to similarly titled measures used by other REITs due to the fact that not all REITs use common definitions.
See our annual report on Form 10-K for the year ended December 31, 2018 for reconciliations of such non-GAAP measures to the nearest GAAP measurement.

COMPENSATION COMMITTEE REPORT
The Compensation Committee of the Company has reviewed and discussed the CD&A in this proxy statement with management, including the Chief Executive Officer. Based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the CD&A be included in our annual report on Form 10-K for the year ended December 31, 2018 and this proxy statement for the annual meeting.

The Compensation Committee

Mayree C. Clark, Chairman
Janice L. Fields
Cia Buckley Marakovits
Ronald W. Tysoe

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
None of the members of the Compensation Committee is or has been an officer or an employee of TCO. In addition, during 2018, none of our executive officers served on the board of directors or compensation committee (or committee performing equivalent functions) of any other company that had one or more executive officers serving on the Board or Compensation Committee.

NAMED EXECUTIVE OFFICER COMPENSATION TABLES

Summary Compensation Table for 2018, 2017 and 2016
The table below summarizes the total compensation paid or earned by the NEOs in 2018, 2017 and 2016.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Robert S. Taubman	2018	119,786		—	1,498,000	224,847	1,842,633
Chairman, President and CEO	2017	152,719		2,849,591	—	20,839	3,023,149
	2016	928,818		2,923,032	1,025,000	31,480	4,908,330
Simon J. Leopold	2018	525,000	200,000	1,110,945	678,000	72,199	2,586,144
Executive Vice President, CFO and Treasurer	2017	521,154		1,708,921	315,000	16,456	2,561,531
	2016	500,000		995,112	550,000	22,179	2,067,291
William S. Taubman	2018	98,978		—	968,000	147,350	1,214,328
Chief Operating Officer	2017	127,374		1,855,670	—	18,703	2,001,747
	2016	750,000		1,903,657	660,000	31,480	3,345,137
Paul A. Wright	2018	835,000		734,168	525,000	112,630	2,206,798
EVP, Global Head of Leasing	2017	707,822		1,193,932	332,692	116,168	2,350,614

Peter J. Sharp	2018	500,000		331,876	350,000	406,144	1,588,020
President, Taubman Asia	2017	500,000		905,090	220,000	406,740	2,031,830

___________

(1)
In 2017, the Committee approved a Workforce Retention Program for key employees including a CFO Retention Award. Mr. Leopold received a cash award of $400,000, payable in equal installments in March 2018 and 2019.

(2)	The amounts reported consist of the grant-date fair value (excluding the effect of estimated forfeitures) of RSUs, PSUs and Profits Units granted under the 2008 Omnibus Plan.

Valuation assumptions used in determining the grant-date fair value of 2018 awards are included in note 13 of our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2018.

The grant date fair values of all Profits Units awards granted in 2018 considered the closing stock price of our common stock, as adjusted by the present value of expected differences in dividends payable on common stock versus the distributions payable on the Profits Units over the vesting period. The grant date fair value also reflect the statistical possibility that the Profits Units will not achieve the tax criteria for eventual conversion to partnership units, vesting, and economic equivalence to a partnership unit prior to the tenth anniversary of the grant.

The grant date fair value of the Relative TSR PSUs granted in 2018 reflects the projected outcome of the award under accounting rules. The relative total shareholder return feature of the PSU awards represents a “market condition” under applicable accounting requirements. As such, the grant-date fair value of the award must reflect the probabilities of all possible outcomes of the market condition as they existed at that date. To that end, we employed a valuation method that statistically simulated an expected total shareholder return performance relative to the comparator group and determined the corresponding number of the contingent awards that would result. The single grant-date fair value computed by this valuation method is recognized by us in accounting for the awards regardless of the actual future outcome of the relative total shareholder return feature. Therefore, there is no separate maximum grant-date fair value reported with respect to the Relative TSR PSUs.

The grant date fair value of the Comparable Center NOI PSUs granted in 2018 also reflects the projected outcome of the award under the accounting rules.  The Comparable Center NOI feature of these awards represents a "performance condition" under the applicable accounting requirements.  The grant date fair value used in this table corresponds with management's expectation of the probable outcome of the NOI performance condition as of the grant date. The maximum total grant-date fair value for the Comparable Center NOI PSUs granted in 2018 for Mr. Leopold was $301,408, Mr. Wright was $502,665, and Mr. Sharp was $270,128.

(3)
The amounts earned in 2018 were under the 2018 annual bonus program. Payment of such bonus occurred on March 8, 2019, for NEOs and March 15, 2019 for Mr. R. Taubman. Mr. Wright's bonus payment includes an additional $250,000 pre-paid bonus (paid over equal installments throughout the year) with a claw-back provision based on individual and Company performance per the terms of his employment agreement for his expatriate assignment.

(4)
Amounts for 2018 include: 401(k) Plan Company contributions for Mr. R. Taubman ($5,961); Mr. Leopold ($13,750); Mr. W. Taubman ($4,917); and Mr. Wright ($13,750). The following perquisites for 2018: Mr. R. Taubman - financial planning ($10,000), insurance premiums ($21,336), and, due to a time-off policy change, payout of paid time off accrual balance that had built up over several years that was never taken ($187,550). Mr. Simon - insurance premiums ($3,864), and payout of paid time off accrual ($54,585). Mr. W. Taubman - financial planning ($10,000), insurance premiums ($11,088) and payout of paid time off accrual balance ($121,345). Mr. Wright - expatriate payments relating to shipping of household goods, ($38,875 which includes a $19,488 gross up), a grossed up payment to cover taxes ($17,306), insurance premiums ($2,520) and payout of paid time off accrual balance ($40,179). Mr. Sharp - housing costs ($200,484), auto-related costs, personal travel and other personal expenses paid in equal monthly installments ($150,000), travel and life insurance ($15,303) and group medical plans ($40,357).

Narrative Discussion of Summary Compensation Table
Base Salary.    Messrs. Robert and William Taubman forfeited a significant portion of their base salary in 2017 and 2018 as described in the 2018 compensation decisions section of CD&A.
Employment Agreement and Related Agreements.    Mr. Sharp is party to an employment agreement with TCO and an operating agreement with subsidiaries of TCO as of September 1, 2016.

Mr. Wright is party to an employment agreement with TCO as of March 30. 2017.

Additional information regarding the agreements referenced above is available on pages 67-70.
Annual Stock Awards - Long-Term Incentive Program.  In June 2016, the long-term incentive program was revised to permit senior management an annual election to receive Profits Units in place of annual PSUs or RSUs. Profits Units are subject to the same vesting conditions as the PSUs and RSUs as further described on pages 42-44.
The PSUs represent a contingent number of units of stock granted at the beginning of a specified performance cycle, with the actual payout of units at 0% to 300% of the target grant amount. Profits Units differ from PSU awards in this respect with the maximum award value being granted which are then subject to recovery and cancellation depending on actual performance against the following performance measures over a specified performance cycle. Further, a portion of the Profits Units award represents estimated cash distributions to be paid during the vesting period and, upon vesting, there will be an adjustment in Profits Units to reflect actual cash distributions during such period. The PSU and Profits Units award value is divided equally into two awards with the following performance conditions:

•
Relative TSR: Our relative performance against members of a comparator group consisting of companies in the FTSE NAREIT All REITs Index (Property Sector: Retail) as of the grant date (NAREIT Index), with respect to total shareholder return over a three-year period. We utilized the full NAREIT Index to ensure the perception of objectivity in setting such performance measures.

•
NOI Growth with Absolute TSR Modifier: The three-year simple average for Comparable Center NOI growth with growth targets set by the Committee at the time of grant which are reasonably possible but challenging based on historical comparisons and our budget. PSUs have a 0% to 300% payout with an absolute TSR modifier which limits the payout to 100% (target) if absolute TSR is not positive for the three-year period. Profits Units also have an absolute TSR modifier which limits the payout to 1/3rd of the award value (target) if absolute TSR is not positive for the three-year period.

In 2018, Mr. Leopold elected to receive his long-term equity awards as Profits Units. Mr. Wright and Mr. Sharp elected to receive RSUs, TSR PSUs and NOI PSUs. Messrs. R. and W. Taubman did not receive equity awards in 2018.
In 2017, Messrs. R. Taubman and W. Taubman equity awards were subsequently forfeited and cancelled in December 2017. The table above reflects the 2017 full grant date fair value of these forfeited awards. Mr. Leopold received a retention RSU award of 11,400 RSUs on December 11, 2017 - one third of this award vested on 12/31/18 and the remaining two thirds vests on 12/31/19. The table above reflects a value of $669,750 for this award. Mr. Wright received a one-time RSU award with respect to his two-year assignment in the U.S. of 7,287 RSUs on February 20, 2017 vesting March 1, 2020. The table above reflects a value of $491,873 for this award. Mr. Sharp received a sign-on RSU award, as per his employment agreement, of 8,744 RSUs - one third vested on March 1, 2018 and the remaining two thirds will vest on March 1, 2019. The table above reflects a value of $592,581 for this award.
Non-Equity Incentive Plan Compensation. The amounts earned in 2018, 2017 and 2016 consisted of payments earned under the annual bonus program.

CEO Pay Ratio
In accordance with the Dodd-Frank Act, we are disclosing the CEO to median employee pay ratio.
Mr. Robert Taubman had 2018 annual total compensation of $1,842,633 as reflected in the Summary Compensation Table above. The annual total compensation for our median employee for 2018 was $94,239, calculated on the same basis as required by the Summary Compensation Table. As a result, Mr. R. Taubman’s 2018 annual total compensation was approximately 19 times that of our median employee. To provide additional CEO pay ratio context, the table below also reflects Mr. R. Taubman's 2018 annual target pay compared to the median employee's annual total compensation for 2018.

CEO Pay Ratio	2018 CEO Pay	CEO Pay Description
19:1	$1,842,633	Summary Compensation Table Pay (required SEC disclosure)
59:1	$4,990,015	Annual Target Pay
The SEC rules provide a company flexibility in its method of determining the median employee and related assumptions, and therefore the pay ratio we report may not be comparable to the pay ratio reported by other companies, including peer companies. As permitted by the SEC, we used the same median employee for 2018 as we did for 2017 because there has been no change in our employee population or employee compensation arrangements that we believe would significantly impact our CEO Pay Ratio disclosure. In 2017, the median employee was determined using “base pay,” a consistently applied compensation definition for us, as of or through December 31, 2017. Specifically, base pay was calculated as annual base pay based on the actual hours worked during 2017 for hourly workers, and upon salary levels as of December 31, 2017 for the remaining employees, each of which we utilized without any cost-of-living adjustments. We annualized pay for permanent employees who commenced work during 2017. As permitted by the SEC, we also excluded 12 employees based in Macau representing only 2% of the total employee population.
As of December 31, 2018, we had 382 employees in the U.S. and 85 employees in other countries (excluding the employees from Macau). Our compensation practices vary by country and within each country according to job title, skill level and other factors.

Grants of Plan-Based Awards in 2018
The following table provides information about equity awards and non-equity incentive awards granted to the NEOs in 2018. All equity awards were made under the 2008 Omnibus Long-Term Incentive Plan.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)(11)
Name	Grant Date	Threshold ($)	Target ($)(1)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Robert S. Taubman	N/A	—	1,161,023	—	—	—	—	—	—

Simon J. Leopold	N/A	—	525,000	—	—	—	—	—	—
(2)	3/7/2018	—	—	—	—	—	—	7,207	355,233
(3)	3/7/2018	—	—	—	—	—	—	947	46,678
(4)	3/7/2018	—	—	—	—	5,405	16,215	—	360,297
(5)	3/7/2018	—	—	—	—	710	2,130	—	47,329
(6)	3/7/2018	—	—	—	—	5,405	16,215	—	266,412
(7)	3/7/2018	—	—	—	—	710	2,130	—	34,996

William S. Taubman	N/A	—	750,000	—	—	—	—	—	—

Paul A. Wright	N/A	—	462,500	—	—	—	—	—	—
(8)	3/7/2018	—	—	—	—	—	—	5,834	340,006
(9)	3/7/2018	—	—	—	—	2,875	8,625	—	226,608
(10)	3/7/2018	—	—	—	—	2,875	8,525	—	167,555

Peter J. Sharp	N/A	—	250,000	—	—	—	—	—	—
(8)	3/7/2018	—	—	—	—	—	—	2,060	120,057
(9)	3/7/2018	—	—	—	—	1,545	4,635	—	121,777
(10)	3/7/2018	—	—	—	—	1,545	4,635	—	90,043

(1)
The amounts in this column relate to the 2018 annual bonus program. Mr. Wright's full year target is $462,500 which consists of a bonus target of $212,500 and an additional bonus opportunity of $250,000 paid on a biweekly basis with a clawback provision as per the terms of his employment agreement.

(2)	Awards of Restricted TRG Profits Units.

(3)	Awards of Restricted TRG Profits Units for Dividend Equivalent Rights.

(4)	Awards of Relative TSR Performance-based TRG Profits Units.

(5)	Awards of Relative TSR Performance-based TRG Profits Units for Dividend Equivalent Rights.

(6)	Awards of NOI Performance-based TRG Profits Units.

(7)	Awards of NOI Performance-based TRG Profits Units for Dividend Equivalent Rights.

(8)	Awards of RSUs.

(9)	Awards of Relative TSR PSUs.

(10)	Awards of Comparable Center NOI PSUs.

(11)
See note 2 to the Summary Compensation Table for information regarding the grant-date fair value of each award. Each Restricted TRG Profits Unit awarded on March 7, 2018 had a grant date fair value of $49.29, each Relative TSR Performance-based TRG Profits Unit had a grant date fair value of $22.22, and each NOI Performance-based TRG Profits Unit had a grant-date fair value of $16.43.

For the Relative TSR Performance-based Unit awards and the NOI Performance-based Unit awards, the aggregate grant date fair value corresponds to the maximum estimated future payout multiplied by the per share grant date value. The maximum share number is used because the per share grant date fair value reflected the estimated probable outcome as of the grant date.
Each RSU awarded on March 7, 2018 had a grant date fair value of $58.28, each TSR PSU had a grant date fair value of $78.82, and each NOI PSU had a grant date fair value of $58.28.

See Description of the Annual Long Term Incentive Program on pages 42-44 for further descriptions of Profits Units.

Narrative Discussion of Grants of Plan-Based Awards in 2018
Annual Bonus Program. The Committee utilizes a target cash bonus pool for senior management, which consists of the aggregate target cash bonuses of each member of senior management. Cash bonuses earned by each member of senior management are determined by the Committee upon its allocation of the earned cash bonus pool for senior management based on the Committee's subjective analysis of an individual's performance and other factors it deems relevant (discussed further on page 40). Since there was no maximum established for the target bonus pool or the allocation of bonus amounts to individual members of senior management, we have determined not to disclose a maximum amount in the table above. Earned bonus amounts for 2018 are reported in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table.”

Long-Term Incentive Program. 40% of the dollar value of the long-term incentive award was paid in RSUs and 60% of the dollar value of the long-term incentive award was paid in PSUs (except for Mr. Wright which is approximately 50% RSUs and 50% PSUs as per his employment agreement described on pages 68-69). The number of RSUs and PSUs are determined by dividing the dollar award by the closing price of the common stock on the grant date. For performance-based Profits Units awards, the maximum award value is granted and the units are then subject to recovery and cancellation depending on actual performance against the performance measures over a specified performance cycle. Further, a portion of the Profits Units award represents estimated cash distributions to be paid during the vesting period and, upon vesting, there will be an adjustment in Profits Units to reflect actual cash distributions during such period.
RSUs. Each time-based unit represents the right to receive upon vesting one share of our common stock. All time-based units granted in 2018 provide for vesting on March 1, 2021.

PSUs. Performance-based unit awards have two equally weighted distinct measures (except Mr. Wright) - one measure based on a relative TSR measurement and a second measure based on three-year average Comparable Center NOI growth with an absolute TSR modifier.

Profits Units. At grant, Profits Units are not economically equivalent in value to a share of our common stock, but over time can increase in value upon the occurrence of certain events to achieve a one-for-one parity with common stock by tax rules.  Until vested, a Profits Units entitles the holder to only one-tenth of the distributions otherwise payable by TRG on a partnership unit.  There will then be an adjustment in the actual number of Profits Units realized under each award to reflect TRG's actual cash distributions during the vesting period. Assuming certain conditions are met, Profits Units are convertible at the election of the holder into an equivalent number of partnership units which may be exchanged (under the continuing offer) by the participant on an equivalent basis for our common stock.

Outstanding Equity Awards at December 31, 2018

The following table provides information on the current holdings of stock awards of the named executive officers as of December 31, 2018. There were no outstanding option awards of the named executive officers as of such date.

		Stock Awards
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Robert S. Taubman	Various	17,976	817,728	—	—
	6/1/2016	—	—	12,270	558,162
	6/1/2016	—	—	12,270	558,162
(4)	6/1/2016	—	—	3,636	165,402
(4)	6/1/2016	—	—	3,636	165,402

Simon J. Leopold	Various	28,647	1,303,152	—	—
	3/7/2018	—	—	5,405	245,873
	3/7/2018	—	—	5,405	245,873
(4)	3/7/2018	—	—	2,130	96,894
(4)	3/7/2018	—	—	2,130	96,894
	2/20/2017	—	—	4,590	208,799
	2/20/2017	—	—	4,590	208,799
(4)	2/20/2017	—	—	1,466	66,688
(4)	2/20/2017	—	—	1,466	66,888
	6/1/2016	—	—	4,177	190,012
	6/1/2016	—	—	4,177	190,012
(4)	6/1/2016	—	—	1,238	56,317
(4)	6/1/2016	—	—	1,238	56,317

William S. Taubman	Various	11,707	532,551	—	—
	6/1/2016	—	—	7,991	363,511
	6/1/2016	—	—	7,991	363,511
(4)	6/1/2016	—	—	2,368	107,720
(4)	6/1/2016	—	—	2,368	107,720

Paul A. Wright	Various	18,232	829,374	—	—
	3/7/2018	—	—	2,875	130,784
	3/7/2018	—	—	2,875	130,784
	2/20/2017	—	—	1,487	67,644
	2/20/2017	—	—	1,487	67,644
	3/13/2017	—	—	1,005	45,717
	3/13/2017	—	—	1,005	45,717
Peter J. Sharp	Various	9,638	438,433	—	—
	3/7/2018	—	—	1,545	70,282
	3/7/2018	—	—	1,545	70,282
	2/20/2017	—	—	1,312	59,683
	2/20/2017	—	—	1,312	59,683

(1)	The RSUs vest as follows:

	March 1,
Name	2019	2020	2021
Robert S. Taubman	17,976	—	—
Simon J. Leopold	13,720	6,773	8,154
William S. Taubman	11,707	—	—
Paul A. Wright	—	12,398	5,834
Peter J. Sharp	5,829	1,749	2,060

(2)	Based upon the closing price of our common stock on the NYSE on December 31, 2018 of $45.49.

(3)
Assumes the achievement of the target performance goal based upon performance through December 31, 2018 being above the threshold performance goal and at or below the target performance goal. The achievement of the target performance goal would result in a 100% payout of the target PSU grant for 2018, 2017, and 2016.

The PSUs vest as follows:

	March 1,
Name	2019		2020		2021
	TSR	NOI	TSR	NOI	TSR	NOI
Robert S. Taubman	12,270	12,270
Simon J. Leopold	4,177	4,177	4,590	4,590	5,405	5,405
William S. Taubman	7,991	7,991
Paul A. Wright			2,875	2,875	2,492	2,492
Peter J. Sharp			1,545	1,545	1,312	1,312

(4)	Represents maximum units awarded for TRG Profits Units for Dividend Equivalent Rights.

Option Exercises and Stock Vested in 2018
The following table provides information about the value realized by the NEOs on the vesting of stock awards in 2018. No option awards were exercised in 2018.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Robert S. Taubman	32,037	1,896,270
Simon J. Leopold	11,934	654,313
William S. Taubman	17,466	1,033,813
Paul A. Wright	3,722	220,305
Peter J. Sharp	2,915	172,539
_____________

(1)	Includes the vesting of RSUs and PSUs that vested on March 1, 2018. Additional RSUs vested on December 31, 2018 related to a Retention Award for Mr. Leopold.

(2)
The value realized for purposes of the table is based upon the number of shares of common stock received upon vesting multiplied by the closing price of the common stock on the NYSE on the vesting date. The closing price of the common stock on March 1, 2018 and December 31, 2018 was $59.19 and $45.49, respectively.

Non-qualified Deferred Compensation in 2018
We had the following non-qualified deferred compensation arrangements in 2018 relating to the NEOs:
Supplemental Retirement Savings Plan
This plan provided benefits to senior management in the form of Company contributions which would have been payable under the tax-qualified retirement plan (The Taubman Company and Related Entities Employee Retirement Savings Plan, the “401(k) plan”) but for the reduction in recognizable compensation as required by the IRC. The plan was “frozen” for NEOs on June 30, 2013; participants retain the right to their account balance as of that date, but no new contributions will be made. We will continue to credit earnings at a rate of 1% above the prime rate of return established by JPMorgan Chase Bank, N.A.
Mr. R. Taubman’s Deferral of TRG Units
Pursuant to an option deferral agreement entered into in December 2001 among the Manager, TRG and Mr. R. Taubman, Mr. R. Taubman deferred his right to receive 871,262 TRG units (Deferred TRG Units) pursuant to an incentive option granted to Mr. R. Taubman in 1992 that he exercised in 2002. Until the Deferred TRG units are distributed in full, Mr. R. Taubman receives distribution equivalents on the Deferred TRG units in the form of cash payments as and when TRG makes distributions on actual units outstanding. Beginning with the earlier of Mr. R. Taubman’s cessation of employment for any reason or the ten-year anniversary of the date of exercise, actual TRG units will be paid to Mr. R. Taubman in ten annual installments. In January 2011, an amendment to the option deferral agreement extended the issuance of the deferred units to begin in December 2017. In October 2016, an amendment to the option deferral agreement and the 2011 amendment was entered into which, effective December 1, 2017, extended the issuance of the deferral units to begin in December 2022 and changed the issuance period from ten to five annual installments. The deferral agreement will terminate and actual TRG units will be paid to Mr. R. Taubman in a single distribution upon a change of control of TRG if followed by Mr. R. Taubman’s termination of employment within six months of such change of control.

Non-qualified Deferred Compensation in 2018
The table below provides information on the non-qualified deferred compensation of the NEOs in 2018.

Name	Plan	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)(1)	Aggregate Earnings (Loss) in Last FY ($)(2)		Aggregate Withdrawals/ Distributions ($)(3)	Aggregate Balance at Last FYE ($)(4)
Robert S. Taubman	Supplemental Retirement Savings Plan	—	—	20,274		—	348,748
	Option Deferral Agreement	—	—	(17,372,964)	(5)	2,284,623	39,633,708
William S. Taubman	Supplemental Retirement Savings Plan	—	—	18,893		—	324,994
Simon J. Leopold		—	—	—		—	—
Paul A. Wright		—	—	—		—	—
Peter J. Sharp		—	—	—		—	—

(1)	Our contributions to the supplemental retirement savings plan ended in 2013.

(2)	None of the earnings set forth in the table are above-market or preferential, and therefore none of such amounts are reflected in the Summary Compensation Table.

(3)	Withdrawals and distributions are not reflected in the Summary Compensation Table.

(4)
For Messrs. R. Taubman and W. Taubman, $71,902 and $65,078, respectively, was reported in the Summary Compensation Table from 2006 through 2013 as compensation, in aggregate, all of which related to the Company's contributions to the supplemental retirement savings plan.

(5)
Represents a loss due to a $19.94 per share decrease in the common stock price. The share price decrease is with respect to the options previously exercised and the deferral of the underlying TRG units.

Potential Payments Upon Termination or Change-in-Control

The following section describes and quantifies potential payments and benefits to the NEOs under our compensation and benefit plans and arrangements upon termination of employment or a change of control of TCO.

Mr. Sharp is party to an employment agreement with us and an operating agreement with subsidiaries of TCO as of September 1, 2016.

Mr. Wright is party to an employment agreement with us as of March 30, 2017 and a home protection agreement with us as of April 3, 2018.

Mr. Leopold is party to a change of control employment agreement with us.

Messrs. Leopold, Sharp and Wright are also party to the Severance Plan. Mr. Leopold will continue to be eligible to receive benefits under his change-in-control agreement if they are more favorable than the benefits provided through the Severance Plan and the same applies to Messrs. Sharp and Wright with respect to their employment agreements. Any benefits payable under either a change-in-control agreement or employment agreement will be offset by any benefit provided under the Severance Plan.

Messrs. R. Taubman and W. Taubman have not entered into any employment or change in control agreements and are not eligible to participate in the Severance Plan.

Certain of our compensatory plans contain provisions regarding the acceleration of vesting and payment upon specified termination events; see “-Company Share-Based Plans” below. In addition, the Committee may authorize discretionary severance payments to its NEOs upon termination.
Company Share-Based Plans
2008 Omnibus Plan.  The RSUs and PSUs will vest immediately if a participant's employment with us is terminated for death, disability or retirement of such employment, or upon a change of control of TRG. Beginning with 2014 awards, RSUs and PSUs will also vest immediately upon a lay-off in connection with a reduction in force. If a participant's employment with us is terminated for any other reason, the RSUs and PSUs that have not vested as of such date will be forfeited. The multiplier applicable to PSU vesting will be determined in the same manner as set forth in the award, although the vesting date will be substituted by the date of such vesting condition; provided, that, upon death, disability or retirement, the multiplier shall be one times if such vesting event occurs less than one year from the grant date. The Committee has the authority to accelerate vesting of any of the applicable awards at any time.

Deferred Compensation Plans and Arrangements
Supplemental Retirement Savings Plan.    Messrs. R. Taubman and W. Taubman participated in the plan until it was frozen in June 2013. No withdrawals are permitted under the plan during employment. As soon as practicable following the termination of employment for any reason, the employee must elect a lump-sum payment (to be paid no earlier than one year following such termination date) or annual installments (such first installment to be paid no earlier than one year following the last day of the month of termination); however, in its sole discretion, we may accelerate such payment plan. The acceleration provisions will be amended as necessary to comply with the new tax rules applicable to non-qualified deferred compensation arrangements. In the event the employee dies before distribution of all amounts, the beneficiary may change the form of payment with the consent of TCO.
Mr. R. Taubman's Deferral of TRG Units.    Described on page 64.
Severance Plan.    On December 11, 2017, the Compensation Committee approved the Taubman Severance Plan. The Severance Plan provides Messrs. Leopold, Sharp, Wright and certain other senior management (each, a Participant) with various benefits in the event of an Involuntary Termination defined as a termination of employment (1) by us other than for cause or such employee’s death or disability or (2) by the employee for good reason. Messrs. R. Taubman and W. Taubman are not eligible to participate in the Severance Plan. The Severance Plan terminates 24 months after the Effective Date.
Consistent with existing Change in Control agreements in place, the Severance Plan includes coverage for an Involuntary Termination within one year after a Change in Control. In the event of a Change of Control Termination, a Participant will be entitled to the following:

(i)	payment of annual salary, unused paid time off or unused vacation earned and accrued prior to such termination (paid no more than 30 days after termination);

(ii)
a cash lump sum payment (payable within 65 days after termination) equal to the sum of (A) 250% of the sum of (I) 12 times the highest monthly base salary in the 12-month period preceding the month in which termination occurs (Annual Base Salary) and (II) the greater of the Participant’s target bonus in the year of termination or the highest bonus earned in the last three full fiscal years (or for such lesser number of full fiscal years prior to termination), including annualization for a bonus earned in a partial fiscal year (Annual Bonus) (collectively, CIC Cash Severance) and (B) 18 times the applicable monthly COBRA premium, with the CIC Cash Severance to be reduced by any Annual Base Salary or Annual Bonus payable for a termination event under any employment agreement (including a change of control employment agreement) the Participant otherwise has with us;

(iii)	full and immediate vesting of the Participant’s unvested equity awards (other than performance equity awards) under the Omnibus Plan; and

(iv)
the vesting of the Participant’s unvested performance equity awards under the Omnibus Plan, with the determination of performance and other factors as provided under the terms of the Omnibus Plan and related award agreement.

In the event of any other Involuntary Termination without a Change in Control, a Participant will be entitled to the same benefits as described above with the cash lump sum payment being 200% of Annual Base Salary and Annual Bonus.
Except as specifically set forth above, the foregoing amounts and rights will not be reduced or canceled pursuant to any provision regarding the same in any employment agreement (including any change in control employment agreement) a Participant otherwise has with the Manager. Any benefits payable under either a change-in-control agreement or employment agreement will be offset by any benefit provided under the Severance Plan. If any payments and benefits to be paid or provided to a Participant, whether pursuant to the terms of the Severance Plan or otherwise, would be subject to “golden parachute” excise taxes under the IRC, the payments and benefits will be reduced to the extent necessary to avoid such excise taxes, but only if such a reduction of pay or benefits would result in a greater after-tax benefit to the eligible employee.
Receipt of the payments and benefits (other than the Annual Base Salary, unused paid time off or unused vacation earned and accrued prior to the termination of employment) under the Severance Plan is subject to execution by the Participant of a general waiver and release of claims with us that becomes effective. Further, any rights to payment under the Severance Plan will terminate immediately if the Participant violates any proprietary information or confidentiality obligation to us.

Change of Control Employment Agreement - Mr. Leopold
Mr. Leopold's agreement has a three-year term that automatically extends for an additional year on each anniversary of the first day of its terms unless a notice not to extend is given by us at least 60 days prior to the renewal date. If a change of control of TCO occurs during the term of the agreement, then the agreement becomes operative for a fixed three-year period commencing on the date of the change of control and supersedes any other employment agreement between us and any of our affiliates, on the one hand, and the executive, on the other.
The agreement provides generally that Mr. Leopold's terms and conditions of employment, including position, location, compensation and benefits, will not be adversely changed during the three-year period after a change of control. In addition, the agreement also provides that upon a change of control or a termination of employment in anticipation of a change of control, all of the executive's share-based compensation awards, granted under the 2008 Omnibus Plan, that are outstanding on the date of the change of control, will vest and, in specified circumstances, will become exercisable or payable.
After a change of control, if the executive's employment is terminated for cause, the executive will generally be entitled to receive:

•	accrued and unpaid compensation and benefits; and

•	other vested benefits in effect on the date of the termination.
After a change of control, if the executive's employment is terminated by reason of the person's death or disability, the executive or his or her beneficiary or estate will generally be entitled to receive:

•	the amounts noted above for termination for cause; and

•	an annual cash bonus for the year in which the termination of employment occurs, pro-rated through the date of termination.
After a change of control, if the executive's employment is terminated by us other than for cause, death or disability, or if the executive resigns for good reason, or upon certain terminations in connection with or in anticipation of a change of control, the executive will generally be entitled to receive:

•	the amounts noted above for termination by reason of death or disability;

•	two and a half times the executive's annual base salary and annual cash bonus;

•	continued welfare benefits and perquisites for at least thirty months; and

•	outplacement services for one year.
The annual cash bonus portion of this severance amount will be based on the higher of the highest award paid to the executive during the three years prior to the change of control or the most recent award paid to the executive prior to the date of termination of employment.
The change in control agreement provides for a “best-net” determination.
Further, as a condition to receiving such funds and subject to limited specified exceptions, the executive must sign an agreement to forever release and discharge us and our agents from any and all liabilities of any kind whatsoever related in any way to our employment of the executive that the executive has ever had or may thereafter have against us or our agents. The executive is also subject to customary confidentiality provisions after the termination of employment with us.
Employment Agreement - Mr. Wright

In March 2017, we entered into an employment agreement with Mr. Wright commencing on April 1, 2017 with the initial term ending March 30, 2019. In March 2019, Mr. Wright's employment agreement was amended to extended the term for an additional year i.e. expiring on March 31, 2020 (the Wright Term).

The employment agreement provides for an annual base salary of $425,000, with consideration of upward adjustments to be reviewed annually, and an annual target bonus of 50% of his base salary. In lieu of a travel allowance and in recognition of Mr. Wright's global role, the agreement also provides for an additional base salary supplement of

$410,000, and an additional bonus payment of $250,000 which can be increased or clawed-back based on a subjective assessment of Mr. Wrights performance at year-end. Both the additional base salary supplement and the additional bonus payment are paid in equal installments on a biweekly basis.

Mr. Wright has an annual long-term incentive opportunity equivalent to 80% of his annual base salary, $340,000 in the form of RSUs and a $335,000 annual PSU award opportunity (half based on Comparable Center NOI Growth with an Absolute TSR Modifier and the other half based on Relative TSR against the FTSE NAREIT ALL REIT Index Retail Sector). He received these annual RSU Award and PSU Award grants in March 2017, 2018 and 2019, and is eligible for an award in March 2020. All equity awards are subject to three year cliff vesting.

In addition, Mr. Wright received our international relocation package which payment for reasonable amounts for shipment of household goods, new home closing costs, temporary housing, and any obligations under Executive’s current lease in Hong Kong after the Executive takes residence in the U.S.

Mr. Wright is eligible for other standard benefits offered to senior level management in the U.S. such as health insurance, life insurance, accidental death and dismemberment insurance, 401(k) retirement savings plan and long-term disability benefits. He will also be reimbursed for reasonable out of pocket expenses relating to tax preparation and will be tax equalized related to equity awards granted prior to his arrival in the U.S. In the event that, prior to the end of the Wright Term, Mr. Wright’s employment is terminated by us for other than "Good Cause", death or Disability, or is terminated by Mr. Wright for "Good Reason" (as defined therein), he will receive the following:

(i)	Base salary and additional salary shall continue to be paid to him until the end of the Wright Term;

(ii)	Payment of the target bonus and additional bonus for the period ending at the end of the Wright Term or prorated for any partial year that may fall within the aforementioned period;

(iii)
Reimbursement for the cost of continuing his health insurance coverage under our benefit plans for the maximum continuation period allowed under such plans, but not longer than three months; provided, however, that (i) he shall in good faith endeavor to find other comparable employment, and (ii) any salary or bonus continuation due to him will be subject to reduction on a dollar-for-dollar basis according to any cash compensation earned by him as a result of such other employment.

(iv)	We will reimburse Mr. Wright for his reasonable out of pocket expenses incurred in relocating back to Hong Kong.
Promptly following expiration or termination of Mr. Wright’s employment hereunder, and as a precondition to any separation pay or benefits, he shall execute and deliver a resignation and release of claims document. Mr. Wright will continue to be eligible to receive benefits under the Severance Plan if they are more favorable than the benefits provided through his employment agreement. Any benefits payable under the Severance Plan will be offset by any benefit provided under his employment agreement.
Home Protection Upon Termination Agreement - Mr. Wright

In March, 2018, we entered into a home sale loss protection agreement with Mr. Wright. The agreement provides that if Mr. Wright's employment is terminated in connection with a Change of Control prior to March 1, 2020, we will make a taxable payment for the difference between the purchase price of the residence that Mr. Wright paid to purchase the residence and the sale price paid to Mr. Wright as part of a sale (Loss) of the residence provided that:

(i)	Mr. Wright fully participates in our sponsored home marketing program;

(ii)	The residence is listed for sale at a reasonable and market rate as advised by an independent realtor (and confirmed by appraisal if requested by us); and

(iii)	We are provided with all relevant documentation related to the purchase and sale of the residence.

The amount of the Loss shall not include any amounts related to capital improvements of the residence, upgrades or maintenance work completed on the residence.

We will be responsible for reimbursing Mr. Wright for eighty percent (80%) of the Loss, not to exceed $500,000. Payment shall be made within 30 days after our receipt of the required documentation regarding the Loss.

Employment Agreement - Mr. Sharp

In September 2016, we entered into an employment agreement with Mr. Sharp with the initial term ending December 31, 2021 (the Sharp Term). Mr. Sharp also agreed to serve on the board of directors of Taubman Asia's management company for the term of his employment.

The employment agreement provides for an annual base salary of $500,000, with consideration of upward adjustments to be reviewed annually. The agreement also provides Mr. Sharp with an annual target bonus of 50% of his base salary and an annual long-term incentive opportunity equivalent to 60% of his base salary (40% to be granted as RSUs and 60% as PSUs - half based on Comparable Center NOI Growth with an Absolute TSR Modifier and the other half based on Relative TSR against the FTSE NAREIT ALL REIT Index Retail Sector).

Mr. Sharp also received a sign-on bonus of $300,000 and a grant of RSU’s of $600,000 - one third of which vested in March 2018 and the remaining two thirds vested in March 2019. The cash sign-on bonus is subject to a prorated one year clawback provision if Mr. Sharp terminates employment for any reason, other than for "good reason", or if we terminate his employment for "good cause", before his first anniversary of employment.

With respect to Mr. Sharp's housing, we agreed for the term of his agreement to reimburse, or pay rent directly to the landlord, management fees and government rates up to a maximum of HK$130,000 ($16,710) per month for 2017 and 2018, and reasonable increases thereafter. Mr. Sharp also receives $150,000 per year, paid in equal monthly installments, for the purpose of funding auto-related expenses, personal travel and other personal related expenses.

Mr. Sharp is also eligible for other benefits such as health insurance, life insurance, accidental death and dismemberment insurance, and long-term disability benefits.

In the event that, prior to the end of the Sharp Term, Mr. Sharp’s employment is terminated by us for other than “Good Cause,” Death or disability, or is terminated by Executive for “Good Reason” (as defined therein), he will receive the following:

(i)	Base salary shall continue to be paid to him until the earlier of (i) the end of the Sharp Term or (ii) or the date that is two years after such termination;

(ii)	Payment of the target bonus for the period ending on the earlier of (i) the end of the Sharp Term or (ii) or the date that is two years after such termination;

(iii)	The housing costs and personal expenses shall continue to be paid or reimbursed for a period of three calendar months following such termination;

(iv)
Reimbursement for the cost of continuing his health insurance coverage under our benefit plans for the maximum continuation period allowed under such plans, but not longer than three (3) months; provided, however, that (i) he shall in good faith endeavor to find other comparable employment, and (ii) any salary or bonus continuation due to him will be subject to reduction on a dollar-for-dollar basis according to any cash compensation earned by him as a result of such other employment.

Promptly following expiration or termination of Mr. Sharp’s employment hereunder, and as a precondition to any separation pay or benefits, he shall execute and deliver a resignation and release of claims document. Mr. Sharp will continue to be eligible to receive benefits under the Severance Plan if they are more favorable than the benefits provided through his employment agreement. Any benefits payable under the Severance Plan will be offset by any benefit provided under his employment agreement.
Operating Agreement for Taubman Properties Asia III LLC - Mr. Sharp

In September 2016, Mr. Sharp obtained an ownership interest in Taubman Properties Asia III, a consolidated subsidiary of ours. This interest entitles Mr. Sharp to 3% of Taubman Asia's dividends for investment activities undergone by Taubman Asia subsequent to him obtaining his ownership interest, with all of his dividends being withheld as contributions to capital. These withholdings will continue until he contributes and maintains his capital consistent with his percentage ownership interest, including all capital funded by TRG for Taubman Asia's operating and investment activities subsequent to Mr. Sharp obtaining his ownership interest. TRG has a preferred investment in Taubman Asia to the extent Mr. Sharp has not yet contributed capital commensurate with his ownership interest. This preferred investment accrues an annual preferential return equal to TRG's average borrowing rate (with the preferred investment and accrued return together being referred to herein as the preferred interest).

Taubman Asia has the ability to call, and Mr. Sharp has the ability to put, his ownership interest upon specified terminations of his employment, although such put or call right may not be exercised for specified time periods after certain termination events. The redemption price for the ownership interest is 50% (increasing to 100% as early as January 2022) of the fair value of the ownership interest less the amount required to return TRG’s preferred interest. We have determined that Mr. Sharp's ownership interest in Taubman Asia qualifies as an equity award, considering its specific redemption provisions, and accounts for it as a contingently redeemable noncontrolling interest. As of December 31, 2018, the carrying amount of this redeemable equity was zero.

For purposes of the table below, we assume that it would redeem Mr. Sharp's remaining ownership upon any termination of employment.
Change of Control/Severance Payment Table
The following table estimates the potential payments and benefits to the NEOs upon termination of employment or a change of control, assuming such event occurs on December 31, 2018. These estimates do not reflect the actual amounts that would be paid to such persons on a different date, which would only be known at the time that they become eligible for payment and would only be payable if the specified event occurs.
Items Not Reflected in Table. The following items are not reflected in the table set forth below:

•	Accrued salary, cash bonus and paid time off.

•
Potential payment under Mr. Wright's Home Protection Agreement upon termination resulting from a Change of Control or reimbursement of reasonable out of pocket expatriate expenses relating to Mr. Wright relocating back to Hong Kong.

•	Costs of any mandated governmental assistance program to former employees.

•	Amounts outstanding under the Company's 401(k) plan.

•
Supplemental Retirement Savings Plan.    If such participant's employment is terminated for any reason, upon the occurrence of specified events (including a change of control of TRG, the dissolution of TRG or the termination (without renewal) of the Manager's services agreement with TRG), or we accelerate such payment as of December 31, 2018, then the participant would receive the aggregate balance amount relating to the plan as set forth in the “Non-qualified Deferred Compensation in 2018” table.

•
Mr. R. Taubman's Deferral of TRG Units.    If Mr. R. Taubman's employment is terminated for any reason as of December 31, 2018, the Deferred TRG units will be paid to Mr. R. Taubman in five annual installments. If Mr. R. Taubman's employment is terminated within six months of a change of control, then the Deferred TRG units will be paid to Mr. R. Taubman in a single distribution. The aggregate balance amount relating to this deferral arrangement is set forth in the “Non-qualified Deferred Compensation in 2018” table.

Other Notes Applicable to Table.

•
The 2008 Omnibus Plan provides for the acceleration of vesting of share-based awards upon retirement, death, disability, layoff in connection to a reduction in force or a change of control. The closing price of our common stock on December 31, 2018 was $45.49. The table reflects the intrinsic value of such acceleration, which is:

•	for each unvested RSU or Restricted TRG Profits Units, $45.49; and

•
for each PSU or Profits Units, in the case of death, disability, layoff in connection to a reduction in force (or retirement, for the annual PSU grants) or in the case of a change of control, $45.49 multiplied by:

•	1x for each 2018 NOI TRG Profit Unit or PSU (estimated multiplier as of December 31, 2018)

•	0x for each 2018 Relative TSR Profit Unit or PSU (estimated multiplier as of December 31, 2018)

•	0.6x for each 2017 NOI TRG Profit Unit or PSU (estimated multiplier as of December 31, 2018)

•	0.76x for each 2017 Relative TSR Profit Unit or PSU (estimated multiplier as of December 31, 2018)

•	0.9x for each 2016 NOI TRG Profit Unit or PSU (actual multiplier as of December 31, 2018)

•	0.66x for each 2016 Relative TSR Profit Unit or PSU (actual multiplier as of March 1, 2019)

•
The Committee has discretion to accelerate the vesting of RSU, PSU and Profits Units awards to the extent not expressly set forth above. The table assumes the Committee does not utilize such discretion.

•
For a termination following a change of control, the table below assumes such termination is other than for cause, death or disability, or due to the executive resigning for good reason, or upon certain terminations in connection with or in anticipation of a change of control.

•	None of the NEOs are eligible for retirement and therefore termination due to retirement is not included in the table below.

•	Life insurance amounts only reflect policies paid for by us.

•	The table assumes a “disability” is of a long-term nature, which triggers vesting of share-based awards. Disability payments are shown on an annual basis.

	Cash Severance ($)	Miscellaneous Benefits ($)	Acceleration of Share- Based Awards ($)	Life Insurance Proceeds ($)	Annual Disability Benefits ($)(6)	Total ($)
Robert S. Taubman(1)
Death	—	—	1,774,470	1,400,000	—	3,174,470
Disability	—	—	1,774,470	—	360,000	2,134,470
Layoff in connection with a reduction in force	—	—	1,774,470	—	—	1,774,470
Change of control	—	—	1,774,470	—	—	1,774,470
Simon J. Leopold
Termination without cause or for Good Reason(2)(3)	2,150,000	53,619	2,221,225			4,424,844
Death	—	—	2,221,225	1,400,000	—	3,621,225
Disability	—	—	2,221,225	—	360,000	2,581,225
Layoff in connection with a reduction in force(2)(3)	2,150,000	53,619	2,221,225	—	—	4,424,844
Change of control(4)	2,687,500	83,365	2,221,225	—	—	4,992,090
William S. Taubman(1)
Death	—	—	1,155,643	1,400,000	—	2,555,643
Disability	—	—	1,155,643	—	360,000	1,515,643
Layoff in connection with a reduction in force	—	—	1,155,643	—	—	1,155,643
Change of control	—	—	1,155,643	—	—	1,155,643
Paul Wright
Termination without cause or for Good Reason(2)(3)	1,275,000	44,619	1,114,328	—	—	2,433,947
Death	—	—	1,114,328	1,400,000	—	2,514,328
Disability	—	—	1,114,328	—	360,000	1,474,328
Layoff in connection with a reduction in force(2)(3)	1,275,000	44,619	1,114,328	—	—	2,433,947
Change of control(2)(3)	1,593,750	44,619	1,114,328	—	—	2,752,697
Peter Sharp(4)
Termination without cause or for Good Reason(3)	1,500,000	97,722	589,883	—	—	2,187,605
Death	—	—	589,883	1,400,000	—	1,989,883
Disability	—	—	589,883	—	480,000	1,069,883
Layoff in connection with a reduction in force(3)	1,500,000	97,722	589,883	—	—	2,187,605
Change of control(3)	1,875,000	97,722	589,883	—	—	2,562,605

(1)
Except as specified in "-Items Not Reflected in Table," such person does not receive any additional payments if (A) he voluntarily terminates his employment, or (B) his employment is terminated by the Company with or without cause.

(2)
Miscellaneous Benefits amount includes the estimated payment equivalent in value of continuing health benefits for 18 months after December 31, 2018 (using 2018 COBRA rates) as per the Severance Plan. For Mr. Leopold, the Miscellaneous Benefits amount also includes outplacement services for one year after December 31, 2018 as per his Change-In-Control Agreement.

(3)
Miscellaneous Benefits amount includes the estimated value of continuing health and welfare benefits for 30 months after December 31, 2018 (using 2018 COBRA rates) and outplacement services for one year after December 31, 2018 as per Mr. Leopold's Change-in-Control Agreement.

(4)	Cash Severance amount reflects the amount payable under the Severance Plan as it is equal to, or greater than, the benefit provided under the NEO's Employment Agreement or Change-In-Control Agreement.

(5)
Miscellaneous Benefit amount includes the estimated value of continuing health benefits for three months after December 31, 2018 (using the 2018 Hong Kong health benefit rate) and continued housing and personal allowance for three months after December 31, 2018 as per Mr. Sharp's Employment Agreement.

(6) For terminations due to disability, the total amounts only include one year of disability benefits. In actuality, such amount will be paid on an annual basis.

RELATED PERSON TRANSACTIONS

Policies and Procedures

To assist us in complying with our disclosure obligations and to enhance our disclosure controls, the Board approved a written policy regarding related person transactions. A “related person” is a director, officer, nominee for director or a more than 5% shareholder (of any class of our Voting Stock) since the beginning of our last completed fiscal year, and their immediate family members. A "related person transaction" is any transaction or any series of transactions in which we were or are to be a participant, the amount involved exceeds $120,000, and in which any related person had or will have a direct or indirect material interest.

Specifically, the policy establishes a process for identifying related persons and procedures for reviewing and approving such related person transactions. In addition, directors and executive officers are required to complete an annual questionnaire in connection with our proxy statement for our annual meeting of shareholders, which includes questions regarding related person transactions, and such persons also are required to provide written notice to our General Counsel or outside general counsel of any updates to such information prior to the annual meeting. Further, our financial and other departments have established additional procedures to assist us in identifying existing and potential related person transactions and other potential conflict of interest transactions.

From January 1, 2018 through the date hereof, our related person transactions were solely with members of the Taubman family and their affiliates, except with respect to the matter referred to below under “Land & Buildings’ Expense Reimbursement.” The Audit Committee and/or the independent directors of the Board reviewed such related person transactions and other covered matters in accordance with our policies. Our policies seek to ensure that our involvement in such transactions and matters are determined to be on terms comparable to those that could be obtained in arm's length dealings with an unrelated third party and in the best interests of us and our shareholders. When necessary or appropriate, we have engaged third party consultants and special counsel, and the Board has created a special committee, to review such transactions and matters. While Mr. R. Taubman and Mr. W. Taubman may participate in certain discussions regarding Company transactions with the Taubman family and affiliates, they recuse themselves from the approval process by the Board or Audit Committee and do not negotiate contractual terms or control our strategies with respect to such transactions.

Related Person Transactions

Transactions with the Taubman Family and Their Affiliates

The Manager is the manager of the Sunvalley shopping center (Sunvalley) in Concord, California, and has been the manager since its original development (opened in 1967). TRG owns a 50% general partnership interest in SunValley Associates, a California general partnership, which indirectly owns the center. The other 50% partner consists of two entities owned and controlled by the Revocable Trust (Robert Taubman, William Taubman and Gayle Taubman Kalisman are co-trustees of such trust). A. Alfred Taubman was the former Chairman of the Board and the father of Robert and William Taubman. The Sunvalley partnership agreement names TRG as the managing general partner and provides that so long as TRG has an ownership interest in the property, the Manager will remain its manager and leasing agent. Sunvalley is subject to a ground lease on the land, which is owned by Taubman Land Associates LLC (Taubman Land). Taubman Land is owned 50% by an affiliate of TRG and 50% by an entity that Robert Taubman, William Taubman and Gayle Taubman Kalisman have ownership interests in and control. Rent was $1.7 million for 2018.

The Revocable Trust and certain of its affiliates receive various management services from the Manager. For such services, the Revocable Trust and affiliates paid the Manager approximately $2.6 million in 2018.

Taubman Ventures Management, an operating division of TVG that manages the personal assets of, and provides administrative services to, the Taubman family, including A. Alfred Taubman's estate (collectively, the “Taubman Family”), utilizes a portion of the Manager's Bloomfield Hills, Michigan offices. For the use of the office space, Taubman Ventures Management paid the Manager approximately $185,500 in 2018, representing its pro rata share of the total occupancy costs. Although historically employees of Taubman Ventures Management and other affiliated companies of the Taubman Family were enrolled in Manager's benefit program and made payments to the Manager to fully reimburse the costs associated with such participation plus an administrative fee; however, in 2018, such employees participated in their own benefit program and therefore did not make any payments to the Manager.

The Manager owns a corporate plane for business use and was reimbursed approximately $535,169 in
2018 by the Taubman Family for personal use of the corporate plane, representing reimbursement of all pilot and crew expenses, fuel costs and landing fees. See “Compensation Discussion and Analysis-Description and Analysis of 2018 Compensation Elements” for information on calculating incremental cost to the Company in respect of the corporate plane’s use.

At the time of our initial public offering and our acquisition of our partnership interest in TRG in 1992, we entered into an agreement (as amended and restated, the Cash Tender Agreement) with A. Alfred Taubman as trustee of the Revocable Trust and TRA Partners (now Taubman Ventures Group LLC or TVG), each of whom owned an interest in TRG, whereby each of the Revocable Trust and TVG (and any assignee of their TRG units) has the right to tender to us TRG units (provided that if the tendering party is tendering less than all of its TRG units, the aggregate value is at least $50 million) and cause us to purchase the tendered interests at a purchase price based on its market valuation on the trading date immediately preceding the date of the tender. TVG is controlled by a majority-in-interest among the Revocable Trust and entities affiliated with the children of A. Alfred Taubman (Robert S. Taubman, William S. Taubman, and Gayle Taubman Kalisman). At the election of the tendering party, TRG units held by members of A. Alfred Taubman’s family and TRG units held by entities in which his family members hold interests may be included in such a tender. We will have the option to pay for tendered interests from available cash, borrowed funds, or from the proceeds of an offering of common stock. Generally, we expect to finance these purchases through the sale of new shares of our stock. The tendering party will bear all market risk if the market price at closing is less than the purchase price and will bear the costs of sale. Any proceeds of the offering in excess of the purchase price will be for our sole benefit. We account for the Cash Tender Agreement as a freestanding written put option. As the option put price is defined by the current market price of our stock at the time of tender, the fair value of the written option defined by the Cash Tender Agreement is considered to be zero. Based on a market value at December 31, 2018 of $45.49 per common share, the aggregate value of interests in TRG that may be tendered under the Cash Tender Agreement was approximately $1.1 billion. The purchase of these interests at December 31, 2018 would have resulted in TCO owning an additional 28% interest in TRG.

Land & Buildings' Expense Reimbursement

Jonathan Litt, a director of TCO, is the founder and Chief Investment Officer of Land & Buildings Investment Management, LLC, the investment manager of Land & Buildings Capital Grown Fund, LP (L&B Growth Fund). Mr. Litt was elected to our Board of Directors at the 2018 Annual Meeting of Shareholders after being nominated by L&B Growth Fund and had previously been nominated by L&B Growth Fund as a director at the 2017 Annual Meeting of Shareholders. We have agreed to reimburse Land & Buildings in the amount of $5,000,000 for a portion of the billed fees and expenses incurred by the Land & Buildings’ funds in connection with Land & Buildings’ involvement at TCO and Mr. Litt’s service on our Board of Directors. We received a written certification from Land & Buildings that actual billed fees and expenses exceeded $5,000,000. Land & Buildings has agreed to neither contest nor to encourage others to contest our recommendations set forth herein at the 2019 annual meeting of shareholders.

AUDIT COMMITTEE MATTERS
The Audit Committee acts under a written charter available on our website, www.taubman.com, under the Investors - Corporate Governance tab. Each member of the Audit Committee is independent under our Corporate Governance Guidelines and as independence for audit committee members is defined by the rules adopted by the SEC and the NYSE.
As described more fully in its charter, the Audit Committee is responsible for providing independent, objective oversight and review of our accounting and financial reporting functions, including monitoring the effectiveness of our internal control over financial reporting, disclosure controls and internal audit function. Management has the primary responsibility for the preparation, presentation and integrity of our financial statements, accounting and financial reporting principles, internal controls and compliance with applicable laws and regulations. KPMG, our independent registered public accounting firm, is responsible for performing an independent audit of our consolidated financial statements and the effectiveness of our internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (U.S.) (“PCAOB”) and for expressing their opinions thereon.
The responsibilities of the Audit Committee include engaging an accounting firm to be our independent registered public accounting firm and establishing the terms of retention, including compensation. Additionally, the Audit Committee reviews and evaluates, and discusses and consults with management, internal audit personnel and the independent registered public accounting firm on matters which include the following:

•	the plan for, and the independent registered public accounting firm's report on, each audit of our financial statements;

•	the appropriateness of KPMG’s fees, taking into account the size and complexity of TCO and the resources necessary to perform the audit and other engagement matters;

•	the continued independence of our independent registered public accounting firm and the monitoring of any engagement of the independent registered public accounting firm to provide non-audit services;

•	our quarterly and annual financial statements contained in reports filed with the SEC or sent to shareholders;

•	changes in our accounting practices, principles, controls or methodologies, or in our financial statements;

•	significant developments in accounting rules;

•	the adequacy of our internal accounting controls, and accounting, financial and auditing personnel;

•	the adequacy of our ethics and compliance programs; and

•	legal and regulatory matters that may have a material impact on the consolidated financial statements or internal control over financial reporting.
The Audit Committee also considers whether to rotate the independent audit firm. KPMG has been our independent auditor since 2004. KPMG rotates its lead audit engagement partner every five years. The Audit Committee believes there are significant benefits to having an independent auditor with an extensive history with us. These include:

•	Higher quality audit work and accounting advice, due to KPMG’s institutional knowledge of our business and operations, accounting policies and financial systems, and internal control framework; and

•	Operational efficiencies and a resulting lower fee structure because of KPMG’s history and familiarity with our business.

Pre-Approval Policies and Procedures
The Audit Committee has developed policies and procedures concerning its pre-approval of the performance of audit and non-audit services. These policies and procedures provide that the Audit Committee must pre-approve all audit and permitted non-audit services to be performed for us. If a product or service arises that was not already pre-approved, the Audit Committee has delegated to the Chairman of the Audit Committee the authority to consider and pre-approve such services between quarterly meetings of the Audit Committee. In pre-approving all audit services and permitted non-audit services, the Audit Committee or the Chairman of the Audit Committee must consider whether the provision of the permitted non-audit services is consistent with maintaining the independence of our independent registered public accounting firm. Any interim approvals granted by the Chairman of the Audit Committee are reported to the entire Audit Committee at its next regularly scheduled meeting.

KPMG Fees
The following table sets forth the fees we were billed for audit and other services provided by KPMG in 2018 and 2017. All of such services were approved in conformity with the pre-approval policies and procedures described above. The Audit Committee, based on its reviews and discussions with management and KPMG noted above, determined that the provision of these services was compatible with maintaining KPMG's independence.

	2018 ($)	2017 ($)
Audit Fees	1,965,600	2,030,600
Audit-Related Fees	33,580	33,580
Total Fees	1,999,180	2,064,180
Audit Fees. Audit fees relate to professional services rendered by KPMG for the audits of our annual financial statements and our internal control over financial reporting, review of the financial statements included in our quarterly reports on Form 10-Q and services that are normally provided by the accountant in connection with these filings. The table includes $792,600 and $777,600 in 2018 and 2017, respectively, related to individual shopping center audit reports.
Audit-Related Fees. Audit-related fees relate to assurance and related services by KPMG that are reasonably related to the performance of the audit or review of our financial statements. In 2018 and 2017, audit-related services primarily consisted of fees for services related to the audit of an employee benefit plan.

REPORT OF THE AUDIT COMMITTEE
In connection with our annual report on Form 10-K for the year ended December 31, 2018, and the consolidated financial statements to be included therein, the Audit Committee has reviewed and discussed with management and the independent auditor our audited consolidated financial statements and related footnotes for the fiscal year ended December 31, 2018, and the independent auditor’s report on those financial statements. KPMG presented the matters required to be discussed with the Committee by Public Company Accounting Oversight Board (“PCAOB”) standards and Rule 2-07 of SEC Regulation S-X and Statement on Auditing Standard No. 1301, as amended. This review included a discussion with management and the independent auditor of the quality (not merely the acceptability) of our accounting principles, the reasonableness of significant estimates and judgments, and the disclosures in our consolidated financial statements, including the disclosures relating to critical accounting policies. The Audit Committee received the written disclosures and letter from KPMG required by the applicable requirements of the PCAOB regarding KPMG's communications with the Audit Committee concerning independence, and has discussed with KPMG its independence with respect to TCO.
Based upon these reviews and discussions, the Audit Committee recommended to the Board that our audited financial statements be included in the annual report on Form 10-K for the year ended December 31, 2018 filed with the SEC.
The Audit Committee

Ronald W. Tysoe, Chairman
Michael J. Embler
Nancy Killefer
Jonathan Litt

PROPOSAL 2 - RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2019
Although shareholder ratification of the appointment is not required by law and is not binding on us, the Audit Committee will take the appointment of KPMG under advisement if such appointment is not ratified by the affirmative vote of two-thirds of the shares of Voting Stock outstanding on the record date. KPMG has served as our independent registered public accounting firm since 2004, and the appointment of KPMG in such years was ratified by our shareholders at the respective annual meetings. See “Audit Committee Matters” for a description of fees in 2018 and 2017 and other matters related to KPMG's provision of services to TCO.
We expect that representatives of KPMG will be present at the annual meeting and will be available to respond to appropriate questions. Such representatives will also have an opportunity to make a statement.
The Board recommends that the shareholders vote FOR the ratification of KPMG as our independent registered public accounting firm for the year ending December 31, 2019.

PROPOSAL 3 - ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION
The Board proposes that shareholders provide advisory (non-binding) approval of the compensation of our named executive officers, as disclosed in this proxy statement in accordance with the SEC's rules (commonly known as a “say-on-pay” proposal). We recognize the interest our shareholders have in the compensation of our executives and we are providing this advisory proposal in recognition of that interest and as required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act.
In a non-binding advisory vote on the frequency of the say-on-pay proposal held at our 2017 annual meeting of shareholders, shareholders voted in favor of holding say-on-pay votes annually. In light of this result and other factors considered by the Board, the Board determined that we would hold advisory say-on-pay votes on an annual basis until the next required advisory vote on such frequency, to be held no later than 2023.
As described in detail under the heading “Compensation Discussion and Analysis,” our NEO compensation program is designed to attract, motivate, and retain our named executive officers, who are critical to our success, and ensure an alignment of interests of such persons with our shareholders. Under this program, our NEOs are rewarded for their service to us, the achievement of specific performance goals and the realization of increased shareholder value. We believe our executive officer compensation programs also are structured appropriately to support us and our business objectives, as well as to support our culture. The Compensation Committee regularly reviews the compensation programs for our NEOs to ensure the fulfillment of our compensation philosophy and goals.
Please read the “Compensation Discussion and Analysis,” beginning on page 37 (which includes an Executive Summary), and the “Named Executive Officer Compensation Tables,” beginning on page 57, for additional details about our NEO compensation program, including information about the target and earned compensation of our NEOs in 2018.
We are asking our shareholders to indicate their support for our NEO compensation as described in this proxy statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this proxy statement. Accordingly, we will ask our shareholders to vote “FOR” the following resolution at the annual meeting:
“RESOLVED, that our shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in our Proxy Statement for the 2019 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure.”
The say-on-pay vote is advisory, and therefore not binding on us, the Compensation Committee or the Board. We value the opinions of our shareholders and to the extent that this proposal is not approved by a significant margin, the Compensation Committee will evaluate whether any actions are necessary to address the general concerns expressed by this vote.
The Board recommends that the shareholders vote FOR the approval of the compensation of our NEOs, as disclosed in this proxy statement pursuant to the rules of the SEC.

ADDITIONAL INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934, as amended (the Exchange Act), requires our directors, our executive officers and persons who beneficially own more than 10% of a registered class of our equity securities (“insiders”) to file reports with the SEC regarding their pecuniary interest in any of our equity securities and any changes thereto, and to furnish copies of these reports to us. Based on our review of the insiders' forms furnished to us or filed with the SEC and representations made by the directors and executive officers of TCO, no insider failed to file on a timely basis a Section 16(a) report in 2018.
The Board has determined that the current members of the Compensation Committee qualify as non-employee directors as defined in Rule 16b-3 of the Exchange Act.

Cost of Proxy Solicitation
The cost of preparing, assembling and mailing the proxy material on behalf of TCO will be paid by us. We will request brokers, banks and other nominees to send the proxy materials to, and to obtain proxies from, the beneficial owners and will reimburse such holders for their reasonable expenses in doing so. In addition, our directors, officers and regular employees may solicit proxies by mail, email, telephone, facsimile or in person, but they will not receive any additional compensation for such work. Further, Innisfree M&A Incorporated has been retained to provide proxy solicitation services for a fee not to exceed $25,000 (excluding expenses).

Presentation of Shareholder Proposals and Nominations at 2020 Annual Meeting
Any shareholder proposal intended to be included in our proxy statement and form of proxy for the 2020 annual meeting (pursuant to Rule 14a-8 of the Exchange Act) must be received by our Secretary, Chris Heaphy, 200 East Long Lake Road, Suite 300, Bloomfield Hills, Michigan 48304-2324 by the close of business on January 7, 2020, and must otherwise be in compliance with the requirements of the SEC's proxy rules.
Any director nomination or shareholder proposal of other business intended to be presented for consideration at the 2020 annual meeting, but not intended to be considered for inclusion in our proxy statement and form of proxy relating to such meeting (i.e. not pursuant to Rule 14a-8 of the Exchange Act), must be received by us at the address in the preceding paragraph between January 31, 2020 and the close of business on March 1, 2020 to be considered timely. However, if the 2020 annual meeting occurs more than 30 days before or 60 days after May 30, 2019, we must receive nominations or proposals (A) not later than the close of business on the later of the 90th day prior to the date of the 2020 annual meeting or the 10th day following the day on which public announcement is made of the date of the 2020 annual meeting, and (B) not earlier than the 120th day prior to the 2020 annual meeting. See “Board Matters-Committees of the Board-Nominating and Corporate Governance Committee” for further information on the advance notice provisions set forth in the by-laws.

Householding
We have elected to send a single copy of our annual report and this proxy statement to any household at which two or more shareholders reside unless one of the shareholders at such address provides notice that he or she desires to receive individual copies or has elected e-mail delivery of proxy materials. A separate proxy card is included in the proxy materials for each of these shareholders.This “householding” practice reduces our printing and postage costs. Shareholders may request to discontinue or re-start householding, or request a separate copy of the 2018 annual report and 2019 proxy statement (which will be delivered promptly upon request), as follows:

•	Shareholders owning their Voting Stock through a broker, bank or other nominee should contact such record holder directly; and

•
Shareholders of record who would like to request to discontinue or re-start householding, should contact Broadridge Investor Communications Solutions, toll-free at 1-866-540-7095, or may write to: Broadridge Investor Communications Solutions, Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

•
Shareholders of record who would like to request a separate copy of the 2018 annual report and this 2019 proxy statement, see "About the Meeting - How can I access TCO's proxy materials and other reports filed with the SEC?".

2018 ANNUAL REPORT
Our annual report for the year ended December 31, 2018, including financial statements for the three years ended December 31, 2018 audited by KPMG, our independent registered public accounting firm, is being furnished with the proxy statement through the Internet, via e-mail or by paper delivery. See “About the Meeting - How can I access TCO's proxy materials and other reports filed with the SEC?” for further information about delivery of the 2018 annual report.
We urge you to vote promptly to ensure that your shares are represented at the annual meeting.
By Order of the Board of Directors,
Robert S. Taubman,
Chairman of the Board, President and
Chief Executive Officer
April 30, 2019
Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on May 30, 2019

You may access our proxy statement and 2018 Annual Report on-line at investors.taubman.com. Your cooperation in giving this matter your immediate attention and in voting your proxies promptly is appreciated.

Taubman

TAUBMAN CENTERS, INC.
200 EAST LONG LAKE RD.
SUITE 300
BLOOMFIELD HILLS, MI 48304-2324

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 24, 2019 for shareholders in The Taubman Company's 401(k) Plan and up until 11:59 P.M. Eastern Time on May 29, 2019 for registered and Series B Preferred shareholders. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by Taubman Centers, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 24, 2019 for shareholders in The Taubman Company's 401(k) Plan and up until 11:59 P.M. Eastern Time on May 29, 2019 for registered and Series B Preferred shareholders. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR ALL nominees for director.

For All	Withhold All	For All Except
☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

1. Election of Directors

Nominees

01) Mayree C. Clark 02) Michael J. Embler 03) Janice L. Fields 04) Michelle J. Goldberg 05) Nancy Killefer
06) Ronald W. Tysoe

The Board of Directors recommends you vote FOR proposals 2 and 3.

NOTE: Election of nominees above is for terms expiring in 2020.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date		Signature (Joint Owners)	Date

0000423120_1 R1.0.1.18

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/are available at www.proxyvote.com

THIS PROXY IS SOLICITED ON BEHALF OF
THE BOARD OF DIRECTORS
ANNUAL MEETING OF SHAREHOLDERS – MAY 30, 2019

The undersigned appoints each of Robert S. Taubman, Simon J. Leopold and Chris B. Heaphy, with full power of substitution, to represent the undersigned at the annual meeting of shareholders of Taubman Centers, Inc. on May 30, 2019 and at any adjournment or postponement, and to vote at such meeting the shares of Common Stock and Series B Preferred Stock that the undersigned would be entitled to vote if personally present in accordance with the following instructions and to vote in their judgment upon all other matters that may properly come before the meeting and any adjournment or postponement. The undersigned revokes any proxy previously given to vote at such meeting.

EXCEPT AS SET FORTH BELOW FOR SHARES HELD IN THE TAUBMAN COMPANY AND RELATED ENTITIES EMPLOYEE RETIREMENT SAVINGS PLAN, IF THIS PROXY IS PROPERLY EXECUTED AND NO INSTRUCTION IS PROVIDED FOR SUCH ITEMS, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR ALL NOMINEES FOR DIRECTOR AND FOR PROPOSALS 2 AND 3.

This proxy also provides voting instructions for shares for which the undersigned has the right to give voting instructions to Vanguard Fiduciary Trust Company, Trustee of the Taubman Stock Fund in The Taubman Company and Related Entities Employee Retirement Savings Plan (the "401(k) Plan"). This proxy, when properly executed, will be voted as directed. If no direction is given to the Trustee by 11:59 P.M. Eastern Time on May 24, 2019 the 401(k) Plan's Trustee will vote shares held in the plan in the same proportion as votes received from other participants in the 401(k) Plan.

0000423120_2 R1.0.1.18

Continued and to be signed on reverse side